Exhibit 4.5

EXECUTION VERSION

$40,000,000

REVOLVING CREDIT AGREEMENT

dated as of January 13, 2014,

by and among

NATC HOLDING COMPANY, INC.,
as Holdings,

NORTH ATLANTIC TRADING COMPANY, INC.,
as Borrower,

THE LENDERS REFERRED TO HEREIN,
as Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Sole Lead Arranger and Sole Bookrunner

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ii

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EXHIBITS

Exhibit A	-	[Reserved]
Exhibit B	-	Form of LIBOR Notice
Exhibit C	-	Form of Borrowing Base Certificate
Exhibit D	-	[Reserved]
Exhibit E	-	[Reserved]
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit I	-	Form of Guaranty and Security Agreement
Exhibit J	-	[Reserved]
Exhibit K	-	[Reserved]
Exhibit L	-	Subordination Terms

SCHEDULES

Schedule A-1	-	Agent’s Account
Schedule A-2	-	Authorized Person
Schedule D	-	Designated Account
Schedule 1.1	-	Commitments
Schedule 2.3	-	Controlled Accounts
Schedule 4.1	-	Closing Date Security Documents and Loan Documents
Schedule 5.1	-	Jurisdictions of Organization and Qualification
Schedule 5.2	-	Subsidiaries and Capitalization
Schedule 5.6	-	Tax Matters
Schedule 5.9	-	Employee Benefit Plans
Schedule 5.12	-	Material Contracts
Schedule 5.13	-	Labor and Collective Bargaining Agreements
Schedule 5.18	-	Real Property
Schedule 5.26	-	Insurance
Schedule 5.30	-	Locations of Inventory
Schedule 5.32	-	Bollore Distribution Agreements
Schedule 6.2	-	Collateral Reports
Schedule 6.14(d)	-	Real Property Collateral Requirements
Schedule 6.20	-	Post-Closing Matters
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.3	-	Existing Loans, Advances and Investments
Schedule 7.7	-	Transactions with Affiliates

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REVOLVING CREDIT AGREEMENT, dated as of January 13, 2014, by and among NATC HOLDING COMPANY, INC., a Delaware corporation, as Holdings, NORTH ATLANTIC TRADING COMPANY, INC., a Delaware corporation, as Borrower, the lenders who are party to this Agreement and the lenders who may become a party to this Agreement pursuant to the terms hereof, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders.

STATEMENT OF PURPOSE

WHEREAS, the Borrower has requested that (i) the Lenders extend credit to the Borrower in the form of Loans under this Agreement on the Closing Date in an aggregate principal amount of up to $40,000,000, (ii) certain other lenders extend credit to the Borrower in the form of the First Lien Term Loan Facility on the Closing Date in a maximum aggregate principal amount of $170,000,000 and (iii) certain other lenders extend credit to the Borrower in the form of the Second Lien Term Loan Facility on the Closing Date in a maximum aggregate principal amount of $80,000,000; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Administrative Agent and the Lenders have agreed to extend the Revolving Facility to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“ABL Intercreditor Agreement” means that certain ABL Intercreditor Agreement dated as of the date hereof by and among each Credit Party, Wells Fargo Bank, National Association, as Initial ABL Facility Agent, Wells Fargo Bank, National Association, as Initial First Lien Term Loan Facility Agent, and Wells Fargo Bank, National Association, as Initial Second Lien Term Loan Facility Agent.

“ABL Priority Collateral” has the meaning assigned to such term in the ABL Intercreditor Agreement.

“Account” means an account (as that term is defined in the UCC).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Acquired Entity” means 100% of the Equity Interests of any Person that is not already a Subsidiary or an Unrestricted Subsidiary of the Borrower, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Domestic Subsidiary of the Borrower (or shall be merged with and into the Borrower or another Wholly-Owned Domestic Subsidiary of the Borrower; provided that (i) in the case of any such merger involving the Borrower, the Borrower shall be the surviving or continuing Person, and (ii) in the case of any such merger involving any other Credit Party, such Credit Party shall be the surviving or continuing Person).

“Administrative Agent” means Wells Fargo, in its capacity as administrative agent and collateral agent hereunder, and any successor thereto appointed pursuant to Section 9.6.

“Administrative Agent Fee Letter” means the administrative agent fee letter, dated as of the Closing Date, between Holdings, the Borrower and the Administrative Agent.

“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 10.1(c).

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or (b) any Person that directly or indirectly owns ten percent (10%) or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.

“Agent-Related Persons” means the Administrative Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Administrative Agent identified on Schedule A-1 (or such other Deposit Account of Administrative Agent that has been designated as such, in writing, by Administrative Agent to Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by the Borrower and the Guarantors to the Administrative Agent under the Loan Documents securing the Obligations.

“Agreement” means this Credit Agreement.

“Anti-Terrorism Laws” has the meaning assigned thereto in Section 5.20.

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities (including all Tobacco Laws and Environmental Laws) and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrower for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including March 31, 2014, the Applicable Margin shall be set at the margin in the row styled “Level II”; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled “Level III”:

Pricing Level	Average Excess Availability	Applicable Margin for Base Rate Loans (the “Base Rate Margin”)	Applicable Margin for LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	> $30,000,000	1.25%	2.25%
II	<$30,000,000 but > $15,000,000	1.50%	2.50%
III	< $15,000,000	1.75%	2.75%

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The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrower.

“Application Event” means the occurrence of (a) a failure by Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Administrative Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.3(b)(ii).

“Arranger” means Wells Fargo, in its capacity as sole lead arranger and sole bookrunner.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests) by any Credit Party or any Subsidiary thereof (or the granting of any option or other right to do any of the foregoing), and any issuance of Equity Interests by the Borrower to any Person other than Holdings or by any Subsidiary of the Borrower to any Person that is not the Borrower or any Wholly-Owned Subsidiary thereof. The term “Asset Disposition” shall not include (a) the sale of inventory in the ordinary course of business, (b) any other transaction permitted pursuant to Section 7.4, (c) the write -off, discount, sale or other disposition of receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction, (d) the disposition of any Hedge Agreement, (e) the disposition of Investments in cash or Cash Equivalents, (f) the transfer by any Credit Party of its assets to the Borrower or any other Credit Party, (g) the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that, in connection with any such transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined by it in good faith at the time of such transfer), (h) the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary and (i) any sale, transfer or disposition of property for Net Cash Proceeds which, when taken collectively with the Net Cash Proceeds of any other such sale, transfer or disposition of property that were consummated (x) since the beginning of the calendar year in which such sale, transfer or disposition is consummated, do not exceed $1,000,000 and (y) on or after the Closing Date, do not exceed $2,500,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date of determination, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease Obligation.

“Authorized Person” means any one of the individuals identified on Schedule A-2, as such schedule is updated from time to time by written notice from Borrower to the Administrative Agent.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Revolving Loans under Section 2.1 (after giving effect to the then outstanding Revolver Usage).

“Average Excess Availability” means, with respect to any period, the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

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“Bank Product” means any one or more of the following financial products or accommodations extended to a Credit Party or any of their respective Subsidiaries by a Bank Product Provider: (a) credit cards (including commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services and (f) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by a Credit Party or any of their respective Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to the Administrative Agent) to be held by the Administrative Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Administrative Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by Holdings or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by a Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all Hedge Obligations, and (c) all amounts that Administrative Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Administrative Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Holdings or its Subsidiaries; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Wells Fargo or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Administrative Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to Holdings or its Subsidiaries.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Bank Product Provider with respect to a Bank Product unless and until Administrative Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to Holdings or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Bank Product Providers and the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall no longer constitute Bank Product Obligations.

“Bank Product Provider Agreement” means an agreement between a Bank Product Provider and Administrative Agent in form and substance satisfactory to Administrative Agent.

“Bank Product Reserves” means, as of any date of determination, those reserves that the Administrative Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of Credit Parties and their Subsidiaries in respect of Bank Product Obligations) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

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“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50%, and (c) LIBOR Rate for an Interest Period of one month plus 1.00% per annum; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR Rate (provided that clause (c) shall not be applicable during any period in which LIBOR Rate is unavailable or unascertainable).

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Board of Directors” means, with respect to any Person, the Board of Directors (or equivalent governing body) of such Person or any committee of the Board of Directors (or equivalent governing body) of such Person duly authorized, with respect to any particular matter, to exercise the power of the Board of Directors (or equivalent governing body) of such Person.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bollore” means Bollore Technologies S.A. and/or Bollore S.A., as applicable.

“Bollore Distribution Agreements” means the Intellectual Property Licenses (as defined in the Guaranty and Security Agreement) and distribution agreements entered into by and between Bollore and any Credit Party that govern the distribution of Inventory or otherwise set forth the rights or obligations of any Credit Party with respect to Intellectual Property owned or controlled by Bollore.

“Borrower” means North Atlantic Trading Company, Inc., a Delaware corporation.

“Borrower Materials” has the meaning assigned thereto in Section 6.2.

“Borrowing” means a borrowing consisting of Revolving Loans made on the same day by the Lenders (or the Administrative Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Administrative Agent in the case of an Extraordinary Advance.

“Borrowing Base” “Borrowing Base” means, as of any date of determination, the result of:

(a)         85% of the amount of Eligible Accounts of the Credit Parties, less the amount, if any, of the Dilution Reserve, plus

(b)         the lesser of (i) the product of 70% multiplied by the Value of Eligible Leaf Tobacco Inventory and Eligible WIP Inventory of the Credit Parties at such time, and (ii) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by the Administrative Agent multiplied by the Value of Eligible Leaf Tobacco Inventory and Eligible WIP Inventory (such determination may be made as to different categories of Eligible Leaf Tobacco Inventory and Eligible WIP Inventory based upon the Net Recovery Percentage applicable to such categories) of the Credit Parties at such time; provided that the aggregate amount of Eligible WIP Inventory included in the determination of the Borrowing Base shall not exceed $3,000,000, plus

(c)         the lesser of (i) the product of 75% multiplied by the Value of Eligible Finished Goods Inventory of the Credit Parties at such time, and (ii) the product of 85% multiplied by the Net Recovery Percentage identified in the most recent inventory appraisal ordered and obtained by the Administrative Agent multiplied by the Value of Eligible Finished Goods Inventory (such determination may be made as to different categories of Eligible Finished Goods Inventory based upon the Net Recovery Percentage applicable to such categories) of the Credit Parties at such time, minus

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(d)        the aggregate amount of reserves, if any, established by the Administrative Agent in its Permitted Discretion under Section 2.1(c).

“Borrowing Base Certificate” means a certificate in the form of Exhibit C.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, or any Base Rate Loan as to which the interest rate is determined by reference to LIBOR Rate, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (b) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest short-term rating obtainable from either S&P or Moody’s, (c) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a long-term rating of “A” (or equivalent) or better by a nationally recognized rating agency; provided that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, and (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) and other cash management arrangements.

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“Change in Control” means the occurrence of any of the following:

(a)         any sale, lease, exchange or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of Holdings and its Subsidiaries, other than a transaction or series of transactions in which the transferee is controlled by the Management Group (other than Standard General LP and its Affiliates);

(b)         a majority of the Board of Directors of the Borrower or of Holdings shall consist of Persons who are not Continuing Directors of the Borrower or of Holdings, as the case may be;

(c)         (i) any Person or group of related Persons (other than the Management Group) for purposes of Section 13(d) of the Exchange Act, becomes the beneficial owner of the power, directly or indirectly, to vote or direct the voting of securities having more than fifty percent (50%) of the ordinary voting power for the election of directors of Parent or (ii) any Person together with its Affiliates becomes the owner, directly or indirectly, of more than sixty-six and two-thirds (66 2/3%) of the economic interests of Parent;

(d)         Holdings shall cease to directly own all of the Equity Interests of the Borrower, free and clear of all Liens (other than Permitted Liens) or Parent shall cease to directly or indirectly own all of the Equity Interests of Holdings;

(e)         the Borrower shall cease to directly or indirectly own all of the Equity Interests of each Credit Party, free and clear of all Liens (other than Permitted Liens); or

(f)         any “change in control” or similar provision under (and as set forth in) any indenture, agreement or other instrument evidencing any Indebtedness or Equity Interests in excess of $5,000,000 obligating Holdings or any of its Subsidiaries to repurchase, redeem or repay all or any part of the Indebtedness or Equity Interests provided for therein.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means the collateral security for the Obligations pledged or granted pursuant to the Security Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Holding’s or its Subsidiaries’ books and records or Inventory, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

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“Collateral Access Reserve” means, as of any date of determination, as to each location at which a Credit Party has Inventory or books and records located and as to which a Collateral Access Agreement has not been received by the Administrative Agent, (a) in the case of a leased location, a reserve in an amount up to three months rent under the lease relative to such location and (b) in the case of a warehouse or processor location, a reserve in an amount up to the average accounts payable of the Credit Parties relative to such location based on the most recent three months plus such additional reserves as the Administrative Agent deems necessary or appropriate in its Permitted Discretion to establish or maintain with respect to such location.

“Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, cash proceeds of assets sales, rental proceeds and tax refunds).

“Commitment” means, with respect to each Lender, its Revolver Commitment and, with respect to all Lenders, their Revolver Commitments in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Lender became a Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 10.9.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) income and franchise taxes, (ii) Consolidated Interest Expense, (iii) amortization, depreciation and other non-cash charges or non-cash losses or non-cash items decreasing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period, amortization of a prepaid cash expense that was paid in a prior period or a reserve for cash charges to be taken in the future), (iv) extraordinary, non-recurring or unusual losses, (v) Transaction Costs, (vi) without duplication of any amounts added back in calculating Consolidated EBITDA pursuant to the definition of Pro Forma Basis, non-recurring one-time costs and expenses incurred in connection with operating improvements, restructurings and other similar initiatives, in each case to the extent such amounts represent, when combined with all amounts added back to Consolidated EBITDA pursuant to clause (b) of the definition of Pro Forma Basis, less than five percent (5%) of Consolidated EBITDA (determined without giving effect to this clause (vi) or such clause (b)) and (vii) product launch costs in an amount not to exceed $1,500,000 in any period of four (4) consecutive fiscal quarters less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary gains and (iii) non-cash gains or non-cash items increasing Consolidated Net Income. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.

“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Reference Period ending on or immediately prior to such date minus Unfinanced Capital Expenditures made or incurred during the Reference Period ending on or immediately prior to such date to (b) Consolidated Fixed Charges for the Reference Period ending on or immediately prior to such date.

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“Consolidated Fixed Charges” means, for any period, the sum of the following determined on a Consolidated basis for such period, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Interest Expense accrued during such period, (b) scheduled principal payments with respect to Indebtedness that are due and payable during such period, (c) federal, state, local and foreign income taxes paid or payable in cash during such period and (d) Restricted Payments paid (whether in cash or other property, but excluding Restricted Payments made pursuant to Sections 7.6(a), (b), (c) and, to the extent duplicative of amounts described in clause (c) above, (g)) during such period.

“Consolidated Interest Expense” means, for any period, determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements), premium payments, debt discounts, fees, charges and related expenses with respect to any and all Indebtedness of the Borrower and its Subsidiaries for such period; provided that notwithstanding the foregoing, “Consolidated Interest Expense” (i) for the twelve fiscal months ended January 31, 2014 shall be deemed to be Consolidated Interest Expense for the fiscal month ended January 31, 2014 multiplied by twelve, (ii) for the twelve fiscal months ended February 28, 2014 shall be deemed to be Consolidated Interest Expense for the two consecutive fiscal months ended February 28, 2014 multiplied by six, (iii) for the twelve fiscal months ended March 31, 2014 shall be deemed to be Consolidated Interest Expense for the three consecutive fiscal months ended March 31, 2014 multiplied by four, (iv) for the twelve fiscal months ended April 30, 2014 shall be deemed to be Consolidated Interest Expense for the four consecutive fiscal months ended April 30, 2014 multiplied by three, (v) for the twelve fiscal months ended May 31, 2014 shall be deemed to be Consolidated Interest Expense for the five consecutive fiscal months ended May 31, 2014 multiplied by 12/5, (vi) for the twelve fiscal months ended June 30, 2014 shall be deemed to be Consolidated Interest Expense for the six consecutive fiscal months ended June 30, 2014 multiplied by two, (vii) for the twelve fiscal months ended July 31, 2014 shall be deemed to be Consolidated Interest Expense for the seven consecutive fiscal months ended July 31, 2014 multiplied by 12/7, (viii) for the twelve fiscal months ended August 31, 2014 shall be deemed to be Consolidated Interest Expense for the eight consecutive fiscal months ended August 31, 2014 multiplied by 3/2, (ix) for the twelve fiscal months ended September 30, 2014 shall be deemed to be Consolidated Interest Expense for the nine consecutive fiscal months ended September 30, 2014 multiplied by 4/3, (x) for the twelve fiscal months ended October 31, 2014 shall be deemed to be Consolidated Interest Expense for the ten consecutive fiscal months ended October 31, 2014 multiplied by 6/5, and (xi) for the twelve fiscal months ended November 30, 2014 shall be deemed to be Consolidated Interest Expense for the eleven consecutive fiscal months ended November 30, 2014 multiplied by 12/11; provided, further, that all interest, premium payments, debt discounts, fees, charges and related expenses paid in connection with the Refinancing, including any Transaction Costs in connection therewith, shall be excluded from the calculation of Consolidated Interest Expense.

“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which Holdings or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to Holdings or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or any of its Subsidiaries or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to Holdings or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes, and (d) any gain or loss from Asset Dispositions during such period.

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“Continuing Directors” of any Person means, as of any date of determination, any Person who (a) was a member of the Board of Directors of such Person on the Closing Date or (b) was nominated for election or elected to the Board of Directors of such Person with the affirmative vote of a majority of the Continuing Directors of such Person who were members of such Board of Directors at the time of such nomination or election.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Agreement” means a deposit account control agreement or a securities account control agreement, in form and substance reasonably satisfactory to the Administrative Agent, executed and delivered by the Borrower or one of its Subsidiaries, the Administrative Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Controlled Account” has the meaning specified therefor in Section 2.3(d)(i).

“Controlled Account Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Administrative Agent, each of which is executed and delivered by a Credit Party, Administrative Agent, and one of the Controlled Account Banks.

“Controlled Account Bank” has the meaning specified therefor in Section 2.3(d)(i).

“Credit Parties” means, collectively, the Borrower, Holdings and the Subsidiary Guarantors.

“Debt Issuance” means the issuance or incurrence of any Indebtedness for borrowed money by any Credit Party or any of its Subsidiaries.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 which, with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

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“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under this Agreement within two (2) Business Days of the date that it is required to do so under this Agreement (including the failure to make available to Administrative Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) has notified the Borrower, the Administrative Agent, the Issuing Bank or the Swing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower, the Issuing Bank or the Swing Lender and each Lender.

“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Deposit Account” means any deposit account (as that term is defined in the UCC).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to the Administrative Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to the Administrative Agent).

“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior three (3) months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Credit Parties’ Accounts during such period, by (b) such Credit Party’s net billings with respect to Accounts during such period.

“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5%.

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“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance of such Equity Interests; provided that if such Equity Interests are issued pursuant to a plan for the benefit of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

“Drawing Document” means any Letter of Credit or other document presented for purposes of drawing under any Letter of Credit.

“Eligible Accounts” means those Accounts created by any Credit Party in the ordinary course of its business, that are bona fide existing payment obligations of the applicable Account Debtor and arise out of such Credit Party’s sale of goods or rendition of services, that comply with each of the representations, warranties and covenants respecting Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) the Administrative Agent from time to time after the Closing Date. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates. Eligible Accounts shall not include the following:

(a)        (i) Accounts that the Account Debtor has failed to pay within 60 days of original invoice date or 30 days of the original due date or (ii) Accounts with selling terms of more than 45 days,

(b)        Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,

(c)        Accounts with respect to which the Account Debtor is an Affiliate of a Credit Party or an employee or agent of Borrower or any Affiliate of a Credit Party,

(d)        Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)        Accounts that are not payable in Dollars,

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(f)           Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or Canada or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to the Administrative Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to the Administrative Agent,

(g)           Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which Credit Parties have complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States,

(h)           Accounts with respect to which the Account Debtor is a creditor of a Credit Party, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)           Accounts with respect to an Account Debtor whose total obligations owing to Credit Parties exceed (i) with respect to COD Company, 40%, (ii) with respect to each of Core-mark Holding Company, Imperial Tobacco Canada and McLane Company, 30% for each and (iii) with respect to all other Account Debtors, 10% (such percentages, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentages shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limits; provided further that there shall be no limitation under this clause (i) on Accounts with respect to an Account Debtor that maintains an investment grade rating from both S&P and Moody’s,

(j)           Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any Credit Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)           Accounts, the collection of which, the Administrative Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l)           Accounts that are not subject to a valid and perfected first priority the Agent’s Lien,

(m)         Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)           Accounts with respect to which the Account Debtor is a Sanctioned Person,

(o)           Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Credit Party of the subject contract for goods or services, or

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(p)           Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination with respect to such target, in each case, reasonably satisfactory to the Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section10.9 (b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 10.9(b)(iii)).

“Eligible Finished Goods Inventory” means Inventory that qualifies as Eligible Inventory and consists of first quality finished goods held for sale in the ordinary course of Borrower’s business.

“Eligible Inventory” means Inventory of any Credit Party, that complies with each of the representations, warranties and covenants respecting Eligible Inventory made in the Loan Documents, and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by the Administrative Agent in the Administrative Agent’s Permitted Discretion to address the results of any field examination or appraisal performed by the Administrative Agent from time to time after the Closing Date. An item of Inventory shall not be included in Eligible Inventory if:

(a)           a Credit Party does not have good, valid, and marketable title thereto,

(b)           it is not located at one of the locations in the continental United States set forth on Schedule 5.30 to the Agreement (or in-transit from one such location to another such location),

(c)           it is in-transit to or from a location of a Credit Party (other than in-transit from one location set forth on Schedule 5.30 to the Agreement to another location set forth on Schedule 5.30 to the Agreement),

(d)           it is located on real property leased by a Credit Party, in a contract warehouse or at a third party processor, in each case, unless either (i) it is subject to a Collateral Access Agreement executed by the lessor, warehouseman or processor, as the case may be, and unless it is segregated or otherwise separately identifiable from goods of others, if any, stored or processed on the premises or (ii) the Administrative Agent has established a Collateral Access Reserve with respect to such location (it being understood and agreed that the Administrative Agent shall establish a Collateral Access Reserve for any such real property or location for which a Collateral Access Agreement has not been obtained),

(e)           it is located on real property where the aggregate Value of the Eligible Inventory at such location is less than $100,000; provided that up to $100,000 of such Inventory shall not be excluded by this clause (e),

(f)           it is the subject of a bill of lading or other document of title,

(g)          it is not subject to a valid and perfected first priority Agent’s Lien,

(h)          it consists of goods returned or rejected by a Credit Party’s customers; provided that goods shall not be excluded by this clause (g) to the extent that the aggregate Value of such goods does not exceed $2,000,000 at any time and such goods are first quality and otherwise resalable in the ordinary course of Borrower’s business,

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(i)           it consists of goods that are obsolete or slow moving or not of good and merchantable quality, restrictive or custom items, work-in-process (other than Eligible WIP Inventory), raw materials (other than Eligible Leaf Tobacco Inventory), or goods that constitute spare parts, packaging and labeling materials (other than packaging and labeling that constitute Eligible Finished Goods Inventory) and shipping materials, supplies used or consumed in Credit Parties business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment,

(j)           it is subject to third party trademark, licensing or other proprietary rights, unless the Administrative Agent is satisfied that such Inventory can be freely sold by the Administrative Agent on and after the occurrence of an Event of a Default despite such third party rights (it being acknowledged that the Administrative Agent is satisfied that the Bollore Distribution Agreements as in effect of the Closing Date do not restrict the sale of Inventory by the Administrative Agent on and after the occurrence of an Event of a Default), or

(k)           it was acquired in connection with a Permitted Acquisition, until the completion of an appraisal and field examination of such Inventory, in each case, reasonably satisfactory to the Administrative Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition).

“Eligible Leaf Tobacco Inventory” means Inventory that qualifies as Eligible Inventory and consists of green or processed leaf tobacco and other raw tobacco materials.

“Eligible WIP Inventory” means Inventory that qualifies as Eligible Inventory and that is being processed into Eligible Finished Goods Inventory.

“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata or sediment, and natural resources such as wetlands, flora and fauna or as otherwise defined in any Environmental Law.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any (a) actual or alleged noncompliance with or liability under any Environmental Law including any failure to obtain, maintain or comply with any permit issued, or any approval given, under any such Environmental Law, (b) the generation, use handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of the Environment or the protection of human health and safety, including requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

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“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“Equity Issuance” means (a) any issuance by Holdings of shares of its Equity Interests to any Person that is not a Credit Party (including in connection with the exercise of options or warrants or the conversion of any debt securities to equity) and (b) any capital contribution from any Person that is not a Credit Party into any Credit Party or any Subsidiary thereof. The term “Equity Issuance” shall not include (A) any Asset Disposition or (B) any Debt Issuance.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Holdings and its Subsidiaries aged in excess of historical levels with respect thereto and all book overdrafts of Holdings and its Subsidiaries in excess of historical practices with respect thereto, in each case as determined by Administrative Agent in its Permitted Discretion.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Deposit Accounts” means, collectively (a) Deposit Accounts of Credit Parties with amounts on deposit that, when aggregated with the amounts on deposit in all other Deposit Accounts for which a Control Agreement has not been obtained (other than those specified in clauses (b) and (c)), do not exceed $200,000 at any time, (b) Deposit Accounts specially and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for any Credit Party’s or its Subsidiaries’ employees and (c) that certain Deposit Account in the name of North Atlantic Operating Company, Inc. maintained with JPMorgan Chase Bank, N.A. ending in account number 1062 (the “LC Excluded Deposit Account”), the funds in which are used solely as cash collateral to secure any issued and outstanding letters of credit issued by JPMorgan Chase Bank, N.A. for the account of the Borrower that are outstanding on the Closing Date (the “JPM LCs”), provided that (i) the amount of funds on deposit in the LC Excluded Deposit Account shall at no time exceed the lesser of (A) $2,600,000 and (B) the amount of funds required to cash collateralize the JPM LCs, and the LC Excluded Deposit Account shall constitute an Excluded Deposit Account only for the period of time during which the JPM LCs remain outstanding and are required to be cash collateralized.

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“Excluded Securities Accounts” means, collectively, Securities Accounts of Credit Parties with Property therein with an aggregate value that, when aggregated with Property in all other Securities Accounts for which a Control Agreement has not been obtained, do not exceed $200,000 at any time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes (and any Taxes similar to branch profits Taxes), in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.12(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.11, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.11(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement, dated as of July 15, 2013, among Parent, the Borrower, certain subsidiaries of the Borrower, the lenders party thereto and Jefferies Finance LLC, as administrative agent and collateral agent.

“Existing Second Lien Notes” means the Borrower’s 11½% Second Lien Notes due 2016, issued pursuant to the Existing Second Lien Notes Indenture.

“Existing Second Lien Notes Indenture” means the Indenture, dated as of July 28, 2011, among Parent, the Credit Parties and the Existing Second Lien Notes Trustee, as in effect on the Closing Date.

“Existing Second Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee under the Existing Second Lien Notes Indenture.

“Existing Third Lien Notes” means the Borrower’s 19% Third Lien Notes due 2017, issued pursuant to the Existing Third Lien Notes Indenture.

“Existing Third Lien Notes Indenture” means the Indenture, dated as of July 28, 2011, among Parent, the Credit Parties and the Existing Third Lien Notes Trustee, as in effect on the Closing Date.

“Existing Third Lien Notes Trustee” means U.S. Bank National Association, in its capacity as trustee under the Existing Third Lien Notes Indenture.

“Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Loans made by such Lender then outstanding, (ii) such Lender’s Pro Rata Share of the Letter of Credit Exposure, (iii) such Lender’s Pro Rata Share of the Swing Loan Exposure, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

“Extraordinary Advances” has the meaning specified therefor in Section 2.2(d)(iii).

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“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any intergovernmental agreements with respect thereto (and any foreign legislation implemented to give effect to such intergovernmental agreements) and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“First Lien Term Loan Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the First Lien Term Loan Credit Agreement and the First Lien Term Loan Documents, or any successor administrative agent and collateral agent under the First Lien Term Loan Documents.

“First Lien Term Loan Credit Agreement” means that certain First Lien Term Loan Credit Agreement dated as of the date hereof by and among North Atlantic Holding Company, Inc., as parent, NATC Holding Company, Inc., as holdings, North Atlantic Trading Company, Inc., as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as First Lien Term Loan Administrative Agent.

“First Lien Term Loan Documents” means the First Lien Term Loan Credit Agreement, the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement and the other “Loan Documents” as defined in the First Lien Term Loan Credit Agreement (as in effect on the date hereof and as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, herewith and with the ABL Intercreditor Agreement and the Term Loan Intercreditor Agreement).

“First Lien Term Loan Facility” means the first lien term loan facility established pursuant to the First Lien Term Loan Credit Agreement.

“First Lien Term Loans” means the term loans made under the First Lien Term Loan Facility.

“First Tier Foreign Subsidiary” means any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957 of the Code and the Equity Interests of which are owned directly by any Credit Party.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Date” means the date on which a Borrowing occurs.

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“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part).

“Guarantors” means, collectively, Holdings and the Subsidiary Guarantors.

“Guaranty and Security Agreement” means the guaranty and security agreement of even date herewith executed by the Credit Parties in favor of the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit I.

“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the disposal of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

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“Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of Holdings or its Subsidiaries arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“Hedge Provider” means any Lender or any of its Affiliates; provided, that no such Person (other than Wells Fargo or its Affiliates) shall constitute a Hedge Provider unless and until Administrative Agent receives a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Borrower or its Subsidiaries; provided  further, that if, at any time, a Lender ceases to be a Lender under this Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements (which may include a Lender or any Affiliate of a Lender).

“Holdings” means NATC Holding Company, Inc., a Delaware corporation.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary designated as an Immaterial Subsidiary by the Borrower but only if and for so long as (i) the total assets of such Subsidiary, when taken together with the total assets of all other Subsidiaries so designated as Immaterial Subsidiaries, in each case, measured as of the last day of the four (4) quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than one percent (1.0%) of the total assets of the Borrower and its Subsidiaries on a Consolidated basis, (ii) the total revenue of such Subsidiary, when taken together with the total revenue of all other Subsidiaries so designated as Immaterial Subsidiaries, in each case, measured as of the last day of the four (4) quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than one percent (1.0%) of total revenues of the Borrower and its Subsidiaries on a Consolidated basis and (iii) such Subsidiary does not own any Equity Interests in any Credit Party; provided that no Credit Party will be considered an Immaterial Subsidiary.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)           all liabilities, obligations and indebtedness for borrowed money including obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)           all obligations to pay the deferred purchase price of property or services of any such Person (including all obligations under earn-out or similar agreements that appear in the liabilities section of the balance sheet of such Person), except trade payables or accrued expenses arising in the ordinary course of business not more than one hundred eighty (180) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

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(c)             the Attributable Indebtedness of such Person with respect to such Person’s Capital Lease Obligations and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

(d)           all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

(e)           all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)            all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including any reimbursement obligation, and banker’s acceptances issued for the account of any such Person;

(g)           all obligations of any such Person in respect of Disqualified Equity Interests;

(h)           all net obligations of such Person under any Hedge Agreements; and

(i)            all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date. For the avoidance of doubt, Indebtedness shall not include indemnification or expense reimbursement obligations, or interest or fees paid or payable in respect of any obligations constituting Indebtedness; provided that any obligations or extensions of credit that finance the payment of such indemnification, reimbursement, interest and fee payment obligations shall constitute Indebtedness to the extent constituting obligations of the type set forth in clauses (a) through (i) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 10.3(b).

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law or, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Insurance and Condemnation Event” means the receipt by any Credit Party or any of its Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking or similar event with respect to any of their respective Property.

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“Intercreditor Agreements” means the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement and the Pari Passu Intercreditor Agreement (if any).

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, in each case as selected by the Borrower in its LIBOR Notice and subject to availability; provided that:

(a)           the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)           if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(c)            any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)            no Interest Period for any Loan shall extend beyond the Maturity Date; and

(e)            there shall be no more than five (5) Interest Periods in effect at any time.

“Inventory” means inventory (as that term is defined in the UCC).

“Inventory Reserves” means, as of any date of determination, (a) Collateral Access Reserves, and

(b) those reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for slow moving Inventory and Inventory shrinkage) with respect to Eligible Inventory or the Maximum Revolver Amount.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the International Standby Practices 1998 (International Chamber of Commerce Publication No. 590) and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by the Borrower in favor of Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means Wells Fargo or any other Lender that, at the request of the Borrower and with the consent of the Administrative Agent, agrees, in such Lender’s sole discretion, to become an Issuing Bank for the purpose of issuing Letters of Credit pursuant to Section 2.6, and Issuing Bank shall be a Lender.

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“Lender” means each Person executing this Agreement as a Lender on the Closing Date (including Issuing Bank and Swing Lender) and any other Person that shall have become a party to this Agreement as a Lender pursuant to an Assignment and Assumption, other than any Person that ceases to be a party hereto as a Lender pursuant to an Assignment and Assumption, in each case, to the extent such Person has a Commitment and/or outstanding Loan.

“Lender Group” means each of the Lenders (including Issuing Bank and the Swing Lender) and the Administrative Agent, or any one or more of them.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit” means a letter of credit (as that term is defined in the UCC) issued by Issuing Bank.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Administrative Agent, including provisions that specify that the Letter of Credit Fees and all commissions, fees, charges and expenses provided for in Section 2.6(k) (including any fronting fees) will continue to accrue while the Letters of Credit are outstanding) to be held by Administrative Agent for the benefit of the Revolving Lenders in an amount equal to 105% of the then existing Letter of Credit Usage, (b) delivering to Administrative Agent documentation executed by all beneficiaries under the Letters of Credit, in form and substance reasonably satisfactory to Administrative Agent and Issuing Bank, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Administrative Agent with a standby letter of credit, in form and substance reasonably satisfactory to Administrative Agent, from a commercial bank acceptable to Administrative Agent (in its sole discretion) in an amount equal to 105% of the then existing Letter of Credit Usage (it being understood that the Letter of Credit Fee and all fronting fees set forth in this Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a payment made by Issuing Bank pursuant to a Letter of

Credit.

“Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Letter of Credit Usage on such date.

“Letter of Credit Fee” has the meaning specified therefor in Section 3.1(b).

“Letter of Credit Indemnified Costs” has the meaning specified therefor in Section 2.6(f).

“Letter of Credit Related Person” has the meaning specified therefor in Section 2.6(f).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“LIBOR Deadline” has the meaning specified therefor in Section 2.7(b)(i).

“LIBOR Notice” means a written notice in the form of Exhibit B.

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“LIBOR Option” has the meaning specified therefor in Section 2.7(a).

“LIBOR Rate” means the rate per annum rate appearing on Macro*World’s (https://capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR - USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) 2 Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrower in accordance with this Agreement (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero), which determination shall be made by Administrative Agent and shall be conclusive in the absence of manifest error.

“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Liquidity” means, as of any date of determination, the amount equal to the sum of (i) Excess Availability and (ii) Qualified Cash in an amount not to exceed $4,000,000.

“Loan Account” has the meaning specified therefor in Section 3.4.

“Loan Documents” means, collectively, this Agreement, each Note, the Security Documents, the Administrative Agent Fee Letter, the Intercreditor Agreements, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby.

“Loans” means any Revolving Loan, Swing Loan, or Extraordinary Advance made (or to be made) hereunder.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Management Group” means one or more of the following: Thomas F. Helms, Jr., Standard General LP and its Affiliates (other than Holdings and its Subsidiaries) and the other members of the senior management of Holdings on the Closing Date.

“Material Adverse Effect” means, with respect to Holdings and its Subsidiaries (a) a material adverse effect on the business, operations, financial condition, Property or liabilities (actual or contingent) of such Persons, taken as a whole, (b) a material impairment of the ability of the Borrower to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the ability of the Credit Parties other than the Borrower (taken as a whole) to perform their respective obligations under the Loan Documents to which they are a party or (d) a material adverse effect on the validity, priority or perfection of any Lien granted pursuant to the Security Documents which, individually or collectively, affects a significant portion of the Collateral. As used herein, the term “significant portion” means Collateral with a value equal to or greater than two and one-half percent (2.5%) of the total value of the Collateral or which is otherwise material to the operation of the business of Holdings and its Subsidiaries.

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“Material Contract” means (a) the Bollore Distribution Agreements, (b) the First Lien Term Loan Documents, (c) the Second Lien Term Loan Documents, (d) the Parent PIK Toggle Agreement, (e) any contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $10,000,000 per annum or (f) any other contract or agreement, written or oral, of any Credit Party or any of its Subsidiaries, the breach, non-performance, cancellation or failure to renew of which could reasonably be expected to have a Material Adverse Effect.

“Material Non-Public Information” means information which is (a) not publicly available, (b) material with respect to Holdings and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws and (c) not of a type that would be publicly disclosed in connection with any issuance by Holdings or any of its Subsidiaries of debt or equity securities issued pursuant to a public offering, a Rule 144A offering or other private placement where assisted by a placement agent.

“Material Subsidiary” means any Subsidiary of Holdings other than an Immaterial Subsidiary.

“Maturity Date” means the fifth (5th) anniversary of the Closing Date; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Revolver Amount” means $40,000,000, decreased by the amount of reductions in the Revolver Commitments made in accordance with Section 2.3(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means the collective reference to each mortgage, deed of trust or other real property security document encumbering any real property now or hereafter owned by any Credit Party, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by such Credit Party in favor of the Administrative Agent, for the benefit of the Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“NAOC” means North Atlantic Operating Company, Inc., a Delaware corporation.

“Net Cash Proceeds” means, as applicable, (a) with respect to any Asset Disposition or Insurance and Condemnation Event, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom (including any cash, Cash Equivalents, deferred payment pursuant to, or by monetization of, a note receivable or otherwise, as and when received) less the sum of (i) in the case of an Asset Disposition, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority by such Credit Party or Subsidiary as a result of such transaction (provided that, if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such Asset Disposition, the amount of such excess shall constitute Net Cash Proceeds), (ii) all out-of-pocket fees and expenses incurred in connection with such transaction or event and (iii) the principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien on the asset (or a portion thereof) disposed of, which Indebtedness is required to be repaid in connection with such transaction or event, and (b) with respect to any Debt Issuance, the gross cash proceeds received by any Credit Party or any of its Subsidiaries therefrom less all out-of-pocket legal, underwriting and other fees and expenses incurred in connection therewith.

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“Net Recovery Percentage” means, as of any date of determination, the percentage of the book value of Credit Parties’ Inventory that is estimated to be recoverable in an orderly liquidation of such Inventory net of all associated costs and expenses of such liquidation, such percentage to be determined as to each category of Inventory and to be as specified in the most recent appraisal received by the Administrative Agent from an appraisal company selected by the Administrative Agent.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.2 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means each Lender other than a Defaulting Lender.

“Non-Guarantor Subsidiary” means any Subsidiary of Holdings (other than the Borrower) that is not a Subsidiary Guarantor.

“Non-Recourse Debt” means Indebtedness:

(1)           as to which neither Holdings nor any Subsidiary thereof (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor, general partner or otherwise);

(2)           no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Holdings or any of its Subsidiaries to declare a default under such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(3)            as to which the express terms provide that there is no recourse against any of the property or assets of Holdings or any of its Subsidiaries.

“Obligations” means (a) all loans (including Revolving Loans, Extraordinary Advances and Swing Loans), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the Loan Account pursuant to this Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Administrative Agent Fee Letter), Secured Party Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Credit Party arising out of, under, pursuant to, in connection with, or evidenced by this Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Revolving Loans, (ii) interest accrued on the Revolving Loans, (iii) the amount necessary to reimburse Issuing Bank for amounts paid or payable pursuant to Letters of Credit, (iv) Letter of Credit commissions, fees (including fronting fees) and charges, (v) Secured Party Expenses, (vi) fees payable under this Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any Credit Party under any Loan Document. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

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“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of Holdings substantially in the form of Exhibit F.

“Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of Property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease Obligation.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.12(b)).

“Overadvance” means, as of any date of determination, that the Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.6.

“Parent” means North Atlantic Holding Company, Inc., a Delaware corporation.

“Parent PIK Toggle Agreement” means that certain Parent PIK Toggle Note dated as of the date hereof by Parent and accepted by Standard General Master Fund, L.P.

“Parent PIK Toggle Facility” means the PIK toggle facility in an aggregate principal amount of $45,000,000 as of the Closing Date established pursuant to the Parent PIK Toggle Agreement.

“Pari Passu Intercreditor Agreement” means the “Pari Passu Intercreditor Agreement” as defined in the ABL Intercreditor Agreement as in effect on the Closing Date.

“Participant” has the meaning assigned thereto in Section 10.9(d).

“Participant Register” has the meaning assigned thereto in Section 10.9(d).

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“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any acquisition by the Borrower or any Subsidiary Guarantor in the form of the acquisition of (a) all or substantially all of the assets, business or a line of business of any other Person or (b) an Acquired Entity; provided, that such acquisition meets all of the following requirements:

(a)            the Person or business to be acquired shall be in a line of business permitted pursuant to Section 7.11;

(b)            the Specified Conditions shall have been satisfied;

(c)            no less than five (5) Business Days (or such shorter period as may be agreed to by the

Administrative Agent in its sole discretion) prior to the proposed closing date of such acquisition, the Borrower shall have delivered written notice of such acquisition to the Administrative Agent, which notice shall include the proposed closing date of such acquisition, the purchase price and a summary description of such acquisition (and such notice may be included with or in the certificate delivered pursuant to the definition of Specified Conditions), and

(d)           the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer certifying that all of the requirements set forth above have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

“Permitted Discretion” means a good faith determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment, taking into consideration any events, circumstances, acts or omissions that are reasonably likely to, without duplication, (i) adversely affect the value of any Collateral, the enforceability or priority of the Liens thereon or the amount that the Administrative Agent and the Lenders would be likely to receive (after giving consideration to, among other things, delays in payment and cost of enforcement) in the liquidation thereof, (ii) suggest that any collateral report or financial information delivered to the Administrative Agent or the Lenders is incomplete, inaccurate or misleading in any material respect or (iii) increase the likelihood that the Secured Parties would not receive payment in full in cash for all of the Obligations. In exercising such discretion, the Administrative Agent may consider such factors already included in or tested by the definition of Eligible Accounts or Eligible Inventory, as well as, among other things, any of the following, without duplication: (i) changes in collection history and dilution or collectability with respect to Accounts, (ii) changes in demand for, pricing of, or product mix of Inventory and (iii) any other factors that change the credit risk of lending to any Credit Party on the security of any Credit Party’s Account or Inventory.

“Permitted Investments” means Investments permitted pursuant to Section 7.3.

“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

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“Permitted Prior Liens” means (x) with respect to pledged Equity Interests, Liens permitted pursuant to Section 7.2(j)(x) and (y) with respect to other assets, Liens permitted pursuant to Section 7.2(b), (c), (d), (e), (f), (g), (h), (i)(y), (j), (k), (l), (m), (n) and, to the extent set forth in the ABL Intercreditor Agreement, (p) and (q).

“Permitted Protest” means the right of Holdings or any of its Subsidiaries to protest (administratively, judicially or otherwise) any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien) or rental payment; provided that (a) a reserve with respect to such obligation is established on Holdings’ or its Subsidiaries’ books and records in such amount as is required under GAAP and (b) any such protest is instituted promptly and prosecuted diligently by Holdings or its Subsidiary, as applicable, in good faith.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, refunding, renewal, restructuring, replacement or extension of any Indebtedness (such modified, refinanced, refunded, renewed, restructured, replaced or extended Indebtedness, the “Refinanced Indebtedness”) of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness except by an amount (the “Additional Principal Amount”) equal to unpaid accrued interest and premium thereon plus other amounts owing or unpaid related to such Refinanced Indebtedness, and fees and expenses incurred in connection with such modification, refinancing, refunding, renewal, restructuring, replacement or extension and by an amount equal to any existing commitments unutilized thereunder (provided that (x) in the case of any Permitted Refinancing of Indebtedness under the First Lien Term Loan Facility (or any Permitted Refinancing thereof) pursuant to Section 7.1(l), the principal amount thereof may exceed the sum of the principal amount of such Refinanced Indebtedness and the Additional Principal Amount so long as the aggregate principal amount of Indebtedness incurred pursuant to Section 7.1(l) after giving effect to such Permitted Refinancing does not exceed $165,000,000 and (y) in the case of any Permitted Refinancing of Indebtedness under the Second Lien Term Loan Facility (or any Permitted Refinancing thereof) pursuant to Section 7.1(m), the principal amount thereof may exceed the sum of the principal amount of such Refinanced Indebtedness and the Additional Principal Amount so long as the aggregate principal amount of Indebtedness incurred pursuant to Section 7.1(m) after giving effect to such Permitted Refinancing does not exceed $95,000,000), (b) the final maturity date and weighted average life thereof shall not be prior to or shorter than that applicable to the Refinanced Indebtedness, (c) at the time of incurrence thereof and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (d) if such Refinanced Indebtedness is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms no less favorable to the Lenders than those contained in the documentation governing the Refinanced Indebtedness or otherwise reasonably acceptable to the Administrative Agent, (e) if such Refinanced Indebtedness is unsecured, such modification, refinancing, refunding, renewal, replacement or extension shall be unsecured, (f) if such Refinanced Indebtedness is secured, (i) such modification, refinancing, refunding, renewal, replacement or extension shall be secured by substantially the same or less Collateral as secured such Refinanced Indebtedness on terms no less favorable to the Administrative Agent or the Secured Parties and (ii) the Liens to secure such modification, refinancing, refunding, renewal, replacement or extension shall not have a priority more senior than the Liens securing such Refinanced Indebtedness and, if subordinated to any other Liens on such Property, shall be subordinated to the Liens in favor of the Administrative Agent for the benefit of the Secured Parties on terms no less favorable to the Administrative Agent or the Secured Parties than those contained in the documentation governing the Refinanced Indebtedness and (g)(i) there shall be no obligor in respect of such modification, refinancing, refunding, renewal, replacement or extension that is not a Credit Party, (ii) if the Borrower is the primary obligor of the Refinanced Indebtedness, no Credit Party other than the Borrower shall be the primary obligor thereof and (iii) if Holdings is the primary obligor of the Refinanced Indebtedness, no Credit Party other than Holdings shall be the primary obligor thereof.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” has the meaning assigned thereto in Section 6.2.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and:

(a)          all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data based upon reasonable assumptions and calculations which are expected to have a continuous impact); and

(b)          non-recurring costs, extraordinary expenses and other pro forma adjustments attributable to such Specified Transaction (including cost savings or other operating improvements and acquisition synergies) may be included to the extent that such costs, expenses or adjustments:

(i)          are reasonably expected to be realized within twelve (12) months of such Specified Transaction as set forth in reasonable detail on a certificate of a Responsible Officer of Holdings delivered to the Administrative Agent;

(ii)         are, in each case, reasonably identifiable, factually supportable, and expected to have a continuing impact on the operations of the Borrower and its Subsidiaries; and

(iii)          when combined with all amounts added back to Consolidated EBITDA pursuant to clause (vi) of the definition thereof, represent less than five percent (5%) of Consolidated EBITDA (determined without giving effect to this clause (b) or such clause(vi));

provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA or clause (a) above.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including Equity Interests.

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“Pro Rata Share” means, as of any date of determination:

(a)          with respect to a Lender’s obligation to make all or a portion of the Revolving Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Revolver Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders,

(b)          with respect to a Lender’s obligation to participate in the Letters of Credit, with respect to such Lender’s obligation to reimburse Issuing Bank, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Revolver Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Revolver Commitments had not been terminated and based upon the Revolver Commitments as they existed immediately prior to their termination,

(c)          with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 9.10), the percentage obtained by dividing (i) the Revolving Loan Exposure of such Lender by (ii) the aggregate Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 10.9; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Protective Advances” has the meaning specified therefor in Section 2.2 (d)(i).

“Public Lenders” has the meaning assigned thereto in Section 6.2.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of the Credit Parties that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Account or Securities Account is the subject of a Control Agreement and is maintained by a branch office of the bank or securities intermediary located within the United States.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Receivables Reserve” means, as of any date of determination, those reserves that the Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the Eligible Accounts or the Maximum Revolver Amount.

“Recipient” means (a) the Administrative Agent and (b) any Lender, as applicable.

“Reference Period” means, with respect to the Borrower and its Subsidiaries, any period of 12 consecutive fiscal months.

“Refinanced Indebtedness” has the meaning assigned thereto in the definition of Permitted Refinancing.

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“Refinancing” means (i) the payment in full and discharge of all Indebtedness and other obligations (other than contingent indemnification obligations not then due) outstanding under the Existing Credit Agreement, the termination of the commitments thereunder and the release of all guarantees therefor and security therefor, (ii) the consummation of the early settlement of the tender offers, (iii) the satisfaction and discharge of all outstanding Existing Second Lien Notes and the release of all guarantees therefor and security therefor to the extent any Second Lien Notes remain outstanding after the earlier of the early settlement of the tender offers and the final settlement of the tender offers, (iv) the satisfaction and discharge of all outstanding Existing Third Lien Notes and the release of all guarantees therefor and security therefor to the extent any Third Lien Notes remain outstanding after the earlier of the early settlement of the tender offers and the final settlement of the tender offers and (v) the payment of fees and expenses incurred in connection therewith.

“Register” has the meaning assigned thereto in Section 10.9(c).

“Reimbursement Obligation” means the obligation of the Borrowers to reimburse the Issuing Bank pursuant to Section 2.6 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment or from or through any facility, property or equipment.

“Report” has the meaning specified therefor in Section 9.15.

“Required Lenders” means, at any time, Lenders having or holding more than fifty percent (50%) of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Rescission” has the meaning specified therefor in Section 2.3(d)(ii).

“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves, Bank Product Reserves, and Inventory Reserves) that Administrative Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that Holdings or its Subsidiaries are required to pay under any Section or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (b) amounts owing by Holdings or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Administrative Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral) with respect to the Borrowing Base or the Maximum Revolver Amount.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief operating officer, chief financial officer, vice president – finance, controller, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

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“Restricted Payment” has the meaning assigned thereto in Section 7.6.

“Revolver Commitment” means, with respect to each Revolving Lender, its Revolver Commitment, and, with respect to all Revolving Lenders, their Revolver Commitments, in each case as such Dollar amounts are set forth beside such Revolving Lender’s name under the applicable heading on Schedule 1.1 or in the Assignment and Assumption pursuant to which such Revolving Lender became a Revolving Lender under this Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 10.9.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Revolving Loans (inclusive of Swing Loans and Protective Advances), plus (b) the amount of the Letter of Credit Usage.

“Revolving Facility” means the revolving facility established pursuant to Article II.

“Revolving Lender” means a Lender that has a Revolver Commitment or that has an outstanding Revolving Loan.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Revolver Commitments, the amount of such Lender’s Revolver Commitment, and (b) after the termination of the Revolver Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” has the meaning specified therefor in Section 2.1(a).

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means a country subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, or (e) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC.

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“Second Lien Term Loan Administrative Agent” means Wells Fargo Bank, National Association, in its capacity as administrative agent and collateral agent under the Second Lien Term Loan Credit Agreement and the Second Lien Term Loan Documents, or any successor administrative agent and collateral agent under the Second Lien Term Loan Documents.

“Second Lien Term Loan Credit Agreement” means that certain Second Lien Term Loan Credit Agreement dated as of the date hereof by and among NATC Holding Company, Inc., as holdings, North Atlantic Trading Company, Inc., as borrower, the lenders party thereto and Wells Fargo Bank, National Association, as Second Lien Term Loan Administrative Agent.

“Second Lien Term Loan Documents” means the Second Lien Term Loan Credit Agreement, the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement and the other “Loan Documents” as defined in the Second Lien Term Loan Credit Agreement (as in effect on the date hereof and as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance therewith, herewith and with the ABL Intercreditor Agreement and the Term Loan Intercreditor Agreement).

“Second Lien Term Loan Facility” means the second lien term loan facility established pursuant to the Second Lien Term Loan Credit Agreement.

“Second Lien Term Loans” means the term loans made under the Second Lien Term Loan Facility.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, each Bank Product Provider, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.5, any other holder from time to time of any Obligations and, in each case, their respective successors and permitted assigns.

“Secured Party Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Holdings or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Administrative Agent in connection with the Lender Group’s transactions with Holdings or its Subsidiaries under any of the Loan Documents, including, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Administrative Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Holdings or its Subsidiaries, (d) Administrative Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) documented customary charges imposed or incurred by Administrative Agent resulting from the dishonor of checks payable by or to any Credit Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (g) field examination, appraisal, and valuation fees and expenses of Administrative Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 3.5, (h) Administrative Agent’s reasonable costs and expenses (including reasonable documented attorneys fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with Holdings or any of its Subsidiaries, (i) Administrative Agent’s reasonable documented costs and expenses (including reasonable documented attorneys fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (j) Administrative Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Holdings or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any remedial action with respect to the Collateral, and (k) all reasonable costs, fees and expenses of one financial advisor retained by the Lenders, collectively, at any time after (i) an Event of Default under Section 8.1(a) or 8.1(b) has occurred and is continuing or (ii) any other Default or Event of Default has occurred and has been continuing for a period of at least 30 days; provided that in no event, with respect to clauses (f) and (j) above, shall the Borrower be responsible for the fees and expenses of more than one counsel for the Administrative Agent or more than one counsel for the Lenders, collectively, in each case, with respect to reimbursement for such expenses.

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“Securities Account” means a securities account (as that term is defined in the UCC).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the collective reference to the Guaranty and Security Agreement, Control Agreements, the Mortgages and each other agreement or writing pursuant to which any Credit Party pledges, grants or perfects a security interest in any Property or assets securing the Obligations.

“Settlement” has the meaning specified therefor in Section 2.2(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.2(e)(i).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property and assets of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c)such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Conditions” means, with respect any event, (a) no Default or Event of Default shall have occurred and be continuing or would be caused by such event, (b) pro forma Liquidity for the 30 consecutive days ending on and including the date of such event shall not be less than $10,000,000, (c) the pro forma Consolidated Fixed Charge Coverage Ratio shall be greater than 1.10 to 1.00 and (d) and no later than five (5) Business Days prior to such event, the Borrower shall have delivered to the Administrative Agent a certificate, in form and substance reasonably satisfactory to the Administrative Agent, certifying as to compliance herewith (and attaching the calculations with respect thereto).

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“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of Holdings or any division, business unit, product line or line of business.

“Specified Transactions” means (a) any Specified Disposition and (b) any Permitted Acquisition.

“Standard Letter of Credit Practice” means, for Issuing Bank, any domestic or foreign law or letter of credit practices applicable in the city in which Issuing Bank issued the applicable Letter of Credit or, for its branch or correspondent, such laws and practices applicable in the city in which it has advised, confirmed or negotiated such Letter of Credit, as the case may be, in each case, (a) which letter of credit practices are of banks that regularly issue letters of credit in the particular city, and (b) which laws or letter of credit practices are required or permitted under ISP or UCP, as chosen in the applicable Letter of Credit.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by Holdings or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions substantially as set forth in Exhibit L hereto.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the Board of Directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency); provided that, notwithstanding the foregoing (except for purposes of the definition of Unrestricted Subsidiary contained herein), no Unrestricted Subsidiary shall be deemed to be a Subsidiary of Holdings, the Borrower or any of their respective other Subsidiaries for purposes of this Agreement and the other Loan Documents. Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of Holdings.

“Subsidiary Guarantors” means, collectively, all direct and indirect Subsidiaries of Holdings (other than the Borrower and any Foreign Subsidiary to the extent that and for so long as the guaranty by (or pledge of any assets or Equity Interests (other than up to sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests of a First Tier Foreign Subsidiary) of) such Foreign Subsidiary would have a material adverse tax consequence for the Borrower or result in a violation of Applicable Laws) in existence on the Closing Date or which become a party to the Guaranty and Security Agreement pursuant to Section 6.14.

“Supermajority Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders and (ii) at any time there are 2 or more Lenders, “Supermajority Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Swing Lender” means Wells Fargo or any other Lender that, at the request of Borrower and with the consent of Administrative Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.2(b).

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“Swing Loan” has the meaning specified therefor in Section 2.2(b).

“Swing Loan Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Swing Loans on such date.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan Administrative Agents” means the First Lien Term Loan Administrative Agent and/or the Second Lien Term Loan Administrative Agent, as the context requires.

“Term Loan Credit Agreements” means, collectively, the First Lien Term Loan Credit Agreement and the Second Lien Term Loan Credit Agreement.

“Term Loan Documents” means the First Lien Term Loan Documents and/or the Second Lien Term Loan Documents, as the context requires.

“Term Loan Facilities” means the First Lien Term Loan Facility and/or the Second Lien Term Loan Facility, as the context requires.

“Term Loan Intercreditor Agreement” means that certain Second Lien Intercreditor Agreement dated as of the date hereof by and among each Credit Party, Wells Fargo Bank, National Association, as Initial First Lien Term Loan Facility Agent, and Wells Fargo Bank, National Association, as Initial Second Lien Term Loan Facility Agent.

“Term Loan Obligations” means the “Term Loan Obligations”, as such term is defined in the ABL Intercreditor Agreement.

“Term Loan Priority Collateral” has the meaning assigned thereto in the ABL Intercreditor Agreement.

“Term Loans” means the First Lien Term Loans and/or the Second Lien Term Loans, as the context requires.

“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of any Credit Party in an aggregate amount in excess of the Threshold Amount: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status with the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA, or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability could be asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041 A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

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“Threshold Amount” means $7,500,000.

“Tobacco Laws” means all statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals and interpretations that are administered or enforced by the TTB or any other Governmental Authority that administers or enforces the importation, exportation, manufacture, sale or distribution of green or processed tobacco, tobacco products, cigarette papers and tubes or electronic cigarettes.

“Transaction Costs” means all transaction fees, charges, premiums, expenses, tender and consent fees and premiums and other amounts related to the Transactions and any Permitted Acquisitions (including any financing fees, merger and acquisition fees, call premiums, legal fees and expenses, due diligence fees or any other fees and expenses in connection therewith), in each case to the extent paid within three (3) months of the closing of the Revolving Facility or such Permitted Acquisition, as applicable.

“Transactions” means, collectively, (a) the Refinancing, (b) the initial Extensions of Credit on the Closing Date and (c) the payment of the Transaction Costs incurred in connection with the foregoing.

“Trigger Period” means the period (a) commencing on the date that (i) an Event of Default occurs or (ii) Excess Availability is less than $6,000,000 and (b) continuing until a period of 60 consecutive days has elapsed during which at all times (i) no Event of Default exists and (ii) Excess Availability is equal to or greater than $6,000,000.

“TTB” means the Alcohol and Tobacco Tax and Trade Bureau, United States Department of the Treasury.

“TTB Bond” means any bond in favor of the TTB.

“UCC” means the Uniform Commercial Code as in effect in the State of New York.

“UCP” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits 2007 Revision, International Chamber of Commerce Publication No. 600 and any subsequent revision thereof adopted by the International Chamber of Commerce on the date such Letter of Credit is issued.

“Unfinanced Capital Expenditures” means, for any period, the Capital Expenditures made by Borrower and its Subsidiaries during such period, which Capital Expenditures are not financed from the proceeds of any Indebtedness (other than the Revolving Loans, it being understood and agreed that, to the extent financed with Revolving Loans, such Capital Expenditures shall be deemed Unfinanced Capital Expenditures).

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“United States” means the United States of America.

“Unrestricted Subsidiary” means any newly formed or existing Subsidiary of Holdings (other than the Borrower) that is designated by the Borrower after the Closing Date as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent and shall include any Subsidiary of such Unrestricted Subsidiary; provided that the Borrower shall only be permitted to designate a Subsidiary as an Unrestricted Subsidiary so long as (a) no Default or Event of Default then exists or would result therefrom, (b) such Unrestricted Subsidiary does not own any Equity Interests in, or have any Lien on any property of, Holdings or any Subsidiary of Holdings other than a Subsidiary of the Unrestricted Subsidiary, (c) any Indebtedness and other obligations of such Unrestricted Subsidiary constitute Non-Recourse Debt, (d) such Subsidiary is not party to any agreement, contract, arrangement or understanding with Holdings or any Subsidiary of Holdings (other than an Unrestricted Subsidiary) unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holdings, (e) such Subsidiary is a Person with respect to which neither Holdings nor any of its Subsidiaries (other than an Unrestricted Subsidiary) has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, (f) such Subsidiary has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holdings or any Subsidiary of Holdings (other than an Unrestricted Subsidiary), (g) Holdings’ and its other Subsidiaries’ (other than such Unrestricted Subsidiary and its Subsidiaries) aggregate Investments in all Unrestricted Subsidiaries made after the Closing Date do not exceed that amount permitted by Section 7.3(j) at such time and (h) as of any date of determination (i) the total assets of such Unrestricted Subsidiary, when taken together with the total assets of all other Unrestricted Subsidiaries so designated as Unrestricted Subsidiaries, in each case, measured as of the last day of the four (4) quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than $5,000,000 on a Consolidated basis and (ii) the total revenue of such Unrestricted Subsidiary, when taken together with the total revenue of all other Unrestricted Subsidiaries so designated as Unrestricted Subsidiaries, in each case, measured as of the last day of the four (4) quarter period most recently ended for which financial statements have been delivered pursuant to Section 6.1, equal or are less than $5,000,000 on a Consolidated basis. With respect to any Subsidiary that is not newly created when it is designated as an Unrestricted Subsidiary, the Borrower will be deemed to have made an Investment pursuant to Section 7.3(j) in such Subsidiary on the date of such designation in an amount equal to the fair market value of any assets owned by such Subsidiary on the date of such designation.

“Unused Line Fee” has the meaning specified therefor in Section 3.5(b).

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned thereto in Section 3.11(g).

“Value” means, with respect to Inventory, the value of such Inventory based on the lower of cost or market.

“Voidable Transfer” has the meaning specified therefor in Section 10.21.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

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“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by Holdings and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than Holdings and/or one or more of its Wholly-Owned Subsidiaries).

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.2           Other Definitions and Provisions.      With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”.

Section 1.3           Accounting Terms.

(a)           All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(a), except as otherwise specifically prescribed herein; provided that obligations relating to a lease that was accounted for by a Person as an operating lease as of the Closing Date and any similar lease entered into after the Closing Date by such Person shall be accounted for as obligations relating to an operating lease and not as a Capital Lease Obligation. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at one hundred percent (100%) of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470 -20 on financial liabilities shall be disregarded.

(b)           If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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Section 1.4           UCC Terms.      Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

Section 1.5           Rounding.      Any financial ratios required to be maintained pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.6           References to Agreement and Laws.      Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law, including the Code, ERISA, the Exchange Act, the PATRIOT Act, the Securities Act of 1933, the UCC, the Investment Company Act of 1940, the Interstate Commerce Act, the Trading with the Enemy Act of the United States or any of the foreign assets control regulations of the United States Treasury Department, shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

Section 1.7           Times of Day.      Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.8           Guarantees.      Unless otherwise specified, the amount of any Guarantee shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

Section 1.9           Covenant Compliance Generally.      For purposes of determining compliance under Sections 7.1, 7.2, 7.3, 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2 and 7.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such Sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.9 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

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ARTICLE II

REVOLVING LOAN FACILITY

Section 2.1           Revolving Loans.

(a)         Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans (“Revolving Loans”) to Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)           such Lender’s Revolver Commitment, or

(ii)          such Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)           the amount equal to (1) the Maximum Revolver Amount less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time, and

(B)           the amount equal to (1) the Borrowing Base as of such date (based upon the Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrower to Administrative Agent) less (2) the sum of (x) the Letter of Credit Usage at such time, plus (y) the principal amount of Swing Loans outstanding at such time.

(b)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)           Anything to the contrary in this Section 2.1(c) notwithstanding, the Administrative Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Inventory Reserves, Bank Product Reserves, and other Reserves against the Borrowing Base or the Maximum Revolver Amount; provided that the Administrative Agent shall endeavor to notify the Borrower at the time that such Reserve is established or increased, but the failure of the Administrative Agent to so notify the Borrower shall not be a breach of this Agreement and shall not cause such establishment or increase of such Reserve to be ineffective. The amount of any Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserve established by the Administrative Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve established and currently maintained. Upon establishment or increase in reserves, the Administrative Agent agrees to make itself available to discuss the reserve or increase, and Borrower may take such action as may be required so that the event, condition, circumstance, or fact that is the basis for such reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Administrative Agent in the exercise of its Permitted Discretion. In no event shall such opportunity limit the right of the Administrative Agent to establish or change such Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves, unless the Administrative Agent shall have determined, in its Permitted Discretion, that the event, condition, other circumstance, or fact that was the basis for such Receivable Reserve, Inventory Reserve, Bank Product Reserve, or other Reserves or such change no longer exists or has otherwise been adequately addressed by Borrower.

Section 2.2           Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing Revolving Loans.      Each Borrowing shall be made by a written request by an Authorized Person delivered to Administrative Agent and received by Administrative Agent no later than 1:00 p.m. (i) on the Business Day that is the requested Funding Date in the case of a request for a Swing Loan, and (ii) on the Business Day that is one (1) Business Day prior to the requested Funding Date in the case of all other requests, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Administrative Agent may, in its sole discretion, elect to accept as timely requests that are received later than 1:00 p.m. on the applicable Business Day. At Administrative Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Administrative Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

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(b)           Making of Swing Loans.      In the case of a request for a Revolving Loan and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to Swing Loans since the last Settlement Date, plus the amount of the requested Swing Loan does not exceed 10% of the Maximum Revolver Amount, or (ii) Swing Lender, in its sole discretion, agrees to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make a Revolving Loan (any such Revolving Loan made by Swing Lender pursuant to this Section 2.2(b) being referred to as a “Swing Loan” and all such Revolving Loans being referred to as “Swing Loans”) available to Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the Designated Account. Each Swing Loan shall be deemed to be a Revolving Loan hereunder and shall be subject to all the terms and conditions (including Article IV) applicable to other Revolving Loans, except that all payments (including interest) on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.2(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Article IV will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Article IV have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by Agent’s Liens, constitute Revolving Loans and Obligations, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans.

(c)           Making of Revolving Loans.

(i)           In the event that Swing Lender is not obligated to make a Swing Loan, then after receipt of a request for a Borrowing pursuant to Section 2.2(a), Administrative Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent on the Business Day that is one (1) Business Day prior to the requested Funding Date. If Administrative Agent has notified the Lenders of a requested Borrowing on the Business Day that is one (1) Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, not later than 1:00 p.m. on the Business Day that is the requested Funding Date. After Administrative Agent’s receipt of the proceeds of such Revolving Loans from the Lenders, Administrative Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, that, subject to the provisions of Section 2.2(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Article IV will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

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(ii)           Unless Administrative Agent receives notice from a Lender prior to 12:30 p.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Administrative Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Administrative Agent in immediately available funds and if Administrative Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Administrative Agent’s Account, no later than 1:00 p.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Administrative Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Administrative Agent in immediately available funds as and when required hereby and if Administrative Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Administrative Agent, together with interest at the Defaulting Lender Rate for each day until the date on which such amount is so remitted. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this Section 2.2(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Administrative Agent, then such payment to Administrative Agent shall constitute such Lender’s Revolving Loan for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Revolving Loans composing such Borrowing.

(d)           Protective Advances and Optional Overadvances.

(i)           Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.2(d)(iv), at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Article IV are not satisfied, Administrative Agent hereby is authorized by Borrower and the Lenders, from time to time, in Administrative Agent’s sole discretion, to make Revolving Loans to, or for the benefit of, Borrower, on behalf of the Revolving Lenders, that Administrative Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the Revolving Loans described in this Section 2.2(d)(i) shall be referred to as “Protective Advances”). Notwithstanding the foregoing, the aggregate amount of all Protective Advances outstanding at any one time shall not exceed 10% of the Maximum Revolver Amount.

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(ii)           Any contrary provision of this Agreement or any other Loan Document notwithstanding, but subject to Section 2.2(d)(iv), the Lenders hereby authorize Administrative Agent or Swing Lender, as applicable, and either Administrative Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Revolving Loans (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or would be created thereby, so long as (A) after giving effect to such Revolving Loans, the outstanding Revolver Usage does not exceed the Borrowing Base by more than 10% of the Maximum Revolver Amount, and (B) after giving effect to such Revolving Loans, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Secured Party Expenses) does not exceed the Maximum Revolver Amount. In the event Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Secured Party Expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Administrative Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the Lenders with Revolver Commitments thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Revolving Loans to Borrower to an amount permitted by the preceding sentence. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. The foregoing provisions are meant for the benefit of the Lenders and Administrative Agent and are not meant for the benefit of Borrower, which shall continue to be bound by the provisions of Section 2.4(b). Each Lender with a Revolver Commitment shall be obligated to settle with Administrative Agent as provided in Section 2.2(e) (or Section 2.2(g), as applicable) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.2(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Secured Party Expenses.

(iii)          Each Protective Advance and each Overadvance (each, an “Extraordinary Advance”) shall be deemed to be a Revolving Loan hereunder, except that no Extraordinary Advance shall be eligible to be a LIBOR Rate Loan and, prior to Settlement therefor, all payments on the Extraordinary Advances shall be payable to Administrative Agent solely for its own account. The Extraordinary Advances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Revolving Loans that are Base Rate Loans. The provisions of this Section 2.2(d) are for the exclusive benefit of Administrative Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower (or any other Credit Party) in any way.

(iv)          Notwithstanding anything contained in this Agreement or any other Loan Document to the contrary: (A) no Extraordinary Advance may be made by Administrative Agent if such Extraordinary Advance would cause the aggregate principal amount of Extraordinary Advances outstanding to exceed an amount equal to 10% of the Maximum Revolver Amount; and (B) to the extent that the making of any Extraordinary Advance causes the aggregate Revolver Usage to exceed the Maximum Revolver Amount, such portion of such Extraordinary Advance shall be for Administrative Agent’s sole and separate account and not for the account of any Lender and shall be entitled to priority in repayment in accordance with Section 2.3(b).

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(e)           Settlement. It is agreed that each Lender’s funded portion of the Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Revolving Loans. Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i)            Administrative Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent in its sole discretion (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to Borrower’s or any of their Subsidiaries’ payments or other amounts received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 4:00 p.m. on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Revolving Loans, Swing Loans, and Extraordinary Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.2(g)): (y) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, then Administrative Agent shall, by no later than 3:00 p.m. on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances), and (z) if the amount of the Revolving Loans (including Swing Loans, and Extraordinary Advances) made by a Lender is less than such Lender’s Pro Rata Share of the Revolving Loans (including Swing Loans, and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 3:00 p.m. on the Settlement Date transfer in immediately available funds to Administrative Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Revolving Loans (including Swing Loans and Extraordinary Advances). Such amounts made available to Administrative Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Extraordinary Advances and, together with the portion of such Swing Loans or Extraordinary Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Revolving Loans of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate. Immediately upon the making of a Swing Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Lender a risk participation in such Swing Loan in an amount equal to such Lender’s Pro Rata share of the amount of such Swing Loan.

(ii)          In determining whether a Lender’s balance of the Revolving Loans, Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Revolving Loans, Swing Loans, and Extraordinary Advances as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.

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(iii)          Between Settlement Dates, Administrative Agent, to the extent Extraordinary Advances or Swing Loans are outstanding, may pay over to Administrative Agent or Swing Lender, as applicable, any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to the Extraordinary Advances or Swing Loans. Between Settlement Dates, Administrative Agent, to the extent no Extraordinary Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments or other amounts received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, for application to Swing Lender’s Pro Rata Share of the Revolving Loans. If, as of any Settlement Date, payments or other amounts of Holdings or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Revolving Loans other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Administrative Agent for the accounts of the Lenders, and Administrative Agent shall pay to the Lenders (other than a Defaulting Lender if Administrative Agent has implemented the provisions of Section 2.2(g)), to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Revolving Loans. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Administrative Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Administrative Agent, or the Lenders, as applicable.

(iv)         Anything in this Section 2.2(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Administrative Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.2(g).

(f)            Notation. Administrative Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Revolving Loans, owing to each Lender, including the Swing Loans owing to Swing Lender, and Extraordinary Advances owing to Administrative Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

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(g)           Defaulting Lenders.

(i)            Notwithstanding the provisions of Section 2.3(b)(ii), Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments (A) first, to Swing Lender to the extent of any Swing Loans that were made by Swing Lender and that were required to be, but were not, paid by the Defaulting Lender, (B) second, to Issuing Bank, to the extent of the portion of a Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting Lender, (C) third, to each Non-Defaulting Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting Lender’s portion of a Revolving Loan (or other funding obligation) was funded by such other Non- Defaulting Lender), (D) to a suspense account maintained by Administrative Agent, the proceeds of which shall be retained by Administrative Agent and may be made available to be re-advanced to or for the benefit of Borrower (upon the request of Borrower and subject to the conditions set forth in Section 4.2) as if such Defaulting Lender had made its portion of Revolving Loans (or other funding obligations) hereunder, and (E) from and after the date on which all other Obligations have been paid in full, to such Defaulting Lender in accordance with tier (L) of Section 2.3(b)(ii). Subject to the foregoing, Administrative Agent may hold and, in its discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fee payable under Section 3.5(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 10.2(a) through (c). The provisions of this Section 2.2(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting Lenders, Administrative Agent, Issuing Bank, and Borrower shall have waived, in writing, the application of this Section 2.2(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Administrative Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Administrative Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Administrative Agent pursuant to Section 2.2(g)(ii) shall be released to Borrower). The operation of this Section 2.2(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by any Borrower of its duties and obligations hereunder to Administrative Agent, Issuing Bank, or to the Lenders other than such Defaulting Lender. Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower, at their option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund. In the event of a direct conflict between the priority provisions of this Section 2.2(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.2(g) shall control and govern.

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(ii)           If any Swing Loan or Letter of Credit is outstanding at the time that a Lender becomes a Defaulting Lender then:

(A)         such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Shares but only to the extent (x) the sum of all Non-Defaulting Lenders’ Revolving Loan Exposures plus such Defaulting Lender’s Swing Loan Exposure and Letter of Credit Exposure does not exceed the total of all Non-Defaulting Lenders’ Revolver Commitments and (y) the conditions set forth in Section 4.2 are satisfied at such time;

(B)          if the reallocation described in clause (A) above cannot, or can only partially, be effected, Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Defaulting Lender’s Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrower shall not be obligated to cash collateralize any Defaulting Lender’s Letter of Credit Exposure if such Defaulting Lender is also the Issuing Bank;

(C)          if Borrower cash collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to this Section 2.2(g)(ii), Borrower shall not be required to pay any Letter of Credit Fees to Administrative Agent for the account of such Defaulting Lender pursuant to Section 3.1(b) with respect to such cash collateralized portion of such Defaulting Lender’s Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)          to the extent the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.2(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting Lenders pursuant to Section 3.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Letter of Credit Exposure;

(E)           to the extent any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.2(g)(ii), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting Lender under Section 3.1(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Bank (unless such Issuing Bank is such Defaulting Lender, in which case such amounts shall be held by the Administrative Agent and applied in accordance with Section 2.2(g)) until such portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized or reallocated;

(F)          so long as any Lender is a Defaulting Lender, the Swing Lender shall not be required to make any Swing Loan and the Issuing Bank shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting Lender’s Pro Rata Share of such Swing Loans or Letter of Credit can not be reallocated pursuant to this Section 2.2(g)(ii) or (y) the Swing Lender or Issuing Bank, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the Swing Lender or Issuing Bank, as applicable, and Borrower to eliminate the Swing Lender’s or Issuing Bank’s risk with respect to the Defaulting Lender’s participation in Swing Loans or Letters of Credit; and

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(G)          Administrative Agent may release any cash collateral provided by Borrower pursuant to this Section 2.2(g)(ii) to the Issuing Bank and the Issuing Bank may apply any such cash collateral to the payment of such Defaulting Lender’s Pro Rata Share of any Letter of Credit Disbursement that is not reimbursed by Borrower pursuant to Section 2.6(d).

(h)         Independent Obligations. All Revolving Loans (other than Swing Loans and Extraordinary Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Extension of Credit hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

Section 2.3            Payments; Reductions of Commitments; Controlled Accounts.

(a)           Payments by Borrower.

(i)            Except as otherwise expressly provided herein, all payments by Borrower shall be made to Administrative Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Administrative Agent later than 1:30 p.m. shall be deemed to have been received (unless Administrative Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)           Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Administrative Agent on the date when due, each Lender severally shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)          Apportionment and Application.

(i)            So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Administrative Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Administrative Agent (other than fees or expenses that are for Administrative Agent’s separate account or for the separate account of Issuing Bank) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.3(b)(iv) and Section 2.4(b), all payments to be made hereunder by Borrower shall be remitted to Administrative Agent and all such payments, and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, to reduce the balance of the Revolving Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

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(ii)           At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent shall be applied as follows:

(A)          first, to pay any Secured Party Expenses (including cost or expense reimbursements) or indemnities then due to Administrative Agent under the Loan Documents, until paid in full,

(B)          second, to pay any fees or premiums then due to Administrative Agent under the Loan Documents until paid in full,

(C)          third, to pay interest due in respect of all Extraordinary Advances until paid in full,

(D)          fourth, to pay the principal of all Extraordinary Advances until paid in full,

(E)          fifth, ratably, to pay any Secured Party Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)          sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(G)          seventh, to pay interest accrued in respect of the Swing Loans until paid in full,

(H)          eighth, to pay the principal of all Swing Loans until paid in full,

(I)            ninth, ratably, to pay interest accrued in respect of the Revolving Loans (other than Extraordinary Advances) until paid in full,

(J)           tenth, ratably

(I)             ratably, to pay the principal of all Revolving Loans until paid in full,

(II)           to Administrative Agent, to be held by Administrative Agent, for the benefit of Issuing Bank (and for the ratable benefit of each of the Lenders that have an obligation to pay to Administrative Agent, for the account of Issuing Bank, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Administrative Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.3(b)(ii), beginning with tier (A) hereof),

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(III)          ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause iii. during the continuation of the applicable Application Event) of the most recently established Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Administrative Agent (in form and substance satisfactory to Administrative Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations, and (z) with any balance to be paid to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Administrative Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Administrative Agent in respect of such Bank Product Obligations shall be reapplied pursuant to this Section 2.3(b)(ii), beginning with tier (A) hereof,

(K)           eleventh, to pay any other Obligations other than Obligations owed to Defaulting Lenders (including being paid, ratably, to the Bank Product Providers on account of all amounts then due and payable in respect of Bank Product Obligations, with any balance to be paid to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of the Bank Product Providers, as cash collateral,

(L)            twelfth, ratably to pay any Obligations owed to Defaulting Lenders; and

(M)          thirteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii)           Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.2(e).

(iv)           In each instance, so long as no Application Event has occurred and is continuing, Section 2.3(b)(i) shall not apply to any payment made by Borrower to Administrative Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)           For purposes of Section 2.3(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

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(vi)           In the event of a direct conflict between the priority provisions of this Section 2.3 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.2(g) and this Section 2.3, then the provisions of Section 2.2(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.3 shall control and govern.

(c)           Reduction of Revolver Commitments. The Revolver Commitments shall terminate on the Maturity Date. Borrower may reduce the Revolver Commitments, without premium or penalty, to an amount (which may be zero) not less than the sum of (A) the Revolver Usage as of such date, plus (B) the principal amount of all Revolving Loans not yet made as to which a request has been given by Borrower under Section 2.2(a), plus (C) the amount of all Letters of Credit not yet issued as to which a request has been given by Borrower pursuant to Section 2.6(a). Each such reduction shall be in an amount which is not less than $5,000,000 (unless the Revolver Commitments are being reduced to zero and the amount of the Revolver Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than ten (10) Business Days prior written notice to Administrative Agent, and shall be irrevocable. Once reduced, the Revolver Commitments may not be increased. Each such reduction of the Revolver Commitments shall reduce the Revolver Commitments of each Lender proportionately in accordance with its ratable share thereof.

(d)           Controlled Accounts; Controlled Investments.

(i)            Each Credit Party shall (A) establish and maintain cash management services of a type and on terms reasonably satisfactory to Administrative Agent at one or more of the banks set forth on Schedule 2.3 (each a “Controlled Account Bank”), and shall take reasonable steps to ensure that all of its Account Debtors forward payment of the amounts owed by them directly to such Controlled Account Bank, and (B) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to a Credit Party) into a bank account of such Credit Party (each, a “Controlled Account”) at one of the Controlled Account Banks.

(ii)           Each Credit Party shall establish and maintain Control Agreements with Administrative Agent and the applicable Controlled Account Bank with respect to each applicable Controlled Account, in form and substance reasonably acceptable to Administrative Agent (it being understood that the Control Agreement entered into with JPMorgan Chase Bank, N.A., as depositary bank, on the Closing Date is acceptable to Administrative Agent). In addition, each Credit Party shall establish and maintain Controlled Account Agreements with Administrative Agent and the applicable Controlled Account Bank as may be required or necessary with respect to its Cash Management Services, in form and substance reasonably acceptable to Administrative Agent. Each Control Agreement shall provide, among other things, that (A) the Controlled Account Bank will comply with any instructions originated by Administrative Agent directing the disposition of the funds in such Controlled Account without further consent by the applicable Credit Party, (B) the Controlled Account Bank waives, subordinates, or agrees not to exercise any rights of setoff or recoupment or any other claim against the applicable Controlled Account other than for payment of its service fees and other charges directly related to the administration of such Controlled Account and for returned checks or other items of payment, and (C) upon the instruction of Administrative Agent (an “Activation Instruction”), the Controlled Account Bank will forward by daily sweep all amounts in the applicable Controlled Account to the Administrative Agent’s Applicable Account. Administrative Agent agrees not to issue an Activation Instruction with respect to the Controlled Accounts except during a Trigger Period. Administrative Agent agrees to use commercially reasonable efforts to rescind an Activation Instruction (and, if the Activation Instruction cannot be rescinded, replace the Control Agreement with an identical un-activated Control Agreement or a similar Control Agreement in form and substance reasonably acceptable to Administrative Agent) (the “Rescission”) upon termination of a Trigger Period; provided that no such Recession shall be permitted if more than three Trigger Periods have existed.

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(iii)          So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.3 to add or replace a Controlled Account Bank or Controlled Account and shall upon such addition or replacement provide to Administrative Agent an amended Schedule 2.3; provided, however, that (A) such prospective Controlled Account Bank shall be reasonably satisfactory to Administrative Agent, and (B) prior to the time of the opening of such Controlled Account, the applicable Credit Party and such prospective Controlled Account Bank shall have executed and delivered to Administrative Agent a Control Agreement with respect to such Controlled Account and, as required or necessary, a related Controlled Account Agreement. Each Credit Party shall close any of its Controlled Accounts (and establish replacement Controlled Account accounts in accordance with the foregoing sentence) as promptly as practicable and in any event within forty-five (45) days after notice from Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the Controlled Account Bank with respect to Controlled Account Accounts or Administrative Agent’s liability under any Control Agreement or any Controlled Account Agreement with such Controlled Account Bank is no longer acceptable in Administrative Agent’s reasonable judgment.

(iv)           No Credit Party will, and no Credit Party will permit its Subsidiaries to, make, acquire, or permit to exist Permitted Investments consisting of cash, Cash Equivalents, or amounts credited to Deposit Accounts (other than Excluded Deposit Accounts) or Securities Accounts (other than Excluded Securities Accounts) unless Credit Party or its Subsidiary, as applicable, and the applicable bank or securities intermediary have entered into Control Agreements with Administrative Agent governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments.

Section 2.4            Prepayments of Loans.

(a)          Optional Prepayments. Borrower may prepay the principal of any Revolving Loan at any time in whole or in part.

(b)          Mandatory Prepayments.

(i)            Borrowing Base. If, at any time, (A) the Revolver Usage on such date exceeds

(B) the Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrower to Administrative Agent, then Borrower shall immediately prepay the Obligations in accordance with Section 2.4(c) in an aggregate amount equal to the amount of such excess.

(ii)           Asset Dispositions. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 2.4(c) below in amounts equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Asset Disposition (other than (x) any Asset Disposition permitted pursuant to, and in accordance with, clauses (a) through (d) of Section 7.5 and (y) until the Term Loan Facilities or any Permitted Refinancing thereof that is bound by the ABL Intercreditor Agreement and constitutes “Term Loan Obligations” thereunder is no longer in effect, any disposition of Term Loan Priority Collateral). Such prepayments shall be made within three (3) Business Days after the date of receipt of the Net Cash Proceeds of any such Asset Disposition by such Credit Party or any of its Subsidiaries.

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(iii)          Insurance and Condemnation Events. The Borrower shall make mandatory principal prepayments of the Loans in the manner set forth in Section 2.4(c) below in an amount equal to one hundred percent (100%) of the aggregate Net Cash Proceeds from any Insurance and Condemnation Event (other than, until the Term Loan Facilities or any Permitted Refinancing thereof that is bound by the ABL Intercreditor Agreement and constitutes “Term Loan Obligations” thereunder is no longer in effect, any Insurance and Condemnation Event in respect of Term Loan Priority Collateral) to the extent that the aggregate Net Cash Proceeds from all Insurance and Condemnation Events received from the Closing Date through the applicable date of determination exceeds $1,000,000. Such prepayments shall be made within three (3) Business Days after the date of receipt of Net Cash Proceeds of any such Insurance and Condemnation Event by such Credit Party or any of its Subsidiaries.

(c)            Application of Payments.

(i)            Each prepayment pursuant to Section 2.4(b)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the Revolving Loans until paid in full, and second, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii).

(ii)           Each prepayment pursuant to Section 2.4(b)(ii) or 2.4(b)(iii) shall (A) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Revolving Loans (with a corresponding permanent reduction in the Maximum Revolver Amount), until paid in full, and third, to cash collateralize the Letters of Credit in an amount equal to 105% of the then outstanding Letter of Credit Usage (with a corresponding permanent reduction in the Maximum Revolver Amount)], and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.3(b)(ii).

Section 2.5            Promise to Pay; Promissory Notes Borrower agrees to pay the Secured Party Expenses on the earlier of (i) the first day of the month following the date on which the applicable Secured Party Expenses were first incurred or (ii) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Secured Party Expenses to the Loan Account pursuant to the provisions of Section 3.1(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)). Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Secured Party Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Borrower agrees that their obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)          Any Lender may request that any portion of its Commitments or the Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by Administrative Agent and reasonably satisfactory to Borrower. Thereafter, the portion of the Commitments and Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

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Section 2.6            Letters of Credit

(a)           Subject to the terms and conditions of this Agreement, upon the request of Borrower made in accordance herewith, and prior to the Maturity Date, Issuing Bank agrees to issue a requested Letter of Credit for the account of Borrower. By submitting a request to Issuing Bank for the issuance of a Letter of Credit, Borrower shall be deemed to have requested that Issuing Bank issue the requested Letter of Credit. Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be irrevocable and shall be made in writing by an Authorized Person and delivered to Issuing Bank via telefacsimile or other electronic method of transmission reasonably acceptable to Issuing Bank and reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance reasonably satisfactory to Issuing Bank and (i) shall specify (A) the amount of such Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (C) the proposed expiration date of such Letter of Credit, (D) the name and address of the beneficiary of the Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Administrative Agent or Issuing Bank may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Bank generally requests for Letters of Credit in similar circumstances. Bank’s records of the content of any such request will be conclusive. Anything contained herein to the contrary notwithstanding, Issuing Bank may, but shall not be obligated to, issue a Letter of Credit that supports the obligations of Holdings or its Subsidiaries in respect of (x) a lease of real property, or (y) an employment contract.

(b)           Issuing Bank shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)          the Letter of Credit Usage would exceed $10,000,000, or

(ii)          the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Revolving Loans (including Swing Loans), or

(iii)           the Letter of Credit Usage would exceed the Borrowing Base at such time less the outstanding principal balance of the Revolving Loans (inclusive of Swing Loans) at such time.

(c)           In the event there is a Defaulting Lender as of the date of any request for the issuance of a Letter of Credit, the Issuing Bank shall not be required to issue or arrange for such Letter of Credit to the extent (i) the Defaulting Lender’s Letter of Credit Exposure with respect to such Letter of Credit may not be reallocated pursuant to Section 2.2(g)(ii), or (ii) the Issuing Bank has not otherwise entered into arrangements reasonably satisfactory to it and Borrower to eliminate the Issuing Bank’s risk with respect to the participation in such Letter of Credit of the Defaulting Lender, which arrangements may include Borrower cash collateralizing such Defaulting Lender’s Letter of Credit Exposure in accordance with Section 2.2(g)(ii). Additionally, Issuing Bank shall have no obligation to issue a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit or request that Issuing Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, (B) the issuance of such Letter of Credit would violate one or more policies of Issuing Bank applicable to letters of credit generally, or (C) if amounts demanded to be paid under any Letter of Credit will or may not be in United States Dollars.

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(d)           Any Issuing Bank (other than Wells Fargo or any of its Affiliates) shall notify Administrative Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Bank issued any Letter of Credit; provided that (i) until Administrative Agent advises any such Issuing Bank that the provisions of Section 4.2 are not satisfied, or (ii) unless the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by Administrative Agent and such Issuing Bank, such Issuing Bank shall be required to so notify Administrative Agent in writing only once each week of the Letters of Credit issued by such Issuing Bank during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Administrative Agent and such Issuing Bank may agree. Each Letter of Credit shall be in form and substance reasonably acceptable to Issuing Bank, including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Bank makes a payment under a Letter of Credit, Borrower shall pay to Administrative Agent an amount equal to the applicable Letter of Credit Disbursement on the Business Day such Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the Letter of Credit Disbursement immediately and automatically shall be deemed to be a Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Article IV) and, initially, shall bear interest at the rate then applicable to Revolving Loans that are Base Rate Loans. If a Letter of Credit Disbursement is deemed to be a Revolving Loan hereunder, Borrower’s obligation to pay the amount of such Letter of Credit Disbursement to Issuing Bank shall be automatically converted into an obligation to pay the resulting Revolving Loan. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.6(e) to reimburse Issuing Bank, then to such Revolving Lenders and Issuing Bank as their interests may appear.

(e)           Promptly following receipt of a notice of a Letter of Credit Disbursement pursuant to Section 2.6(d), each Revolving Lender agrees to fund its Pro Rata Share of any Revolving Loan deemed made pursuant to Section 2.6(d) on the same terms and conditions as if Borrower had requested the amount thereof as a Revolving Loan and Administrative Agent shall promptly pay to Issuing Bank the amounts so received by it from the Revolving Lenders. By the issuance of a Letter of Credit (or an amendment, renewal, or extension of a Letter of Credit) and without any further action on the part of Issuing Bank or the Revolving Lenders, Issuing Bank shall be deemed to have granted to each Revolving Lender, and each Revolving Lender shall be deemed to have purchased, a participation in each Letter of Credit issued by Issuing Bank, in an amount equal to its Pro Rata Share of such Letter of Credit, and each such Revolving Lender agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of any Letter of Credit Disbursement made by Issuing Bank under the applicable Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of Issuing Bank, such Revolving Lender’s Pro Rata Share of each Letter of Credit Disbursement made by Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.6(d), or of any reimbursement payment that is required to be refunded (or that Administrative Agent or Issuing Bank elects, based upon the advice of counsel, to refund) to Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of Issuing Bank, an amount equal to its respective Pro Rata Share of each Letter of Credit Disbursement pursuant to this Section 2.6(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Article IV. If any such Revolving Lender fails to make available to Administrative Agent the amount of such Revolving Lender’s Pro Rata Share of a Letter of Credit Disbursement as provided in this Section, such Revolving Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of Issuing Bank) shall be entitled to recover such amount on demand from such Revolving Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

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(f)            Borrower agrees to indemnify, defend and hold harmless each member of the Lender Group (including Issuing Bank and its branches, Affiliates, and correspondents) and each such Person’s respective directors, officers, employees, attorneys and agents (each, including Issuing Bank, a “Letter of Credit Related Person”) (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), which may be incurred by or awarded against any Letter of Credit Related Person (other than Taxes, which shall be governed by Section 3.11) (the “Letter of Credit Indemnified Costs”), and which arise out of or in connection with, or as a result of this Agreement, any Letter of Credit, any Issuer Document, or any Drawing Document referred to in or related to any Letter of Credit, or any action or proceeding arising out of any of the foregoing (whether administrative, judicial or in connection with arbitration); in each case, including that resulting from the Letter of Credit Related Person’s own negligence; provided, however, that such indemnity shall not be available to any Letter of Credit Related Person claiming indemnification to the extent that such Letter of Credit Indemnified Costs may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of the Letter of Credit Related Person claiming indemnity. This indemnification provision shall survive termination of this Agreement and all Letters of Credit.

(g)           The liability of Issuing Bank (or any other Letter of Credit Related Person) under, in connection with or arising out of any Letter of Credit (or pre-advice), regardless of the form or legal grounds of the action or proceeding, shall be limited to direct damages suffered by Borrower that are caused directly by Issuing Bank’s gross negligence or willful misconduct in (i) honoring a presentation under a Letter of Credit that on its face does not at least substantially comply with the terms and conditions of such Letter of Credit, (ii) failing to honor a presentation under a Letter of Credit that strictly complies with the terms and conditions of such Letter of Credit or (iii) retaining Drawing Documents presented under a Letter of Credit. Issuing Bank shall be deemed to have acted with due diligence and reasonable care if Issuing Bank’s conduct is in accordance with Standard Letter of Credit Practice or in accordance with this Agreement. Borrower’s aggregate remedies against Issuing Bank and any Letter of Credit Related Person for wrongfully honoring a presentation under any Letter of Credit or wrongfully retaining honored Drawing Documents shall in no event exceed the aggregate amount paid by Borrower to Issuing Bank in respect of the honored presentation in connection with such Letter of Credit under Section 2.6(d), plus interest at the rate then applicable to Base Rate Loans hereunder. Borrower shall take action to avoid and mitigate the amount of any damages claimed against Issuing Bank or any other Letter of Credit Related Person, including by enforcing its rights against the beneficiaries of the Letters of Credit. Any claim by Borrower under or in connection with any Letter of Credit shall be reduced by an amount equal to the sum of (x) the amount (if any) saved by Borrower as a result of the breach or alleged wrongful conduct complained of; and (y) the amount (if any) of the loss that would have been avoided had Borrower taken all reasonable steps to mitigate any loss, and in case of a claim of wrongful dishonor, by specifically and timely authorizing Issuing Bank to effect a cure.

(h)           Borrower is responsible for preparing or approving the final text of the Letter of Credit as issued by Issuing Bank, irrespective of any assistance Issuing Bank may provide such as drafting or recommending text or by Issuing Bank’s use or refusal to use text submitted by Borrower. Borrower is solely responsible for the suitability of the Letter of Credit for Borrower’s purposes. With respect to any Letter of Credit containing an “automatic amendment” to extend the expiration date of such Letter of Credit, Issuing Bank, in its sole and absolute discretion, may give notice of nonrenewal of such Letter of Credit and, if Borrower does not at any time want such Letter of Credit to be renewed, Borrower will so notify Administrative Agent and Issuing Bank at least 15 calendar days before Issuing Bank is required to notify the beneficiary of such Letter of Credit or any advising bank of such nonrenewal pursuant to the terms of such Letter of Credit.

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(i)            Borrower’s reimbursement and payment obligations under this Section 2.6 are absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever, provided, however, that subject to Section 2.6(g) above, the foregoing shall not release Issuing Bank from such liability to Borrower as may be finally determined in a final, non-appealable judgment of a court of competent jurisdiction against Issuing Bank following reimbursement or payment of the obligations and liabilities, including reimbursement and other payment obligations, of Borrower to Issuing Bank arising under, or in connection with, this Section 2.6 or any Letter of Credit.

(j)            Without limiting any other provision of this Agreement, Issuing Bank and each other Letter of Credit Related Person (if applicable) shall not be responsible to Borrower for, and Issuing Bank’s rights and remedies against Borrower and the obligation of Borrower to reimburse Issuing Bank for each drawing under each Letter of Credit shall not be impaired by:

(i)           honor of a presentation under any Letter of Credit that on its face substantially complies with the terms and conditions of such Letter of Credit, even if the Letter of Credit requires strict compliance by the beneficiary;

(ii)           honor of a presentation of any Drawing Document that appears on its face to have been signed, presented or issued (A) by any purported successor or transferee of any beneficiary or other Person required to sign, present or issue such Drawing Document or (B) under a new name of the beneficiary;

(iii)           acceptance as a draft of any written or electronic demand or request for payment under a Letter of Credit, even if nonnegotiable or not in the form of a draft or notwithstanding any requirement that such draft, demand or request bear any or adequate reference to the Letter of Credit;

(iv)           the identity or authority of any presenter or signer of any Drawing Document or the form, accuracy, genuineness or legal effect of any Drawing Document (other than Issuing Bank’s determination that such Drawing Document appears on its face substantially to comply with the terms and conditions of the Letter of Credit);

(v)           acting upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that Issuing Bank in good faith believes to have been given by a Person authorized to give such instruction or request;

(vi)           any errors, omissions, interruptions or delays in transmission or delivery of any message, advice or document (regardless of how sent or transmitted) or for errors in interpretation of technical terms or in translation or any delay in giving or failing to give notice to Borrower;

(vii)           any acts, omissions or fraud by, or the insolvency of, any beneficiary, any nominated person or entity or any other Person or any breach of contract between the beneficiary and Borrower or any of the parties to the underlying transaction to which the Letter of Credit relates;

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(viii)          assertion or waiver of any provision of the ISP or UCP that primarily benefits an issuer of a letter of credit, including any requirement that any Drawing Document be presented to it at a particular hour or place;

(ix)           payment to any paying or negotiating bank (designated or permitted by the terms of the applicable Letter of Credit) claiming that it rightfully honored or is entitled to reimbursement or indemnity under Standard Letter of Credit Practice applicable to it;

(x)           acting or failing to act as required or permitted under Standard Letter of Credit Practice applicable to where Issuing Bank has issued, confirmed, advised or negotiated such Letter of Credit, as the case may be;

(xi)          honor of a presentation after the expiration date of any Letter of Credit notwithstanding that a presentation was made prior to such expiration date and dishonored by Issuing Bank if subsequently Issuing Bank or any court or other finder of fact determines such presentation should have been honored;

(xii)          dishonor of any presentation that does not strictly comply or that is fraudulent, forged or otherwise not entitled to honor; or

(xiii)          honor of a presentation that is subsequently determined by Issuing Bank to have been made in violation of international, federal, state or local restrictions on the transaction of business with certain prohibited Persons.

(k)           Borrower shall pay immediately upon demand to Administrative Agent for the account of Issuing Bank as non-refundable fees, commissions, and charges (it being acknowledged and agreed that any charging of such fees, commissions and charges to the Loan Account pursuant to the provisions of Section 3.1(d) shall be deemed to constitute a demand for payment thereof for the purposes of this Section 2.6(k)): (i) a fronting fee which shall be imposed by Issuing Bank upon the issuance of each Letter of Credit of .250% per annum of the face amount thereof, plus (ii) any and all other customary commissions, fees and charges then in effect imposed by, and any and all expenses incurred by, Issuing Bank, or by any adviser, confirming institution or entity or other nominated person, relating to Letters of Credit, at the time of issuance of any Letter of Credit and upon the occurrence of any other activity with respect to any Letter of Credit (including transfers, assignments of proceeds, amendments, drawings, renewals or cancellations).

(l)            If by reason of (x) any Change in Law, or (y) compliance by Issuing Bank or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)           any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)          there shall be imposed on Issuing Bank or any other member of the Lender Group any other condition regarding any Letter of Credit,

and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Bank or any other member of the Lender Group of issuing, making, participating in, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay within 30 days after demand therefor, such amounts as Administrative Agent may specify to be necessary to compensate Issuing Bank or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder; provided, that (A) Borrower shall not be required to provide any compensation pursuant to this Section 2.6(l) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof. The determination by Administrative Agent of any amount due pursuant to this Section 2.6(l), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

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(m)          Unless otherwise expressly agreed by Issuing Bank and Borrower when a Letter of Credit is issued, (i) the rules of the ISP and the UCP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit.

(n)           In the event of a direct conflict between the provisions of this Section 2.6 and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.6 shall control and govern.

Section 2.7            LIBOR Option

(a)          Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option, subject to Section 2.7(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than three (3) months in duration, interest shall be payable at three (3) month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower has properly exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, Borrower no longer shall have the option to request that Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b)           LIBOR Election.

(i)          Borrower may, at any time and from time to time, so long as Borrower has not received a notice from Administrative Agent (which notice Administrative Agent may elect to give or not give in its discretion unless Administrative Agent is directed to give such notice by the Required Lenders, in which case, it shall give the notice to Borrower), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrower to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 2:00 p.m. at least 1 Business Day prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Borrower’s election of the LIBOR Option for a permitted portion of the Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline, or by telephonic notice received by Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent prior to 5:00 p.m. on the same day). Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the affected Lenders.

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(ii)           Unless Administrative Agent, in its sole discretion, agrees otherwise, Borrower shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrower may only exercise the LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)           Conversion; Prepayment. Borrower may convert LIBOR Rate Loans to Base Rate Loans or prepay LIBOR Rate Loans at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Administrative Agent of any payments or proceeds of Collateral in accordance with Section 2.3(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all funding losses in accordance with Section 3.9.

ARTICLE III

GENERAL LOAN PROVISIONS

Section 3.1            Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)           Interest Rates. Except as provided in Section 3.1(c), all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest as follows:

(i)            if the relevant Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(ii)           otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)           Letter of Credit Fee. Borrower shall pay Administrative Agent (for the ratable benefit of the Revolving Lenders), a Letter of Credit fee (the “Letter of Credit Fee”) (which fee shall be in addition to the fronting fees and commissions, other fees, charges and expenses set forth in Section 2.6(k)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding Letters of Credit.

(c)           Default Rate. Upon the occurrence and during the continuation of (x) an Event of Default under Section 8.1, 8.4, or 8.5 hereof or (y) any other Event of Default and at the election of Administrative Agent or the Required Lenders,

(i)            all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

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(ii)           the Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)           Payment. Except to the extent provided to the contrary in Section 3.5, Section 2.6(k) or Section 2.7(a), (i) all interest, all Letter of Credit Fees and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable, in arrears, on the first day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Secured Party Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Secured Party Expenses were first incurred or (y) the date on which demand therefor is made by Administrative Agent (it being acknowledged and agreed that any charging of such costs, expenses or Secured Party Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorize Administrative Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Revolving Loans, (B) on the first day of each month, all Letter of Credit Fees accrued or chargeable hereunder during the prior month, (C) as and when incurred or accrued, all fees and costs provided for in Section 3.5 (a) or (c), (D) on the first day of each month, the Unused Line Fee accrued during the prior month pursuant to Section 3.5(b), (E) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (F) as and when incurred or accrued, the fronting fees and all commissions, other fees, charges and expenses provided for in Section 2.6(k), (G) as and when incurred or accrued, all other Secured Party Expenses, and (H) as and when due and payable all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products). All amounts (including interest, fees, costs, expenses, Secured Party Expenses, or other amounts payable hereunder or under any other Loan Document or under any Bank Product Agreement) charged to the Loan Account shall thereupon constitute Revolving Loans hereunder, shall constitute Obligations hereunder, and shall initially accrue interest at the rate then applicable to Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)           Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)            Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

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Section 3.2             Crediting Payments. The receipt of any payment item by Administrative Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Administrative Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Administrative Agent only if it is received into Administrative Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Administrative Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Administrative Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day.

Section 3.3            Designated Account. Administrative Agent is authorized to make the Revolving Loans, and Issuing Bank is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 3.1(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Revolving Loans requested by Borrower and made by Administrative Agent or the Lenders hereunder. Unless otherwise agreed by Administrative Agent and Borrower, any Revolving Loan or Swing Loan requested by Borrower and made by Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

Section 3.4            Maintenance of Loan Account; Statements of Obligations. Administrative Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Revolving Loans (including Extraordinary Advances and Swing Loans) made by Administrative Agent, Swing Lender, or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued or arranged by Issuing Bank for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Secured Party Expenses. In accordance with Section 3.2, the Loan Account will be credited with all payments received by Administrative Agent from Borrower or for Borrower’s account. Administrative Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Secured Party Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Administrative Agent first makes such a statement available to Borrower, Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in such statement. Fees.

(a)           Administrative Agent Fees. Borrower shall pay to Administrative Agent, for the account of Administrative Agent, as and when due and payable under the terms of the Administrative Agent Fee Letter, the fees set forth in the Administrative Agent Fee Letter.

(b)           Unused Line Fee. Borrower shall pay to Administrative Agent, for the ratable account of the Revolving Lenders, an unused line fee (the “Unused Line Fee”) in an amount equal to 0.50% per annum times the result of (i) the aggregate amount of the Revolver Commitments, less (ii) the average amount of the Revolver Usage during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full.

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(c)          Field Examination and Other Fees. Borrower shall pay to the Administrative Agent, field examination, appraisal, and valuation fees and charges, as and when incurred or chargeable, as follows (i) a fee of $1,000 per day, per examiner, plus reasonable out-of-pocket expenses (including travel, meals, and lodging) for each field examination of Borrower and its Subsidiaries performed by personnel employed by the Administrative Agent, and (ii) the fees or charges paid or incurred by the Administrative Agent (but, in any event, no less than a charge of $1,000 per day, per Person, plus reasonable out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of Borrower or their Subsidiaries, to establish electronic collateral reporting systems, to appraise the Collateral, or any portion thereof, or to assess Borrower’s or its Subsidiaries’ business valuation; provided that the Borrower will not be obligated to reimburse for more than 2 field examinations and 1 inventory appraisals during any calendar year; provided further, that the Borrower will be obligated to reimburse for (i) up to 1 additional field exam and 1 additional inventory appraisal during any calendar year in which a Trigger Period occurs and (ii) an unlimited number of field exams and appraisals upon the occurrence and during the continuance of an Event of Default.

Section 3.6          [Reserved].[Reserved].Changed Circumstances.

(a)          Circumstances Affecting LIBOR Rate Availability. In connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan shall be suspended, and the Borrower shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan together with accrued interest thereon (subject to Section 3.1(f)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan; or (B) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

(b)           Laws Affecting LIBOR Rate Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the affected Lenders to make LIBOR Rate Loans, and the right of the Borrower to convert any Loan of such Lenders to a LIBOR Rate Loan or continue any Loan of such Lenders as a LIBOR Rate Loan shall be suspended and thereafter the Borrower may select only Base Rate Loans for such Loans and (ii) if any of such Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

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Section 3.9           Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise from or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow, continue or convert to a LIBOR Rate Loan on a date specified therefor in a LIBOR Notice or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Pro Rata Share of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 3.10          Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the Issuing Bank;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Bank or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, the Issuing Bank or other Recipient, the Borrower shall promptly pay to any such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

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(b)           Capital Requirements. If any Lender or the Issuing Bank determines that any Change in Law affecting such Lender or the Issuing Bank or any lending office of such Lender or such Lender’s or the Issuing Bank’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Revolver Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swing Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Bank the Borrower shall promptly pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)           Certificates for Reimbursement. A certificate of a Lender, the Issuing Bank or such other Recipient setting forth the amount or amounts necessary to compensate such Lender, the Issuing Bank, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender, the Issuing Bank or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d)           Delay in Requests. Failure or delay on the part of any Lender, the Issuing Bank or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Issuing Bank’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender, the Issuing Bank or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, the Issuing Bank or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s, the Issuing Bank’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine (9) month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.11          Taxes.

(a)           Defined Terms. For purposes of this Section 3.11, the term “Applicable Law” includes FATCA.

(b)           Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.11), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)           Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

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(d)           Indemnification by the Credit Parties. The Credit Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.11) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e)           Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.9(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 3.11(e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 3.11, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.11(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

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(ii)          Without limiting the generality of the foregoing:

   (A)          Any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

   (B)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)           in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)           executed originals of IRS Form W-8ECI;

(3)            in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4)           to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;

(C)           any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

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(D)           if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)           Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.11 (including by the payment of additional amounts pursuant to this Section 3.11), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 3.11 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 3.11(h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.11(h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 3.11(h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.11(h) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)          Survival. Each party’s obligations under this Section 3.11 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.12          Mitigation Obligations; Replacement of Lenders.

(a)          Designation of a Different Lending Office. If any Lender requests compensation under Section 3.10, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, then such Lender shall, at the request of the Borrower, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.10 or Section 3.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)           Replacement of Lenders. If any Lender requests compensation under Section 3.10, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.11, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.12(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.9), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.10 or Section 3.11) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i)          the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.9;

(ii)         such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 3.10 or payments required to be made pursuant to Section 3.11, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)        such assignment does not conflict with Applicable Law; and

(v)         in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Each Lender agrees that if the Borrower exercises its option hereunder to cause an assignment by such Lender as a Defaulting Lender or a Non-Consenting Lender, such Lender shall, promptly after receipt of written notice of such election, execute and deliver all documentation necessary to effectuate such assignment in accordance with Section 10.9. In the event that a Lender does not comply with the requirements of the immediately preceding sentence within one (1) Business Day after receipt of such notice, such Lender shall be deemed to have complied with such requirements. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

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ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING

Section 4.1           Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loans or issue or participate in the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a)           Executed Loan Documents. This Agreement, the ABL Intercreditor Agreement, the Term Loan Intercreditor Agreement, a Note in favor of each Lender requesting a Note, the Guaranty and Security Agreement and the other Security Documents set forth on Schedule 4.1, together with any other applicable Loan Documents set forth on Schedule 4.1, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect.

(b)           Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i)           Officer’s Certificate. A certificate from a Responsible Officer of Holdings and the Borrower to the effect that (A) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty is true and correct in all respects; (B) after giving effect to the Transactions, no Default or Event of Default has occurred and is continuing; (C) since December 31, 2012, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect; and (D) each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 4.1 and Section 4.2.

(ii)          Certificate of Secretary of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (B) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the Board of Directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 4.1(b)(iii).

(iii)          Certificates of Good Standing. Certificates as of a recent date of the good standing of each Credit Party under the laws of its jurisdiction of incorporation, organization or formation (or equivalent), as applicable.

(iv)         Opinions of Counsel. Opinions of (A) Milbank, Tweed, Hadley & McCloy LLP, counsel to the Credit Parties and (B) Hall Booth Smith, P.C., local Tennessee counsel to the Credit Parties, in each case addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Administrative Agent and the Lenders).

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(v)          Borrowing Base Certificate. A Borrowing Base Certificate as of the most recent month or the most recent week then ended occurring prior to the Closing Date for which information is available and the Administrative Agent shall be reasonably satisfied that Excess Availability on the Closing Date, after giving effect to the initial use of proceeds of the Loans and the other transactions occurring on the Closing Date, is not less than $5,000,000.

(c)          Personal Property Collateral.

(i)          Filings and Recordings. The Administrative Agent shall have received all filings and recordations that are necessary to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Collateral and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Prior Liens).

(ii)         Pledged Collateral. The Administrative Agent shall have received (A) original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Documents, together with an undated stock power for each such certificate duly executed in blank by the registered owner thereof and (B) each original promissory note pledged pursuant to the Security Documents together with an undated allonge for each such promissory note duly executed in blank by the holder thereof.

(iii)         Lien Search. The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, bankruptcy, tax and intellectual property matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in any assets of such Credit Party and in each jurisdiction in which federal tax liens against such Credit Party should be filed, in each case indicating among other things that the assets of each such Credit Party are free and clear of any Lien (except for Permitted Liens).

(iv)       Property and Liability Insurance. The Administrative Agent shall have received, in each case in form and substance reasonably satisfactory to the Administrative Agent, evidence of property, business interruption and liability insurance covering each Credit Party, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Administrative Agent as lender’s loss payee (other than as any such casualty insurance policy may relate to inventory) on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Administrative Agent, copies of such insurance policies.

(v)         Other Collateral Documentation. The Administrative Agent shall have received any documents reasonably requested thereby or as required by the terms of the Security Documents to evidence its security interest in the Collateral.

(d)          Financial Matters.

(i)          Financial Statements of the Borrower. The Administrative Agent shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries and the related audited statements of income and retained earnings and cash flows for the three most recently completed Fiscal Years ended at least ninety (90) days prior to the Closing Date and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries and the related unaudited interim statements of income and retained earnings and cash flows for each interim fiscal quarter ended since the last audited financial statements referred to in clause (A) above and at least forty-five (45) days prior to the Closing Date, in each case, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

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(ii)         Financial Projections. The Administrative Agent shall have received pro forma Consolidated financial statements for the Borrower and its Subsidiaries, and projections prepared by management of the Borrower, of balance sheets, income statements and cash flow statements on a quarterly basis for the first two years following the Closing Date and on an annual basis for each year thereafter through the fifth anniversary of the Closing Date.

(iii)       Financial Condition/Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the chief financial officer of Borrower, that (A) after giving effect to the Transactions, the Borrower is Solvent and the Credit Parties (on a consolidated basis) are Solvent and (B) the financial projections delivered to the Administrative Agent pursuant to Section 4.1(d)(ii) represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries.

(iv)       Payment at Closing. The Borrower shall have paid or made arrangements to pay contemporaneously with closing (A) to the Administrative Agent, the Arranger and the Lenders the fees set forth or referenced in Section 3.5(a) and any other accrued and unpaid fees or commissions due hereunder, (B) all fees, charges and disbursements of counsel to the Administrative Agent and the Arranger (directly to such counsel) to the extent accrued and unpaid prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings and (C) to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

(e)          Concurrent Transactions.

(i)          First Lien Term Loan Facility. Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Borrower shall have borrowed $170,000,000 in aggregate principal amount of loans under the First Lien Term Loan Credit Agreement and concurrently consummated the transactions under the First Lien Term Loan Credit Agreement.

(ii)         Second Lien Term Loan Facility. Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Borrower shall have borrowed $80,000,000 in aggregate principal amount of loans under the Second Lien Term Loan Credit Agreement and concurrently consummated the transactions under the Second Lien Term Loan Credit Agreement.

(iii)        Parent PIK Toggle Facility. Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, Parent shall have borrowed $45,000,000 in aggregate principal amount of loans under the Parent PIK Toggle Agreement and the Administrative Agent shall have received an executed copy of the Parent PIK Toggle Agreement in form and substance satisfactory to the Administrative Agent.

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(iv)        Refinancing. Prior to or substantially simultaneously with the initial Borrowing on the Closing Date, the Refinancing shall have been consummated with all Liens and guarantees in favor of the existing lenders, noteholders and other creditors being unconditionally terminated or released and, without limiting the foregoing, the Administrative Agent shall have received payoff letters or a trustee’s acknowledgment, as applicable, in form and substance satisfactory to it evidencing such repayment, termination and release.

(f)           Miscellaneous.

(i)          PATRIOT Act, Etc. Holdings, the Borrower and each of the Subsidiary Guarantors shall have provided to the Administrative Agent and the Lenders, at least three (3) Business Days prior to the Closing Date, the documentation and other information requested by the Administrative Agent at least ten (10) Business Days prior to the Closing Date in order to comply with requirements of the PATRIOT Act, applicable “know your customer” and anti-money laundering rules and regulations.

(ii)         General. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.

Without limiting the generality of the provisions of the last paragraph of Section 9.3, for purposes of determining compliance with the conditions specified in this Section 4.1, the Administrative Agent and each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.2           Conditions to All Extensions of Credit. The obligations of the Lenders to make or participate in any Extensions of Credit (including the initial Extension of Credit), and/or the Issuing Bank to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)           Accuracy of Representations and Warranties. The representations and warranties made by any Credit Party in this Agreement and the other Loan Documents shall be true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects, on and as of such borrowing date, with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date).

(b)           No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date.

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(c)          Revolver Usage. Revolver Usage shall not exceed the amount that the Borrower is entitled to borrower under Section 2.1.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each of Holdings and the Borrower hereby represents and warrants to the Administrative Agent and the Lenders both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 4.2, that:

Section 5.1           Organization; Power; Qualification. Each Credit Party and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect. The jurisdictions in which each Credit Party and each Subsidiary thereof are organized and qualified to do business as of the Closing Date are described on Schedule 5.1.

Section 5.2           Ownership. Each Subsidiary of each Credit Party as of the Closing Date is listed on Schedule 5.2. As of the Closing Date, (x) the capitalization of each Credit Party and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 5.2 and (y) Holdings and the Borrower have no Unrestricted Subsidiaries. All outstanding shares have been duly authorized and validly issued and are fully paid and non-assessable and not subject to any preemptive or similar rights, except as described in Schedule 5.2. The shareholders or other owners, as applicable, of each Credit Party and its Subsidiaries and the number of shares owned by each as of the Closing Date are described on Schedule 5.2. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Credit Party or any Subsidiary thereof, except as described on Schedule 5.2.

Section 5.3           Authorization; Enforceability. Each Credit Party and each Subsidiary thereof has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party and each Subsidiary thereof that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party and each Subsidiary thereof that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

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Section 5.4           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party and each Subsidiary thereof of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any material Applicable Law (including all Tobacco Laws) relating to any Credit Party or any Subsidiary thereof, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party or any Subsidiary thereof, (c) conflict with, result in a breach of or constitute a default under any indenture or other debt instrument, or under any other material agreement or other material instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (ii) filings under the UCC, (iii) filings with the United States Copyright Office and/or the United States Patent and Trademark Office and (iv) Mortgage filings with the applicable county recording office or register of deeds.

Section 5.5           Compliance with Law; Governmental Approvals. Each Credit Party and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to its knowledge, threatened attack by direct or collateral proceeding, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties and (c) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law except in each such case where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Effect.

Section 5.6           Tax Returns and Payments. Each Credit Party and each Subsidiary thereof has duly filed or caused to be filed all federal, state and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state and other material tax assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is the subject of a Permitted Protest). Such returns accurately reflect in all material respects all liability for taxes of any Credit Party or any Subsidiary thereof for the periods covered thereby. As of the Closing Date, except as set forth on Schedule 5.6, there is no ongoing audit or examination or, to its knowledge, other investigation by any Governmental Authority of the tax liability of any Credit Party or any Subsidiary thereof. No Governmental Authority has asserted any Lien or other claim against any Credit Party or any Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved (other than (a) any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of the relevant Credit Party or Subsidiary and (b) Permitted Liens). The charges, accruals and reserves on the books of each Credit Party and each Subsidiary thereof in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of any Credit Party or any Subsidiary thereof are in the judgment of Holdings and the Borrower adequate, and neither Holdings nor the Borrower anticipates any additional taxes or assessments for any of such years.

Section 5.7           Intellectual Property Matters. Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are currently being used in the conduct of its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except as could not reasonably be expected to have a Material Adverse Effect.

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Section 5.8          Environmental Matters.

(a)           There has been no Release of Hazardous Materials on, at, under or from (i) any property owned, leased or operated by any Credit Party or any Subsidiary thereof, (ii) to the knowledge of Holdings or the Borrower, any property formerly owned, leased or operated by it or any of its Subsidiaries, or (iii) at any other location arising out of the conduct or current or prior operations of any Credit Party or any Subsidiary thereof, that could, in any such case, reasonably be expected to require investigation, remedial activity or corrective action or cleanup or reasonably be expected to result in any Credit Party or any Subsidiary thereof incurring liability under Environmental Law that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor are there any facts, circumstances or conditions arising out of the current or former operations or owned, operated or leased facilities of any Credit Party or any Subsidiary thereof that could result in such liability;

(b)           Each Credit Party and each Subsidiary thereof and their respective properties and operations are in compliance, and have been in compliance, in all material respects with all applicable Environmental Laws, including obtaining and maintaining all permits required under applicable Environmental Laws to carry on their respective businesses. There is no contamination at, under or about such properties or such operations which could materially interfere with the continued operation of such properties or materially impair the fair saleable value thereof;

(c)           No Credit Party nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws or permits required under Environmental Laws that, if adversely determined, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, nor does any Credit Party or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

(d)           Hazardous Materials have not been transported or disposed of to or from the properties currently or formerly owned, leased or operated by any Credit Party or any Subsidiary thereof in material violation of, or in a manner or to a location which could give rise to material liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to material liability under, any applicable Environmental Laws; and

(e)           No Environmental Claim is pending, or, to the knowledge of Holdings or the Borrower, threatened, for which any Credit Party or any Subsidiary thereof is or may reasonably expected to be named as a party, nor are there any Environmental Claims, consent decrees or orders, administrative orders or other administrative or judicial requirements outstanding under any applicable Environmental Law with respect to any Credit Party or any Subsidiary thereof, with respect to any real property owned, leased or operated by any Credit Party or any Subsidiary thereof or operations of any Credit Party or any Subsidiary thereof that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

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Section 5.9          Employee Benefit Matters.

(a)           As of the Closing Date, no Credit Party nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.9;

(b)           Each Credit Party and each ERISA Affiliate is in compliance with all applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by any Credit Party or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

(c)           As of the Closing Date, no Pension Plan has been terminated, nor has any Pension Plan become subject to funding based benefit restrictions under Section 436 of the Code, nor has any funding waiver from the IRS been received or requested with respect to any Pension Plan, nor has any Credit Party or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Sections 412 or 430 of the Code, Section 302 of ERISA or the terms of any Pension Plan on or prior to the due dates of such contributions under Sections 412 or 430 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

(d)           Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no Credit Party nor any ERISA Affiliate has: (i) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (ii) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, or (iv) failed to make a required installment or other required payment under Sections 412 or 430 of the Code;

(e)            No Termination Event has occurred or is reasonably expected to occur;

(f)            Except where the failure of any of the following representations to be correct could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to its knowledge, threatened concerning or involving (i) any employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by any Credit Party or any ERISA Affiliate, (ii) any Pension Plan or (iii) any Multiemployer Plan; and

(g)           No Credit Party nor any Subsidiary thereof is a party to any contract, agreement or arrangement that could, solely as a result of the delivery of this Agreement or the consummation of transactions contemplated hereby, result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code, except as could not reasonably be expected to have a Material Adverse Effect.

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Section 5.10          Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors. Following the application of the proceeds of each Extension of Credit, not more than twenty-five percent (25%) of the value of the assets (either of the Borrower only or of Holdings and its Subsidiaries on a Consolidated basis) subject to the provisions of Section 7.2 or Section 7.5 or subject to any restriction contained in any agreement or instrument between the Borrower and any Lender or any Affiliate of any Lender relating to Indebtedness in excess of the Threshold Amount will be “margin stock”.

Section 5.11          Government Regulation. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

Section 5.12           Material Contracts; Customers and Suppliers.

(a)          Schedule 5.12 sets forth a complete and accurate list of all Material Contracts of each Credit Party and each Subsidiary thereof in effect as of the Closing Date. Other than as set forth in Schedule 5.12, as of the Closing Date, each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. To the extent requested by the Administrative Agent, each Credit Party and each Subsidiary thereof has delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 5.12 or any other Schedule hereto. As of the Closing Date, no Credit Party nor any Subsidiary thereof (nor, to its knowledge, any other party thereto) is in breach of or in default under any Material Contract; and

(b)         There exists no actual or, to the knowledge of Holdings or the Borrower, threatened termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Credit Party or Subsidiary, on the one hand, and (A) any customer or any group thereof, on the other hand, whose agreements with any Credit Party or Subsidiary are individually or in the aggregate material to the business or operations of such Credit Party or Subsidiary or (B) any material supplier thereof other than Bollore, on the other hand, and, to the knowledge of Holdings or the Borrower, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, except for any actual or threatened termination, cancellation or limitation of, or modification to or change in any of the above mentioned business relationships in this clause (i) that could not reasonably be expected to have a Material Adverse Effect or (ii) any Credit Party or Subsidiary, on the one hand, and Bollore, on the other hand, and, to the knowledge of Holdings or the Borrower, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change, except for any actual or threatened termination, cancellation or limitation of, or modification to or change in any of the above mentioned business relationships in this clause (ii) that could not reasonably be expected to be material and adverse to the Credit Parties or the Lenders.

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Section 5.13           Employee Relations. As of the Closing Date, no Credit Party nor any Subsidiary thereof is party to any collective bargaining agreement, nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 5.13. There is (i) no unfair labor practice complaint pending or, to the knowledge of Holdings or the Borrower, threatened against Holdings or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against Holdings or any of its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and no union organizing activity taking place with respect to any of the employees of Holdings or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect. None of Holdings or any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law which remains unpaid or unsatisfied. The hours worked and payments made to employees of Holdings and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from Holdings or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings or such Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.14           Burdensome Provisions. The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to Holdings, the Borrower or any other Subsidiary or to transfer any of its assets or properties to Holdings, the Borrower or any other Subsidiary in each case other than as permitted by Section 7.10(b) or (c).

Section 5.15           Financial Statements. The audited and unaudited financial statements delivered pursuant to Section 4.1(d)(i) are complete and correct in all material respects and fairly present in all material respects on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP. The projections delivered pursuant to Section 4.1(d)(ii) were prepared in good faith on the basis of the assumptions stated therein, which assumptions are believed to be reasonable in light of then existing conditions except that such financial projections and statements shall be subject to normal year end closing and audit adjustments (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such variations may be material).

Section 5.16           No Material Adverse Change. Since December 31, 2012, there has been no material adverse change in the business, operations, financial condition, Property or liabilities (actual or contingent) of Holdings and its Subsidiaries, taken as a whole, and no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

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Section 5.17         Solvency. The Borrower is Solvent and the Credit Parties, on a consolidated basis, are Solvent.

Section 5.18         Title to Properties. As of the Closing Date, the real property listed on Schedule 5.18 constitutes all of the real property that is owned, leased, subleased or used by any Credit Party or any of its Subsidiaries. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

Section 5.19        Litigation. There are no actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting any Credit Party or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

Section 5.20       Anti-Terrorism; Anti-Money Laundering; Etc. No Credit Party nor any of its Subsidiaries or, to their knowledge, any of their Related Parties (i) is an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States (50 U.S.C. App. §§ 1 et seq.), (ii) is in violation of (A) the Trading with the Enemy Act, (B) any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) or any enabling legislation or executive order relating thereto or (C) the PATRIOT Act (collectively, the “Anti-Terrorism Laws”), (iii) is a Sanctioned Person or (iv) is in violation of the Foreign Corrupt Practices Act of 1977. No part of the proceeds of any Extension of Credit hereunder will be unlawfully used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country, or in any other manner that will result in any violation by any Person (including any Lender, the Arranger, the Administrative Agent, the Issuing Bank or the Swing Lender) of any Anti-Terrorism Laws.

Section 5.21       Absence of Defaults. No event has occurred or is continuing (a) which constitutes a Default or an Event of Default or (b) which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by any Credit Party or any Subsidiary thereof under (i) any Material Contract or (ii) any judgment, decree or order to which any Credit Party or any Subsidiary thereof is a party or by which any Credit Party or any Subsidiary thereof or any of their respective properties may be bound or which would require any Credit Party or any Subsidiary thereof to make any payment under such judgment, decree or order that, in any case under this clause (b), could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.22        Senior Indebtedness Status. The Obligations of each Credit Party and each Subsidiary thereof under this Agreement and each of the other Loan Documents (x) ranks, and shall continue to rank, at least senior in priority of payment to all Subordinated Indebtedness and pari passu in right of payment with all senior Indebtedness of each such Person and (y) is designated as “Senior Indebtedness” (or any comparable designation) under all instruments and documents, now or in the future, evidencing Subordinated Indebtedness of such Person.

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Section 5.23        Disclosure. Holdings and/or its Subsidiaries have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any Credit Party and any Subsidiary thereof are subject, and all other matters known to them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material written information furnished by or on behalf of any Credit Party or any Subsidiary thereof to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized by the Lenders that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections and that such variations may be material).

Section 5.24        Flood Hazard Insurance. With respect to each parcel of real property required to be subject to a Mortgage, the Administrative Agent has received (a) such flood hazard certifications, notices and confirmations thereof, and effective flood hazard insurance policies as are described in Schedule 6.14(d) with respect to real property collateral on the Closing Date, (b) all flood hazard insurance policies required hereunder have been obtained and remain in full force and effect, and the premiums thereon have been paid in full, and (c) except as the Borrower has previously given written notice thereof to the Administrative Agent, there has been no redesignation of any real property into or out of a special flood hazard area.

Section 5.25         Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in Section 6.15.

Section 5.26       Insurance. The properties of the Credit Parties and their Subsidiaries are insured with financially sound and reputable insurance companies in such amounts, with such deductibles and covering such risks (including workers’ compensation, public liability, business interruption and property damage insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Credit Party or Subsidiary operates. Schedule 5.26 sets forth a description of all such insurance currently maintained (excluding title, group health and disability, and similar types of insurance) by or on behalf of the Credit Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, each insurance policy listed on Schedule 5.26 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

Section 5.27        Security Documents.

(a)          The Guaranty and Security Agreement creates in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid, continuing and enforceable security interests in the Collateral (as defined in the Guaranty and Security Agreement).

(b)           The financing statements delivered to the Administrative Agent on the Closing Date are in appropriate form and have been or will be filed in the offices specified in Schedule 9 of the Guaranty and Security Agreement. Upon such filings, the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Credit Parties in, all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC), prior and superior in right to any other Person, except for Permitted Prior Liens.

(c)           When the Pledged Interests (as defined in the Guaranty and Security Agreement) constituting Certificated Securities (as defined in the UCC) is delivered to the Administrative Agent (or its agent), the Administrative Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the Credit Parties in, such Pledged Interests, prior and superior in right to any other Person, except for Permitted Prior Liens.

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(d)           When the Guaranty and Security Agreement (or a short form intellectual property security agreement) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when financing statements, releases and other filings in appropriate form are filed in the offices specified in Schedule 9 of the Guaranty and Security Agreement, the Administrative Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Credit Parties in the Intellectual Property (as defined in the Guaranty and Security Agreement) in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in the United States Patent and Trademark Office or the United States Copyright Office, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the Credit Parties after the Closing Date), except for Permitted Prior Liens.

(e)           When Control Agreements are executed and delivered to the Administrative Agent, the Administrative Agent shall have (i) ”control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than Excluded Deposit Accounts) and (ii) a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Credit Parties in the Deposit Accounts (other than Excluded Deposit Accounts).

Section 5.28           Eligible Accounts. As to each Account that is identified by Borrower as an Eligible Account in a Borrowing Base Certificate submitted to Administrative Agent, such Account is an Eligible Account and is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Accounts.

Section 5.29           Eligible Inventory. As to each item of Inventory that is identified by the Borrower as Eligible Finished Goods Inventory, Eligible Tobacco Leaf Inventory and Eligible WIP Inventory in a Borrowing Base Certificate submitted to Administrative Agent, such Inventory is Eligible Inventory and is not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Administrative Agent-discretionary criteria) set forth in the definition of Eligible Inventory, Eligible Finished Goods Inventory, Eligible Tobacco Leaf Inventory or Eligible WIP Inventory.

Section 5.30           Location of Inventory. The Inventory of Borrower and its Subsidiaries is located only at, or in-transit between, the locations identified on Schedule 5.30 (as such Schedule may be updated pursuant to Section 6.21, and which in any event shall set forth the address of such location, the owner of such location together with the name and address of the owner of such location, the purpose of such location (e.g., manufacturing or storage), the type of inventory stored at such location (e.g., unprocessed tobacco, processed tobacco, tobacco products, cigarette paper and tubes or e-cigarettes), and whether such location is subject to a TTB permit together with the holder of such permit).

Section 5.31           Inventory Records. Each Credit Party keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries’ Inventory and the book value thereof.

Section 5.32          License Agreements. As of the Closing Date, attached hereto as Schedule 5.32 is a description of each Bollore Distribution Agreement, each of which has been delivered to the Administrative Agent. No Bollore Distribution Agreement prevents or restricts the Administrative Agent or any other Secured Party from selling or disposing of any Credit Party’s Inventory within in the United States.

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Section 5.33           TTB Bonds. All taxes at any time due and owing to the TTB in respect of any Credit Party’s Inventory are guaranteed by one or more TTB Bonds.

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitments terminated, each Credit Party will, and will cause each of its Subsidiaries to:

Section 6.1          Financial Statements and Budgets. Deliver to the Administrative Agent, in form and detail satisfactory to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           Annual Financial Statements. As soon as practicable and in any event within one hundred five (105) days after the end of each Fiscal Year (commencing with the Fiscal Year ended December 31, 2013), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows, including the notes thereto, and a report containing management’s discussion and analysis of such financial statements, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings. Such annual financial statements shall be audited by McGladrey LLP or an independent certified public accounting firm of recognized national standing acceptable to the Administrative Agent, and accompanied by a report and unqualified opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b)           Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of the first three (3) fiscal quarters of each Fiscal Year (commencing with the fiscal quarter ended March 31, 2014), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

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(c)           Monthly Financial Statements. As soon as practicable and in any event within thirty (30) days after the end of each fiscal month (commencing with the fiscal month ended January 31, 2014), an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal month and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal month then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in management’s discussion and analysis, the financial condition and results of operations of the Borrower and its Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Holdings.

(d)           Annual Business Plan and Budget. As soon as practicable and in any event within sixty (60) days after the end of each Fiscal Year, a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters following the end of such Fiscal Year, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such budget with a reasonable disclosure of the key assumptions and drivers with respect to such budget, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period.

Section 6.2           Certificates; Other Reports. Deliver to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           at each time financial statements are delivered pursuant to Sections 6.1(a), (b) or (c), (i) a duly completed Officer’s Compliance Certificate (which shall also set forth the calculation, in detail reasonably satisfactory to Agent, of the Consolidated Fixed Charge Coverage Ratio for the Reference Period then ending regardless of whether compliance with Section 7.15 is then applicable) signed by the chief financial officer or treasurer of the Borrower and (ii) a copy of each Bollore Distribution Agreement, or any amendment or modification to a Bollore Distribution Agreement, entered into after the Closing Date and not previously delivered to the Administrative Agent;

(b)           promptly upon receipt thereof, copies of all material reports, if any, submitted to any Credit Party, any Subsidiary thereof or any of their respective boards of directors by their respective independent public accountants in connection with their auditing function, including any management report and any management responses thereto;

(c)           promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Indebtedness of any Credit Party or any Subsidiary thereof in excess of the Threshold Amount pursuant to the terms of any indenture, loan or credit or similar agreement;

(d)           promptly after the assertion or occurrence thereof, notice of any Environmental Claim or other action or proceeding against or of any noncompliance by any Credit Party or any Subsidiary thereof with any Environmental Law that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any Property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law;

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(e)           promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including the PATRIOT Act), as from time to time reasonably requested by the Administrative Agent or any Lender;

(f)           promptly after being furnished or received, copies of all notices, reports, certificates, documents and other information furnished to or received from either Term Loan Administrative Agent, any lenders under either Term Loan Facility or any other agent or representative of such lenders or holders (including any amendments, waivers, supplements, modifications, notices or other documents relating to any default or potential default thereunder, but in any event excluding routine notices, reports and certificates of an administrative nature);

(g)           within five (5) Business Days after submission to TTB, copies of any TTB Form 5000.24 (Excise Tax Return), TTB Form 5210.5 (Report – Manufacturer of Tobacco Products or Cigarette Papers and Tubes), TTB Form 5220.6 (Monthly Report – Tobacco Products or Processed Tobacco Importer), and TTB Form 5250.1 (Report – Manufacturer of Processed Tobacco);

(h)          within five (5) Business Days after a Responsible Officer of any Credit Party obtains actual knowledge thereof, copies of any notices with respect to product recalls that any Credit Party receives from any Governmental Authority;

(i)           each of the collateral reports, and other items set forth on Schedule 6.2 no later than the times specified therein;

(j)           promptly after any officer of Holdings or any of its Subsidiaries obtains knowledge thereof, notice of any litigation commenced or claim instituted after the Closing Date against Holdings or any of its Subsidiaries demanding damages in excess of, or if adversely determined reasonably likely to result in liability to Holdings or any of its Subsidiaries in excess of, $5,000,000 and notice of any other litigation or claim against Holdings or any of its Subsidiaries that is reasonably likely to result in liability to Holdings or any of its Subsidiaries in excess of $5,000,000;

(k)           promptly after the occurrence thereof, notice of (i) any amendment or modification to any Material Contract (and, with respect to any such material amendment or modification, if requested by the Administrative Agent or the Required Lenders, a copy of the documentation governing such amendment or modification promptly after such request), (ii) the provision or receipt of any material notice under any Material Contract and (iii) any default under, or any breach or violation of, any Material Contract;

(l)           such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Administrative Agent or any Lender may reasonably request; and

(m)          promptly after the occurrence thereof, notice of any default or event of default with respect to any Indebtedness of any Credit Party with an aggregate principal amount in excess of $5,000,000.

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Documents required to be delivered pursuant to Section 6.1(a), (b) or (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 10.1; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak Online or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive Material Non-Public Information with respect to the Borrower or its Affiliates or its or their securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, means that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) with respect to the Borrower or its Affiliates or its or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.10); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

Section 6.3          Notice of Litigation and Other Matters. Promptly (but in no event later than five (5) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Administrative Agent in writing of (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)          the occurrence of any Default or Event of Default;

(b)          (i) the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or before any arbitrator against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case that if adversely determined could reasonably be expected to result in a Material Adverse Effect and (ii) the commencement of any material proceeding or investigation by or before the TTB against or involving any Credit Party or any Subsidiary thereof or any of their respective properties, assets or businesses in each case;

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(c)          any notice of any violation received by any Credit Party or any Subsidiary thereof from any Governmental Authority (including any notice of non-compliance with Environmental Laws) that could reasonably be expected to result in a Material Adverse Effect;

(d)          any labor controversy that has resulted in a strike or other work action against any Credit Party or any Subsidiary thereof;

(e)           (i) any attachment, judgment, lien, levy or order exceeding $5,000,000 that may be assessed against or threatened against any Credit Party or any Subsidiary thereof and (ii) any other attachment, judgment, lien, levy or order that may be assessed against or threatened against any Credit Party or any Subsidiary thereof which could reasonably be expected to have a Material Adverse Effect;

(f)           (i) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which Holdings or any of its Subsidiaries is a party or by which Holdings or any Subsidiary thereof or any of their respective properties may be bound which could reasonably be expected to have a Material Adverse Effect and (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Bollore Distribution Agreement; and

(g)           (i) any unfavorable determination letter from the IRS regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Credit Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Credit Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) Holdings or the Borrower obtaining knowledge or reason to know that any Credit Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

Each notice pursuant to Section 6.3 (other than Section 6.3(h)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

Section 6.4           Preservation of Corporate Existence and Related Matters. Except as permitted by Section 7.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

Section 6.5           Maintenance of Property and Licenses.

(a)          Protect and preserve all Properties necessary in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such Property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner, in each case in this Section 6.5(a), except as such action or inaction could not reasonably be expected to result in a Material Adverse Effect.

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(b)          Maintain, in full force and effect in all material respects, each and every license, permit, certification, qualification, approval or franchise issued by any Governmental Authority (each a “License”) required for each of them to conduct their respective businesses as presently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.6           Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses that are similarly situated and located and as may be required by Applicable Law and as are required by any Security Documents (including hazard and business interruption insurance). All such insurance shall (a) provide that no cancellation or material modification thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof, except as reasonably determined by the Administrative Agent in writing (b) name the Administrative Agent as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Administrative Agent as lender’s loss payee. On the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request information in reasonable detail as to the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Without limiting the foregoing, Holdings and the Borrower shall and shall cause each appropriate Credit Party to (i) maintain, if available, fully paid flood hazard insurance on all real property that is located in a special flood hazard area and that is subject to a Mortgage, on such terms and in such amounts as required by The National Flood Insurance Reform Act of 1994, (ii) furnish to the Administrative Agent evidence of renewal (and payment of renewal premiums therefor) of all such policies prior to the expiration or lapse thereof and (iii) furnish to the Administrative Agent prompt written notice of any redesignation of any such improved real property into or out of a special flood hazard area. If Holdings or its Subsidiaries fails to maintain such insurance, the Administrative Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Administrative Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. The Borrower shall give the Administrative Agent prompt notice of any loss exceeding $1,000,000 covered by its or its Subsidiaries’ casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent shall have the sole right (subject to the ABL Intercreditor Agreement) to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

Section 6.7           Accounting Methods and Financial Records. Maintain a system of accounting, and keep proper books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance in all material respects with the regulations of any Governmental Authority having jurisdiction over it or any of its Properties.

Section 6.8           Payment of Taxes and Other Obligations. (a) Pay and perform all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its Property, except to the extent the validity of such taxes, assessments or governmental charges are the subject of a Permitted Protest, (b) pay and perform all other Indebtedness, obligations and liabilities in accordance with customary trade practices and (c) file all applicable tax returns with respect to it and its properties, except where the failure to pay or perform such items described in clauses (a), (b) or (c) of this Section 6.8 could not reasonably be expected to have a Material Adverse Effect.

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Section 6.9            Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws (including Tobacco Laws and Anti-Terrorism Laws) and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 6.10          Environmental Laws. In addition to and without limiting the generality of Section 6.9, (a) comply with, and use commercially reasonable efforts to ensure such compliance by all tenants and subtenants with, all applicable Environmental Laws and obtain, comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws and (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws or by a Governmental Authority, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except in each case as could not reasonably be expected to have a Material Adverse Effect.

Section 6.11         Compliance with ERISA. In addition to and without limiting the generality of Section 6.9, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with applicable provisions of ERISA, the Code and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could reasonably be expected to result in a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

Section 6.12         Compliance with Material Contracts. Comply in all respects with each Material Contract, except as could not reasonably be expected to have a Material Adverse Effect.

Section 6.13          Visits and Inspections.

(a)          Permit representatives of the Administrative Agent or, after the occurrence and during the continuance of an Event of Default, any Lender, from time to time upon prior reasonable notice and at such times during normal business hours, all at the expense of the Borrower, to visit and inspect its properties; inspect, audit and make copies of its books, records and files, including management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that, excluding any such visits and inspections during the continuance of an Event of Default, the Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year at the Borrower’s expense; provided, further, that upon the occurrence and during the continuance of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing at the expense of the Borrower at any time during normal business hours. Upon the request of the Administrative Agent or the Required Lenders, participate in a meeting of the Administrative Agent and Lenders once during each Fiscal Year, which meeting will be held at the Borrower’s corporate offices (or by conference call or at such other location as may be agreed to by the Borrower and the Administrative Agent) at such time as may be agreed by the Borrower and the Administrative Agent.

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(b)          Subject to Section 3.5(c), the Borrower will, and will cause each of its Subsidiaries to, permit the Administrative Agent and each of its duly authorized representatives or agents to conduct appraisals and valuations at such reasonable times and intervals as the Administrative Agent may reasonably request.

Section 6.14          Additional Collateral; Additional Subsidiaries; Real Property.

(a)          Additional Collateral. With respect to any Property acquired after the Closing Date by any Credit Party that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) (i) execute and deliver to the Administrative Agent such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent shall deem reasonably necessary or advisable to grant to the Administrative Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such Property under Applicable Law (and applicable foreign law unless the Administrative Agent shall determine in its sole discretion that the cost of complying with such applicable foreign law is excessive in relation to the value of the security to be afforded thereby) subject to no Liens other than Permitted Liens and no senior Liens other than Permitted Prior Liens, (ii) to the extent requested by the Administrative Agent, deliver customary and reasonable opinions of counsel to the Borrower in form and substance, and from counsel, reasonably acceptable to the Administrative Agent, and (iii) take all actions which may be required under any Applicable Law, or which the Administrative Agent may reasonably request to cause such Lien to be duly perfected to the extent required by such Security Documents in accordance with all applicable legal requirements, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Subject to the limitations set forth herein and in the other Loan Documents, the Borrower and the other Credit Parties shall otherwise take such actions and execute and/or deliver to the Administrative Agent such documents as the Administrative Agent shall reasonably require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired Properties, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b)           Additional Subsidiary Guarantors. Promptly after the creation or acquisition of any Domestic Subsidiary or any Foreign Subsidiary that satisfies the definition of Subsidiary Guarantor (and, in any event, within thirty (30) days after such creation or acquisition, as such time period may be extended by the Administrative Agent in its sole discretion) cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Guaranty and Security Agreement, a joinder to the ABL Intercreditor Agreement and such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Guaranty and Security Agreement) owned by such Subsidiary by delivering to the Administrative Agent a duly executed supplement to each applicable Security Document or such other documents as the Administrative Agent shall deem reasonably appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (iv) deliver to the Administrative Agent such original certificated Equity Interests or other certificates and stock or other transfer powers evidencing the Equity Interests of such Person, (v) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person and (vi) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

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(c)          Additional Foreign Subsidiaries. Notify the Administrative Agent promptly after any Person becomes a First Tier Foreign Subsidiary, and promptly thereafter (and, in any event, within forty- five (45) days after such notification, as such time period may be extended by the Administrative Agent in its sole discretion), cause (i) the applicable Credit Party to deliver to the Administrative Agent Security Documents pledging sixty-five percent (65%) of the total outstanding voting Equity Interests (and one hundred percent (100%) of the non-voting Equity Interests) of any such new First Tier Foreign Subsidiary, which Security Documents shall be governed by the law of the jurisdiction of organization of such First Tier Foreign Subsidiary, and a consent thereto executed by such new First Tier Foreign Subsidiary (including, if applicable, original certificated Equity Interests (or the equivalent thereof pursuant to the Applicable Laws and practices of any relevant foreign jurisdiction) evidencing the Equity Interests of such new First Tier Foreign Subsidiary, together with an appropriate undated stock or other transfer power for each certificate duly executed in blank by the registered owner thereof), (ii) such Person to deliver to the Administrative Agent such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Administrative Agent, (iii) such Person to deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with regard to such Person and (iv) such Person to deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent. For the avoidance of doubt, no guaranty by (or pledge of any of the assets or Equity Interests (other than up to sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests of a First Tier Foreign Subsidiary) of) any First Tier Foreign Subsidiary shall be required to the extent such guaranty or pledge would have a material adverse tax consequence for the Borrower or result in a violation of Applicable Laws.

(d)           Real Property Collateral. (i) Promptly after the acquisition by any Credit Party of any fee owned real property with a fair market value in excess of $5,000,000 that is not subject to the existing Security Documents (and, in any event, within ten (10) days after such acquisition), notify the Administrative Agent and (ii) promptly thereafter (and in any event, within sixty (60) days of such acquisition, as such time period may be extended by the Administrative Agent, in its sole discretion), deliver such mortgages, deeds of trust, flood insurance certificates, title insurance policies, environmental reports, surveys and other documents reasonably requested by the Administrative Agent necessary to grant and perfect a first priority Lien (subject to Permitted Prior Liens) on such real property in favor of the Administrative Agent, for the benefit of the Secured Parties, all in form and substance reasonably acceptable to the Administrative Agent, including those certificates, documents and information listed on Schedule 6.14(d).

(e)           Merger Subsidiaries. Notwithstanding the foregoing, to the extent any new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to a Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transaction, such new Subsidiary shall not be required to take the actions set forth in Section 6.14(b) or (c), as applicable, until the consummation of such Permitted Acquisition (at which time, the surviving entity of the respective merger or amalgamation transaction shall be required to so comply with Section 6.14(b) or (c), as applicable, within fifteen (15) days of the consummation of such Permitted Acquisition, as such time period may be extended by the Administrative Agent in its sole discretion).

(f)           Exclusions. The provisions of this Section 6.14 shall not apply to assets as to which the Administrative Agent and the Borrower shall reasonably determine that the costs and burdens of obtaining a security interest therein or perfection thereof outweigh the value of the security afforded thereby.

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(g)          Term Loan Documents. Notwithstanding anything herein to the contrary, the Borrower and the other Credit Parties shall execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, mortgages, charges, deeds of trust, deposit account control agreements, collateral access agreements and other security documents to the extent provided to either Term Loan Administrative Agent or executed in respect of any Term Loan Obligations (as defined in the ABL Intercreditor Agreement).

Section 6.15          Use of Proceeds. The Borrower shall use the proceeds of the Extensions of Credit to (i) consummate the Refinancing and (ii) pay fees, commissions and expenses in connection with the Transactions.

Section 6.16          [Reserved].

Section 6.17          Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Administrative Agent or the Required Lenders may reasonably request to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties; and provide to the Administrative Agent, from time to time upon the reasonable request of the Administrative Agent, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

Section 6.18           License Agreements. Maintain in effect the Bollore Distribution Agreements during the term of this Agreement.

Section 6.19          Maintenance of Company Separateness. Holdings and the Borrower will, and will cause each of their respective Subsidiaries to, satisfy in all material respects customary company formalities, including, as applicable, (i) the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting, (ii) the maintenance of separate company records and (iii) the maintenance of separate bank accounts in its own name, except in each case as could not reasonably be expected to cause the separate company existence thereof to be ignored or the assets and liabilities thereof to be substantively consolidated as set forth in the following sentence. Neither Holdings, the Borrower nor any of their respective Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the company existence of Holdings, the Borrower or any of their respective Subsidiaries being ignored, or in the assets and liabilities of Holdings, the Borrower or any of their respective Subsidiaries being substantively consolidated with one another or with those of any other such Person in a bankruptcy, reorganization or other insolvency proceeding.

Section 6.20          Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 6.20, in each case within the time limits specified on such schedule.

Section 6.21          Location of Inventory. Borrower will, and will cause each of its Subsidiaries to, keep its Inventory only at, or in transit between, the locations identified on Schedule 5.30; provided, that (i) Borrower may amend Schedule 5.30 so long as such amendment occurs by written notice to Administrative Agent not less than ten (10) days prior to the date on which such Inventory is moved to such new location and so long as such new location is within the continental United States and (ii) Inventory having a value of $100,000 or less shall be excluded from the application of this Section 6.21.

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ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired and the Commitments have terminated, in the case of Section 7.17, Holdings will not, and in the case of each other provision of this Article VII, Holdings and the Borrower will not, and (in the case of each such other provision, other than Section 7.14) will not permit any of their respective Subsidiaries to (and, in the case of Section 7.6, to the extent set forth therein, will not permit any of their respective Unrestricted Subsidiaries to):

Section 7.1          Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)          the Obligations;

(b)          Indebtedness and obligations owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes;

(c)           Indebtedness existing on the Closing Date and listed on Schedule 7.1, and any Permitted Refinancing thereof;

(d)          Indebtedness of the Borrower and its Subsidiaries incurred in connection with Capital Lease Obligations and purchase money Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding;

(e)           Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person in connection with an Investment permitted pursuant to Section 7.3, to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, (ii) neither Holdings nor any Subsidiary thereof (other than such Person or any other Person that such Person merges with or that acquires the assets of such Person) shall have any liability or other obligation with respect to such Indebtedness and (iii) the aggregate outstanding principal amount of such Indebtedness does not exceed $10,000,000 at any time outstanding;

(f)          Guarantee obligations of any Credit Party (other than Holdings, except with respect to Indebtedness permitted pursuant to subsections (l) and (m) of this Section 7.1) with respect to Indebtedness permitted pursuant to subsections (a) through (d), (i), (l), (m), and (n) of this Section 7.1;

(g)          unsecured intercompany Indebtedness:

(i)          owed by any Credit Party to another Credit Party (other than Holdings);

(ii)         owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Administrative Agent); and

(iii)        owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary;

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(h)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

(i)           unsecured Subordinated Indebtedness of the Borrower; provided that, in the case of each incurrence of such unsecured Indebtedness, (i) the Specified Conditions shall have been satisfied and (ii) such unsecured Indebtedness will not have a shorter weighted average life to maturity than the remaining weighted average life to maturity of any Term Loans outstanding at the time such unsecured Indebtedness is incurred or a maturity date earlier than the date that is six (6) months after the latest maturity date of any Term Loans then in effect at the time such unsecured Indebtedness is incurred;

(j)           Indebtedness of the Borrower and its Subsidiaries under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, or arising from Guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations (other than Indebtedness), in each case, incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(k)           Indebtedness of the Borrower or any Subsidiary thereof not otherwise permitted pursuant to this Section 7.1 in an aggregate principal amount not to exceed $20,000,000 at any time outstanding;

(l)           Indebtedness of any Credit Party under the First Lien Term Loan Facility in an aggregate principal amount not to exceed $170,000,000 at any time outstanding and any Permitted Refinancing thereof; provided that, in the case of any Permitted Refinancing thereof, the agent or lenders party to such refinanced, refunded or extended Indebtedness agree in writing to be bound by the terms of the Intercreditor Agreements;

(m)          Indebtedness of any Credit Party under the Second Lien Term Loan Facility in an aggregate principal amount not to exceed $95,000,000 at any time outstanding and any Permitted Refinancing thereof; provided that, in the case of any Permitted Refinancing thereof, the agent or lenders party to such refinanced, refunded or extended Indebtedness agree in writing to be bound by the terms of the Intercreditor Agreements; and

(n)          Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”), Cash Management Services or other Bank Products;

provided that neither Holdings nor the Borrower shall permit any Unrestricted Subsidiary to incur any Indebtedness other than Non-Recourse Debt.

Section 7.2           Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its, or any of its Subsidiaries’, Property, whether now owned or hereafter acquired, except:

(a)           Liens created pursuant to the Loan Documents (including, without limitation, Liens in favor of the Swing Lender, the Issuing Bank and/or Bank Product Providers, as applicable, on cash collateral granted pursuant to the Loan Documents);

(b)           Liens in existence on the Closing Date and described on Schedule 7.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any refinancing, refunding, renewal or extension of Indebtedness pursuant to Section 7.1(c) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 7.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

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(c)           Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which do not have priority over Agent’s Liens and in respect of which the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests;

(d)           the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of Holdings or any of its Subsidiaries;

(e)           deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

(f)           encumbrances in the nature of (i) zoning restrictions, easements and rights or restrictions of record on the use of real property and (ii) minor defects or irregularities in title, in each case, which do not materially detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g)           Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of Holdings and its Subsidiaries;

(h)           Liens securing Indebtedness permitted under Section 7.1(d); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed by such Indebtedness and (iii) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such Property at the time of purchase, repair, improvement or lease (as applicable);

(i)           Liens (x) securing judgments for the payment of money not constituting an Event of Default under Section 8.1(l) or (y) securing appeal or other surety bonds relating to such judgments;

(j)           Liens on Property (x) of any Subsidiary which are in existence at the time that such Subsidiary is acquired pursuant to a Permitted Acquisition and (y) of Holdings or any of its Subsidiaries existing at the time such Property is purchased or otherwise acquired by Holdings or such Subsidiary pursuant to a transaction permitted pursuant to this Agreement; provided that, with respect to each of the foregoing clauses (x) and (y), (A) such Liens are not incurred in connection with, or in anticipation of, such Permitted Acquisition, purchase or other acquisition, (B) such Liens are applicable only to the assets acquired (or the assets of the Subsidiary acquired), (C) such Liens do not attach to any other Property of Holdings or any of its Subsidiaries and (D) the Indebtedness secured by such Liens is permitted under Section 7.1(e) of this Agreement;

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(k)           Liens on assets of Foreign Subsidiaries; provided that (i) such Liens do not extend to, or encumber, assets that constitute Collateral, and (ii) such Liens extending to the assets of any Foreign Subsidiary secure only Indebtedness incurred by such Foreign Subsidiary pursuant to Section 7.1(c), (e) or (k);

(l)           (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction (or Section 4-208 of the UCC) and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of set-off and recoupment with respect to any deposit account of Holdings or any Subsidiary thereof;

(m)           (i) contractual or statutory Liens of landlords to the extent relating to the property and assets relating to any lease agreements with such landlord, and (ii) contractual Liens of suppliers (including sellers of goods) or customers granted in the ordinary course of business to the extent limited to the property or assets relating to such contract;

(n)           any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of Holdings or its Subsidiaries or materially detract from the value of the relevant assets of Holdings or its Subsidiaries or (ii) secure any Indebtedness;

(o)          Liens not otherwise permitted hereunder on assets other than the Collateral securing Indebtedness or other obligations in the aggregate principal amount not to exceed $2,500,000 at any time outstanding;

(p)           Liens securing Indebtedness under the First Lien Term Loan Facility or any refinancing, refunding or extension thereof incurred pursuant to Section 7.1(l); provided that such Liens are subject to the terms of, the Intercreditor Agreements; and

(q)           Liens securing Indebtedness under the Second Lien Term Loan Facility or any refinancing, refunding or extension thereof incurred pursuant to Section 7.1(m); provided that such Liens are subject to the terms of, the Intercreditor Agreements.

Section 7.3           Investments. Purchase, own, invest in or otherwise acquire (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, all or substantially all of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any other Person (all the foregoing, “Investments”) except:

(a)           (i)          Investments existing on the Closing Date in Subsidiaries existing on the Closing Date;

(ii)         Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 7.3;

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(iii)        Investments made after the Closing Date by any Credit Party in any other Credit Party (other than Holdings);

(iv)        Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary; and

(v)         Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party;

(b)          Investments in cash and Cash Equivalents;

(c)          deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;

(d)          Hedge Agreements permitted pursuant to Section 7.1;

(e)          Investments made after the Closing Date by the Borrower or any Subsidiary thereof in the form of Permitted Acquisitions to the extent that any Person or Property directly or indirectly acquired in such acquisition becomes a part of the Borrower or a Subsidiary Guarantor or is required to become and becomes (whether or not such Person is a Wholly-Owned Subsidiary) a Subsidiary Guarantor in the manner contemplated by Section 6.14;

(f)          Investments in the form of loans and advances to officers, directors and employees in the ordinary course of business in an aggregate amount not to exceed at any time outstanding $250,000 (determined without regard to any write-downs or write-offs of such loans or advances);

(g)          Investments made after the Closing Date in the form of Restricted Payments permitted pursuant to Section 7.6;

(h)          Guarantee obligations permitted pursuant to Section 7.1;

(i)          Investments (other than Permitted Acquisitions or any other acquisition of (a) all or substantially all of the assets, business or a line of business of any other Person or (b) an Acquired Entity) made by the Borrower or any of its Subsidiaries after the Closing Date in Affiliates of Holdings or any of its Subsidiaries not otherwise permitted pursuant to this Section 7.3 in an aggregate amount not to exceed $7,500,000 at any time outstanding; provided that, immediately before and immediately after giving pro forma effect to any such Investments, no Default or Event of Default shall have occurred and be continuing;

(j)          Investments made by the Borrower or any of its Subsidiaries after the Closing Date not otherwise permitted pursuant to this Section 7.3; provided that the Specified Conditions shall have been satisfied; and

(k)          intercompany Indebtedness permitted under Section 7.1(g).

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital in respect thereof (not to exceed the original amount invested).

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For the purpose of this Section 7.3, (i) ”Investments” shall include the portion (proportionate to Holdings’ equity interest in a Subsidiary to be designated as an Unrestricted Subsidiary) of the fair market value of the net assets of such Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary (provided, however, that upon a redesignation of such Unrestricted Subsidiary as a Subsidiary, Holdings shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (x) Holdings’ “Investment” in such Unrestricted Subsidiary at the time of such redesignation less (y) the portion (proportionate to Holdings’ equity interest in such Unrestricted Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is so redesignated a Subsidiary) and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as evidenced by a resolution of the Board of Directors of Holdings certified by a Responsible Officer of Holdings in an officers’ certificate to the Administrative Agent.

Section 7.4           Fundamental Changes. Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)           (i) any Wholly-Owned Subsidiary of Holdings (other than the Borrower) may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of Holdings (other than the Borrower) may be merged, amalgamated or consolidated with or into any Wholly-Owned Subsidiary Guarantor (provided that the Wholly-Owned Subsidiary Guarantor shall be the continuing or surviving entity or simultaneously with such transaction, the continuing or surviving entity shall become a Wholly- Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith);

(b)           (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(c)           any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Wholly-Owned Subsidiary Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair market value of such assets;

(d)           (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Wholly-Owned Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to any Wholly-Owned Non-Guarantor Subsidiary that is a Domestic Subsidiary;

(e)           any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any acquisition permitted hereunder (including any Permitted Acquisition permitted pursuant to Section 7.3(e)); provided that, in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, (i) a Wholly-Owned Subsidiary Guarantor shall be the continuing or surviving entity or (ii) simultaneously with such transaction, the continuing or surviving entity shall become a Wholly-Owned Subsidiary Guarantor and the Borrower shall comply with Section 6.14 in connection therewith; and

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(f)          any Acquired Entity may be merged, amalgamated or consolidated with or into the Borrower or any of its Subsidiaries in connection with a Permitted Acquisition in a manner consistent with the definition of “Acquired Entity”.

Section 7.5          Asset Dispositions. Make any Asset Disposition except:

(a)          the sale of obsolete, worn-out or surplus assets (excluding Accounts) no longer used or usable in the business of Holdings or any of its Subsidiaries;

(b)           non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of Holdings and its Subsidiaries;

(c)           leases, subleases, licenses or sublicenses of real or personal property granted by Holdings or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of Holdings or any of its Subsidiaries;

(d)          Asset Dispositions in connection with Insurance and Condemnation Events; provided that the requirements of Section 2.4(b) are complied with in connection therewith;

(e)          Assets Dispositions in connection with transactions permitted by Section 7.4; and

(f)          Asset Dispositions (excluding Accounts and Inventory) not otherwise permitted pursuant to this Section 7.5; provided that (i) at the time of such Asset Disposition, no Default or Event of Default shall exist or would result from such Asset Disposition, (ii) such Asset Disposition is made for fair market value and the consideration received shall be no less than seventy-five percent (75%) in cash; provided that the amount of: (x) any liabilities (as shown on Holdings’ or the applicable Subsidiary’s most recent balance sheet) of Holdings or any Subsidiary thereof (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations or Indebtedness of Holdings or such Subsidiary that is unsecured or secured by a Lien junior in priority to the Liens securing the Obligations (including the Indebtedness under the Second Lien Term Loan Facility)) that are assumed by the transferee of any such assets and with respect to which Holdings or such Subsidiary is unconditionally released from further liability and (y) any securities received by Holdings or the applicable Subsidiary from such transferee that are converted within sixty (60) days by Holdings or such Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in that conversion) will be deemed to be cash for purposes of this clause (ii), and (iii) the aggregate fair market value of all property disposed of after the Closing Date in reliance on this clause (f) shall not exceed $15,000,000.

Section 7.6           Restricted Payments. Declare or pay any dividend on, or make any payment or other distribution on account of, or purchase, redeem, retire or otherwise acquire (directly or indirectly), or set apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of Holdings or any Subsidiary thereof (or any Unrestricted Subsidiary thereof, to the extent an Investment was made by Holdings or a Subsidiary in such Unrestricted Subsidiary pursuant to Section 7.3 the amount of which Investment would not otherwise be permitted by this Section 7.6 to be made as a Restricted Payment by such Person), or make any distribution of cash, property or assets to the holders of shares of any Equity Interests of Holdings or any Subsidiary thereof (or any Unrestricted Subsidiary thereof, to the extent an Investment was made by Holdings or a Subsidiary in such Unrestricted Subsidiary pursuant to Section 7.3 the amount of which Investment would not otherwise be permitted by this Section 7.6 to be made as a Restricted Payment by such Person) (all of the foregoing, “Restricted Payments”); provided that any designation of a Subsidiary as an Unrestricted Subsidiary to facilitate the making of a dividend or other distribution or payment that would have been a Restricted Payment had such Unrestricted Subsidiary remained a Subsidiary shall be deemed to be a Restricted Payment for purposes of this Agreement; provided, further, that:

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(a)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Holdings or any of its Subsidiaries may pay dividends in shares of its own Qualified Equity Interests;

(b)          any Subsidiary of Borrower may pay cash dividends to the Borrower or any Subsidiary Guarantor (and, if applicable, to other holders of its outstanding Qualified Equity Interests on a pro rata basis);

(c)           (i) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis) and (ii) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary (and, if applicable, to other holders of its outstanding Equity Interests on a ratable basis);

(d)           Borrower may make cash Restricted Payments to Holdings (and Holdings may make cash Restricted Payments in a like amount to Parent) on any date in an amount not to exceed $6,000,000 in the aggregate since the Closing Date, so long as (i) except for up to $1,000,000 in any calendar year to pay corporate and overhead expenses incurred in the ordinary course of business, the Specified Conditions shall have been satisfied, (ii) the aggregate amount of Restricted Payments made under this Section 7.6(d) shall not exceed $1,500,000 in any calendar year and (iii) such cash Restricted Payments are used exclusively (A) to pay ordinary course general administrative costs and expenses (including corporate overhead, legal or similar expenses and customary salary, bonus and other benefits payable to directors, officers and employees of Parent or Holdings), (B) to pay audit and other accounting and reporting expenses of Parent or Holdings and (C) for the payment of insurance premiums to the extent attributable to Parent or Holdings, but excluding in the case of each of clauses (A) through (C), the portion of any such amount, if any, that is attributable to the ownership or operations of any subsidiary of Parent other than Holdings and its Subsidiaries;

(e)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may declare and make Restricted Payments to Holdings (and Holdings may make cash Restricted Payments in a like amount to Parent) so that Parent may redeem, retire or otherwise acquire shares of its Equity Interests or options or other equity or phantom equity in respect of its Equity Interests from present or former officers, employees, directors or consultants (or their family members or trusts or other entities for the benefit of any of the foregoing) or make severance payments to such Persons in connection with the death, disability or termination of employment or consultancy of any such officer, employee, director or consultant (A) to the extent that such purchase is made with the Net Cash Proceeds of any offering of Qualified Equity Interests of or capital contributions to Holdings or Parent (provided that, in the case of any offering of Qualified Equity Interests of or capital contributions to Holdings or Parent, the Net Cash Proceeds thereof shall be immediately contributed to the Borrower) or (B) otherwise in an amount not to exceed $2,500,000 in the aggregate since the Closing Date;

(f)           so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Borrower may declare and make Restricted Payments to Holdings (and Holdings may make cash Restricted Payments in a like amount to Parent) in an aggregate amount equal to the scheduled cash interest payments due and payable under the Parent PIK Toggle Facility in accordance with the terms thereof as in effect on the Closing Date; and

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(g)          for each taxable year that the Borrower is included in the consolidated U.S. federal income tax return of Holdings or Parent, Borrower may distribute to Holdings (and, if Borrower is included in the consolidated U.S. federal income tax return of Parent for such taxable year, Holdings shall concurrently distribute to Parent) an amount in respect of such taxable year not to exceed the lesser of (i) the amount of income taxes (including U.S. federal and any state and local income taxes) actually paid or payable by Holdings or Parent, as applicable, in respect of such taxable year and (ii) the amount of income taxes (including U.S. federal and any state and local income taxes) that the Borrower and its Subsidiaries would have paid as a stand-alone consolidated group with the Borrower as parent of such group, provided that an amount equal to the amount of any such distributions is or has been used to discharge such tax obligations.

Section 7.7           Transactions with Affiliates. Directly or indirectly enter into any transaction, including any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, Holdings or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than:

(i)          transactions permitted by Sections 7.3(f) and 7.6;

(ii)         transactions existing on the Closing Date and described on Schedule 7.7;

(iii)        transactions among Credit Parties;

(iv)        other transactions on terms as favorable as would be obtained by it in a comparable arm’s-length transaction with an independent, unrelated third party as determined, (x) with respect to any transaction or series of related transactions involving consideration of less than $2,500,000, in the reasonable, good faith judgment of Holdings, (y) with respect to any transaction or series of related transactions involving consideration of at least $2,500,000 and less than $5,000,000, in good faith by the Board of Directors (or equivalent governing body) of Holdings and (z) with respect to any transaction or series of related transactions involving consideration of $5,000,000 or more, in a written opinion from an independent investment banking firm of nationally recognized standing;

(v)        employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business; and

(vi)       payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of Holdings and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of Holdings and its Subsidiaries.

Section 7.8          Accounting Changes; Organizational Documents.

(a)          Change its Fiscal Year end, or make (without the consent of the Administrative Agent) any material change in its accounting treatment and reporting practices except as required by GAAP.

(b)          Amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lenders.

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Section 7.9          Payments and Modifications of Certain Indebtedness.

(a)           Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Administrative Agent and Lenders hereunder.

(b)           Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including (x) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (y) at the maturity thereof) any Subordinated Indebtedness or Indebtedness secured by Liens that are junior to those securing the Obligations (including Indebtedness incurred under Section 7.1(l) and (m)), except:

(i)           refinancings, refundings, renewals, extensions or exchange of any such Indebtedness permitted by Section 7.1(c), (e), (g), (i), (k), (l) or (m) and by any subordination provisions applicable thereto;

(ii)          payments and prepayments of any such Indebtedness made solely with the proceeds of (x) Qualified Equity Interests of Holdings or (y) Qualified Equity Interests of Parent that have been contributed to Holdings;

(iii)         (x) mandatory prepayments in respect of Indebtedness incurred under Section 7.1(l) or (m) and (y) the payment of regularly scheduled principal, interest, expenses and indemnities in respect of Indebtedness incurred under Section 7.1(c), (e), (g), (i), (k), (l) or (m) (other than any such payments prohibited by any subordination provisions applicable thereto); and

(iv)          other payments and prepayments of such Indebtedness; provided that the Specified Conditions shall have been satisfied.

Section 7.10          No Further Negative Pledges; Restrictive Agreements.

(a)          Enter into, assume or be subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets, whether now owned or hereafter acquired, to secure the Obligations, except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to the Intercreditor Agreements, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 7.1(d) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (e) (provided that any such restriction contained therein relates only to the assets acquired in any such acquisition referred to therein) or (k) (provided that any such restriction contained therein relates only to the assets of Non-Guarantor Subsidiaries) and (iv) customary restrictions contained in the organizational documents of any Non-Guarantor Subsidiary as of the Closing Date.

(b)          Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) pay dividends or make any other distributions to any Credit Party or any Subsidiary on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Credit Party or (iii) make loans or advances to any Credit Party, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law or (C) Indebtedness incurred under Section 7.1(c) or (e).

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(c)           Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (i) sell, lease or transfer any of its properties or assets to any Credit Party or (ii) act as a Credit Party pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extensions thereof, except in each case for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) Applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 7.1(c), (d) (provided that any such restriction contained therein relates only to the asset or assets acquired in connection therewith) or (e) (provided that any such restriction contained therein relates only to the assets acquired in any such acquisition referred to therein), (D) obligations that are binding on a Subsidiary at the time such Subsidiary first becomes a Subsidiary of the Borrower, so long as such obligations are not entered into in contemplation of such Person becoming a Subsidiary, (E) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 7.5) that limit the transfer of such Property pending the consummation of such sale, (F) customary restrictions in leases, subleases, licenses and sublicenses otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto and (G) customary provisions restricting assignment of any agreement entered into in the ordinary course of business.

Section 7.11          Nature of Business. Engage in any business other than the business conducted by the Borrower and its Subsidiaries as of the Closing Date and business activities reasonably related or ancillary thereto or that are reasonable extensions thereof.

Section 7.12          Amendments of Term Loan Documents; Amendments of Other Documents.

(a)           Amend, modify, waive or supplement (or permit modification, amendment, waiver or supplement of) any of the terms or provisions of the Term Loan Documents or the documents in respect of any Permitted Refinancing thereof, or enter into any Permitted Refinancing of the Term Loans or any Permitted Refinancing thereof, in any respect which would (or if such Permitted Refinancing would):

(i)           increases the maximum allowed amount of Indebtedness for borrowed money constituting principal outstanding under the Term Loan Documents to an amount in excess of the aggregate amounts permitted under Sections 7.1(l) and (m);

(ii)           increase the applicable margin or similar component of the interest rate or other component of the yield with respect to loans under the respective Term Loan Documents by more than 3.0% (collectively) above the yield with respect to loans under the respective Term Loan Documents as in effect on the Closing Date (excluding increases resulting from (A) application of any pricing grid set forth in the respective Term Loan Documents as in effect on the Closing Date, (B) the accrual of interest at the default rate under the respective Term Loan Documents as in effect on the Closing Date, (C) payment of any underwriting, arrangement or similar fees that are not payable to all holders of the respective Term Loan Obligations in their capacity as lenders, or (D) payment of any amendment, waiver, structuring or other similar fees);

(iii)         shortens the maturity date of any Term Loan Obligations (other than any acceleration of the maturity date thereof as the result of any event of default under the Term Loan Documents) or accelerates any date upon which a scheduled payment of principal or interest is due, or otherwise decreases the weighted average life to maturity;

(iv)         modifies or adds any covenant or event of default under the Term Loan Documents which restricts one or more obligors from making payments under the Loan Documents which would otherwise be permitted under the Term Loan Documents as in effect on the date hereof;

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(v)           amends or otherwise modifies any “Default” or “Event of Default” (as each such term is defined in the Term Loan Documents) thereunder in a manner adverse to the loan parties thereunder; or

(vi)          modifies (or undertakes any action having the effect of a modification of) the mandatory prepayment provisions of the Term Loan Documents in a manner adverse to the Administrative Agent or the Lenders.

(b)           Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of (i) the Bollore Distribution Agreements in any respect which would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder, without the prior written consent of the Required Lenders or (ii) any other Material Contract (other than any Term Loan Document) in any respect which would reasonably be expected to have a Material Adverse Effect or would materially and adversely affect the rights or interests of the Administrative Agent and the Lenders hereunder without the prior written consent of the Administrative Agent.

Section 7.13           Sale Leasebacks. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any Property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other Property which it intends to use for substantially the same purpose or purposes as the Property being sold or transferred unless (a) the sale or transfer of such Property is permitted by Section 7.5 and (b) any Indebtedness or Liens arising in connection therewith are permitted by Sections 7.1 and 7.2, as the case may be.

Section 7.14           Limitations on Holdings.

(a)           Own or otherwise hold any Property other than (i) the Equity Interests of the Borrower, (ii) Investments permitted hereunder, (iii) minute books and other corporate books and records of Holdings and (iv) other miscellaneous non-material assets;

(b)           Have any liabilities other than (i) the liabilities under the Loan Documents, the First Lien Term Loan Documents and the Second Lien Term Loan Documents and, in each case, the documents in respect of any Permitted Refinancing thereof, (ii) tax liabilities arising in the ordinary course of business, (iii) Indebtedness permitted under Section 7.1 and customary liabilities related thereto, (iv) corporate, administrative and operating expenses in the ordinary course of business (including any liabilities arising in the ordinary course of business in respect of any Multiemployer Plan in respect of which Holdings may be an ERISA Affiliate) and (v) liabilities in respect of Investments expressly permitted pursuant to Section 7.3, Asset Dispositions expressly permitted pursuant to Section 7.5, Restricted Payments expressly permitted pursuant to Section 7.6, and transactions expressly permitted pursuant to clauses (ii), (iii), (v) and (vi) of Section 7.7; or

(c)           Engage in any activities or business other than (i) issuing shares of its own Qualified Equity Interests and (ii) holding the assets and incurring the liabilities described in this Section 7.14 and activities incidental and related thereto.

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Section 7.15           Financial Covenant. The Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, during any Trigger Period, it shall maintain as of the last day of each fiscal month, commencing with the last day of the most recent fiscal month for which financial statements have been delivered immediately preceding the commencement of a Trigger Period and ending on the expiration of such Trigger Period, a Consolidated Fixed Charge Coverage Ratio of at least 1.10 to 1.00 (computed for the for the Reference Period then ending).

Section 7.16           Designation of Unrestricted Subsidiaries; Limitation on Creation of Subsidiaries.

(a)          Notwithstanding anything to the contrary contained in this Agreement, Holdings will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Closing Date any Unrestricted Subsidiary, except to the extent that (i) such establishment, creation or acquisition constitutes an Investment permitted under Section 7.3(j), (ii) such Unrestricted Subsidiary meets all of the requirements of the definition thereof and (iii) the Equity Interests of such Unrestricted Subsidiary, to the extent owned by a Credit Party, are promptly pledged pursuant to, and to the extent required by, the Guaranty and Security Agreement and the certificates, if any, representing such Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Administrative Agent.

(b)          Notwithstanding anything to the contrary contained in this Agreement, Holdings will not directly own any Equity Interests other than (i) its own treasury securities and (ii) Equity Interests in the Borrower.

ARTICLE VIII

DEFAULT AND REMEDIES

Section 8.1          Events of Default. Each of the following shall constitute an Event of Default:

(a)           Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan or Reimbursement Obligations when and as due (whether at maturity, by reason of acceleration or otherwise).

(b)           Other Payment Default. The Borrower or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Reimbursement Obligations, or reimbursement of Secured Party Expenses or the payment of any other Obligation, and such default shall continue for a period of three (3) Business Days.

(c)           Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any respect when made or deemed made, or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Credit Party or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications shall be incorrect or misleading in any material respect when made or deemed made.

(d)           Default in Performance of Certain Covenants. Any Credit Party shall default in the performance or observance of any covenant or agreement contained in Sections 6.1, 6.2(a), 6.3(a), 6.4 (only with respect to corporate existence) or 6.15, or Article VII.

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(e)           Default in Performance of Other Covenants and Conditions. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section 8.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Administrative Agent’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of any Credit Party having obtained knowledge thereof.

(f)           Indebtedness Cross-Default. Any Credit Party or any Subsidiary thereof shall (i) default in the payment of (A) the Term Loans, (B) any other Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount, in each case beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (iii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligations) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of the Threshold Amount or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

(g)          Change in Control. Any Change in Control shall occur.

(h)          Voluntary Bankruptcy Proceeding. Any Credit Party or any Material Subsidiary shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action authorizing any of the foregoing.

(i)           Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Credit Party or any Material Subsidiary in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for any Credit Party or any Material Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including an order for relief under such federal bankruptcy laws) shall be entered.

(j)            Failure of Agreements.

(i)          Guaranty. The obligation of any Guarantor under the guaranty contained in the Guaranty and Security Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

(ii)         Security Documents. The Guaranty and Security Agreement or any other Loan Document that purports to create a Lien shall, for any reason, fail or cease to create a valid and perfected and, other than Permitted Prior Liens, first priority Lien in and upon any significant portion of the Collateral, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement; or

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(iii)        Loan Documents. Any Loan Document shall at any time for any reason be declared to be invalid or unenforceable, or a proceeding shall be commenced by a Credit Party or any of its Subsidiaries, or by any Governmental Authority having jurisdiction over a Credit Party or any of its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Credit Party or any of its Subsidiaries shall deny that such Credit Party or such Subsidiary has any liability or obligation purported to be created under any Loan Document.

(k)           ERISA Events. The occurrence of any of the following events: (i) any Credit Party or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Sections 412 or 430 of the Code, any Credit Party or any ERISA Affiliate is required to pay as contributions thereto and such unpaid amounts are in excess of the Threshold Amount, (ii) a Termination Event or (iii) any Credit Party or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding the Threshold Amount.

(l)           Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments or orders (net of any amounts paid or fully covered by independent third party insurance as to which the relevant insurance company does not dispute coverage) to exceed the Threshold Amount shall be entered against any Credit Party or any Subsidiary thereof by any court and either (i) there is a period of sixty (60) consecutive days at any time after the entry of any such judgment, order, or award during which (A) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (B) a stay of enforcement thereof is not in effect, or (ii) enforcement proceedings are commenced upon such judgment, order, or award.

Section 8.2           Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default, Administrative Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower, and (ii) direct Borrower to provide (and Borrower agrees that upon receipt of such notice it will provide) Letter of Credit Collateralization to Administrative Agent to be held as security for Reimbursement Obligations;

(b)           declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the Swing Lender to make Swing Loans, and (iii) the obligation of Issuing Bank to issue Letters of Credit; and

(c)          exercise all other rights and remedies available to Administrative Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

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(d)           Anything in this Agreement or the other Loan Documents to the contrary notwithstanding, upon the occurrence of an Event of Default specified in Section 8.1(h) or (i), in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and all Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full (including Borrower being obligated to provide (and Borrower agrees that it will provide) (1) Letter of Credit Collateralization to Administrative Agent to be held as security for Reimbursement Obligations and (2) Bank Product Collateralization to be held as security for Borrower’s or its Subsidiaries’ obligations in respect of outstanding Bank Products), without presentment, demand, declaration, protest or other notice of any kind, all of which are expressly waived by each Credit Party.

Section 8.3          Rights and Remedies Cumulative; Non-Waiver; Etc.

(a)          The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

(b)           Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Credit Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.2 for the benefit of all the Lenders; provided that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.4 (subject to the terms of Section 9.11), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Credit Party under any Debtor Relief Law; provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.2 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 9.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

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Section 8.4           Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.3 and 3.5) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.3 and 3.5.

Section 8.5          Credit Bidding.

(a)          The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Administrative Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Administrative Agent that the sale or disposition is permitted under Section 7.5 (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Holdings or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, (iv) constituting property leased or licensed to Holdings or its Subsidiaries under a lease or license that has expired or is terminated in a transaction permitted under this Agreement, or (v) in connection with a credit bid or purchase authorized under this Section 8.5. The Credit Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Administrative Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (c) credit bid or purchase (either directly or indirectly through one or more entities) all or any portion of the Collateral at any other sale or foreclosure conducted or consented to by Administrative Agent in accordance with applicable law in any judicial action or proceeding or by the exercise of any legal or equitable remedy. In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not impair or unduly delay the ability of Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such contingent or unliquidated claims cannot be estimated without impairing or unduly delaying the ability of Administrative Agent to credit bid at such sale or other disposition, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the Collateral that is the subject of such credit bid or purchase) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the Collateral that is the subject of such credit bid or purchase (or in the Equity Interests of the any entities that are used to consummate such credit bid or purchase), and (ii) Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by any entities used to consummate such credit bid or purchase and in connection therewith Administrative Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration. Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers). Upon request by Administrative Agent or Borrower at any time, the Lenders will (and if so requested, the Bank Product Providers will) confirm in writing Administrative Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 8.5; provided, that (1) anything to the contrary contained in any of the Loan Documents notwithstanding, Administrative Agent shall not be required to execute any document or take any action necessary to evidence such release on terms that, in Administrative Agent’s opinion, could expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly released) upon (or obligations of Borrower in respect of) any and all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Each Lender further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to irrevocably authorize) Administrative Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 7.2(h).

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(b)           Each Lender hereby agrees that, except as otherwise provided in any Loan Document or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral.

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.1          Appointment and Authority.

(a)          Each of the Lenders hereby irrevocably appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except for Section 9.6, the provisions of this Article IX are solely for the benefit of the Administrative Agent and the Lenders, and neither Holdings nor any Subsidiary or Affiliate thereof shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Except as expressly otherwise provided in this Agreement, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Administrative Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Holdings or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Secured Party Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

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(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacity as potential Bank Product Provider) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Loan Documents or supplements to existing Loan Documents on behalf of the Secured Parties). In this connection, the Administrative Agent as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Article IX for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles IX and X (including Section 10.3), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto.

Section 9.2           Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

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Section 9.3          Exculpatory Provisions.

(a)          The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i)          shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(ii)         shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings or any of its Subsidiaries or Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b)           The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.2 and Section 8.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice specifying itself as a “Notice of Default” and describing such Default or Event of Default is given to the Administrative Agent by Holdings, the Borrower or a Lender.

(c)           The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 9.4           Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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Section 9.5           Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the Revolving Facility as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.6          Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States; provided that, unless an Event of Default has occurred and is continuing, such successor shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)           If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor; provided that, unless an Event of Default has occurred and is continuing, such successor shall be reasonably acceptable to the Borrower. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)           With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.3 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

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(d)           Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swing Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swing Lender, (b) the retiring Issuing Bank and Swing Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

Section 9.7           Non-Reliance on the Arranger, the Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Each Lender confirms that it has received a copy of this Agreement and the other Loan Documents, together with all exhibits and schedules thereto, copies of the most recent financial statements referred to in Section 6.1 or delivered pursuant to Section 4.1(d) and such other documents and information as it has deemed appropriate. Each Lender acknowledges and agrees that none of the Administrative Agent, either Arranger or any other Lender has made any representations or warranties concerning any Credit Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender has made such inquiries as it feels necessary concerning the Loan Documents, the Collateral and the Credit Parties.

Section 9.8          No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

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Section 9.9          Collateral and Guaranty Matters.

(a)          Each of the Lenders (including in its or any of its Affiliate’s capacities as a potential Bank Product Provider) irrevocably authorize the Administrative Agent to, and the Administrative Agent shall:

(i)          to release any Lien on any Collateral granted to or held by the Administrative Agent, for the ratable benefit of the Secured Parties, under any Loan Document (A) upon the termination of the Commitment and payment in full of all Obligations and the expiration or termination of all Letters of Credit, (B) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Loan Documents, or (C) if approved, authorized or ratified in writing in accordance with Section 10.2;

(ii)         to subordinate any Lien on any Collateral granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien permitted pursuant to Section 7.2(h) or 7.2(p) in accordance with the terms of the Intercreditor Agreements; and

(iii)        to release any Subsidiary Guarantor from its obligations under any Loan Documents (A) if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents or (B) except after the occurrence and during the continuance of a Default or Event of Default, if such Person is a Foreign Subsidiary and the guaranty by (or pledge of any of the assets or Equity Interests (other than up to sixty-five percent (65%) of the voting Equity Interests and one hundred percent (100%) of the non-voting Equity Interests of a First Tier Foreign Subsidiary) of) such Foreign Subsidiary results in a material adverse tax consequence for the Borrower or results in a violation of Applicable Laws.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Guaranty and Security Agreement pursuant to this Section 9.9. In each case as specified in this Section 9.9, the Administrative Agent will, at the Borrower’s expense and upon delivery by the Borrower to the Administrative Agent of an officer’s certificate from a Responsible Officer certifying that such release complies with this Section 9.9, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty and Security Agreement, in each case, in accordance with the terms of the Loan Documents and this Section 9.9. In the case of any such sale, transfer or disposal of any property constituting Collateral in a transaction constituting an Asset Disposition permitted pursuant to Section 7.5, the Liens created by any of the Security Documents on such property shall be automatically released without need for further action by any person.

(b)           The Administrative Agent shall not be responsible for or have a duty to (i) ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral, (ii) to verify or assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, (iii) to verify or assure that any particular items of Collateral meet the eligibility criteria applicable in respect thereof, (iv) to impose, maintain, increase, reduce, implement, or eliminate any particular reserve hereunder or to determine whether the amount of any reserve is appropriate or not, or (v) to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise expressly provided herein.

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Section 9.10           Costs and Expenses; Indemnification. Administrative Agent may incur and pay Secured Party Expenses to the extent Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Administrative Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Administrative Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral received by Administrative Agent to reimburse Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders (or Bank Product Providers). In the event Administrative Agent is not reimbursed for such costs and expenses by Holdings or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Administrative Agent such Lender’s ratable thereof. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent. Restrictions on Actions by Lenders; Sharing of Payments Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to Holdings or its Subsidiaries or any deposit accounts of Holdings or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender’s Pro Rata Share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

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Section 9.12           Agency for Perfection Administrative Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent’s request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent’s instructions.

Section 9.13           Payments by Administrative Agent to the Lenders. All payments to be made by the Administrative Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to the Administrative Agent. Concurrently with each such payment, the Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

Section 9.14           Concerning the Collateral and Related Loan Documents Each member of the Lender Group authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider). Administrative Agent is authorized by Lenders, without necessity of any notice to or further consent from any Lender, from time to time, to take any action with respect to any Collateral or Loan Documents which may be necessary to perfect, and maintain perfected, the security interest in and Liens upon Collateral pursuant to the Loan Documents.

Section 9.15           Field Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting Holdings or its Subsidiaries (each, a “Report”) prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,

(b)           expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any field examination will inspect only specific information regarding Holdings and its Subsidiaries and will rely significantly upon Holdings’ and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

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(d)          agrees to keep all Reports and other material, non-public information regarding Holdings and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 10.10, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Administrative Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)           In addition to the foregoing, (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Holdings or its Subsidiaries to Administrative Agent that has not been contemporaneously provided by Holdings or such Subsidiary to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Holdings or its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender’s notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Holdings or such Subsidiary, Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

Section 9.16           Bank Product Providers Each Bank Product Provider in its capacity as such shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting. Administrative Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Administrative Agent as its agent and to have accepted the benefits of the Loan Documents. It is understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Administrative Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Administrative Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established there is no obligation on the part of Administrative Agent to determine or insure whether the amount of any such reserve is appropriate or not. In connection with any such distribution of payments or proceeds of Collateral, Administrative Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Administrative Agent as to the amounts that are due and owing to it and such written certification is received by Administrative Agent a reasonable period of time prior to the making of such distribution. Administrative Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider. In the absence of an updated certification, Administrative Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Administrative Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof). Borrower may obtain Bank Products from any Bank Product Provider, although Borrower is not required to do so. Borrower acknowledges and agrees that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

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ARTICLE X

MISCELLANEOUS

Section 10.1          Notices.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 10.1(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to Holdings or the Borrower:

NATC Holding Company, Inc. /

North Atlantic Trading Company, Inc.

5201 Interchange Way

Louisville, Kentucky 40229

Attention: General Counsel, c/o James Dobbins

Telephone No.: (502) 774-9267

Facsimile No.: (502) 774-9275

If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association

1100 Abernathy Road

Suite 1600

Atlanta, GA 30328

Attention of: Portfolio Manager

Facsimile No.: (855) 260-0212

With copies to:

Winston & Strawn LLP

100 North Tryon Street

Suite 2900

Charlotte, NC 28202

Attention of: Molly McGill, Esq.

Telephone No.: (704) 350-7767

Facsimile No.: (704) 350-7800

E-mail: mmcgill@winston.com

If to any Lender:

To the address set forth on the Register

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Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 10.1(b) below, shall be effective as provided in Section 10.1(b).

(b)           Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, Holdings or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, in the case of each of clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)           Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.

(d)          Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.

(e)          Platform.

(i)          Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Lenders by posting the Borrower Materials on the Platform.

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(ii)           The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Credit Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Credit Party, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f)           Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information with respect to the Borrower or its securities for purposes of United States Federal or state securities Applicable Laws.

Section 10.2           Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by Holdings and the Borrower; provided that no amendment, waiver or consent shall:

(a)           increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.2) or the amount of Loans required to be made by any Lender, in any case, without the written consent of such Lender;

(b)           waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment (it being understood that a waiver of a mandatory prepayment under Section 2.4(b) shall only require the consent of the Required Lenders) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;

(c)           reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 3.1(c);

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(d)          change Section 2.3(b)(i) or (b)(ii) or Section 9.11 without the written consent of each Lender directly and adversely affected thereby;

(e)          change Section 2.4(c) in a manner that would alter the order of application of amounts prepaid pursuant thereto without the written consent of each Lender directly and adversely affected thereby;

(f)           change any provision of this Section 10.2 or the definitions of “Pro Rata Share”, “Required Lenders” or “Supermajority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby;

(g)           consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 7.4), in each case, without the written consent of each Lender;

(h)           release (i) Holdings, (ii) all of the Subsidiary Guarantors or (iii) Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in any case, from the Guaranty and Security Agreement (other than as authorized in Section 9.9), without the written consent of each Lender; or

(i)          release all or substantially all of the Collateral or release any Security Document (other than as authorized in Section 9.9 or as otherwise specifically permitted or contemplated in this Agreement or the applicable Security Document) without the written consent of each Lender;

(j)          amend, modify or eliminate Section 9.9;

(k)          contractually subordinate any of Agent’s Liens;

provided further, that

(i)           No amendment, waiver, modification, elimination, or consent shall amend, without written consent of Administrative Agent, Borrower and the Supermajority Lenders, modify, or eliminate the definition of Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts and Eligible Inventory) that are used in such definitions to the extent that any such change results in more credit being made available to Borrower based upon the Borrowing Base, but not otherwise, or the definition of Maximum Revolver Amount, or change Section 2.1(b);

(ii)           no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Lenders required above, affect the rights or duties of the Issuing Bank under this Agreement or any Letter of Credit application relating to any Letter of Credit issued or to be issued by it;

(iii)           no amendment, waiver or consent shall, unless in writing and signed by the Swing Lender in addition to the Lenders required above, affect the rights or duties of the Swing Lender under this Agreement;

(iv)           no amendment, waiver or consent shall, unless in writing and signed by the Swing Lender in addition to the Lenders required above, affect the rights or duties of the Swing Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document;

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(v)          the Administrative Agent Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

Section 10.3          Indemnity.

(a)          Indemnification by the Borrower. Holdings and the Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arranger and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any Environmental Claims and, for the avoidance of doubt, including costs related to orders or requirements of Governmental Authorities, investigation and response costs and consultant’s fees), penalties, damages, liabilities and related expenses (including the reasonable fees, charges and disbursements of counsel for the Indemnitees) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby (including the Transactions), (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees (each and all of the foregoing, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties; provided, further, that in no event shall that Borrower be responsible for the fees and expenses of more than (x) one counsel for the Administrative Agent or the Arrangers or more than one counsel for the Lenders and, in the case of any actual or perceived conflict of interest, additional counsel to the affected Person or group of Persons, and (y) if necessary, one local counsel in each relevant jurisdiction and special counsel and, in the case of any actual or perceived conflict of interest, additional local counsel and special counsel to the affected Person or group of Persons, in each case, with respect to any occurrence, event or matter involving a loss, claim, damage or liability for which an indemnity is otherwise required hereunder. This Section 10.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

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(b)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in Section 10.3(b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(c)          Payments. All amounts due under this Section 10.3 shall be payable promptly after demand therefor.

(d)          Survival. Each party’s obligations under this Section 10.3 shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 10.4           Right of Setoff. Subject to Section 9.11(a), if an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, the Swing Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank, the Swing Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Bank or the Swing Lender or any of their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank, the Swing Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Bank, the Swing Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.

Section 10.5          Governing Law; Jurisdiction, Etc.

(a)          Governing Law. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

(b)           Submission to Jurisdiction. Holdings and the Borrower each irrevocably and unconditionally agrees that it will not commence, and will not permit any Subsidiary to commence, any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, any Lender, the Issuing Bank, the Swing Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, the Issuing Bank or the Swing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

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(c)           Waiver of Venue. Holdings and the Borrower each irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.5(b). Holdings and the Borrower each hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 10.6           Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

Section 10.7           Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the Collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

Section 10.8           Injunctive Relief. Each of Holdings and the Borrower recognizes that, in the event it fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lenders. Therefore, each of Holdings and the Borrower agrees that the Lenders, at the Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

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Section 10.9          Successors and Assigns; Participations.

(a)          Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.9(b), (ii) by way of participation in accordance with the provisions of Section 10.9(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.9(e) (and any other attempted assignment or transfer by any party hereto or thereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.9(d) and, to the extent expressly contemplated hereby, Indemnitees and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)          Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans at the time owing to it); provided that, in each case, with respect to any Revolving Facility, any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)          in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any Revolving Facility) that equal at least the amount specified in Section 10.9(b)(i)(B) in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender, no minimum amount need be assigned; and

(B)           in any case not described in Section 10.9(b)(i)(A), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered to it by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such fifth (5th) Business Day;

(ii)          [Reserved].

(iii)          Required Consents. No consent shall be required for any assignment except to the extent required by Section 10.9(b)(i)(B) and, in addition:

(A)           the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment (y) such assignment is to a Lender, an Affiliate of a Lender or (z) the assignment is made in connection with the primary syndication of the Revolving Facility and during the period commencing on the Closing Date and ending on the date that is ninety (90) days following the Closing Date; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

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(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Loans to a Person who is not a Lender, an Affiliate of a Lender.

(iv)           Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)           No Assignment to Certain Persons. No such assignment shall be made to (A) Holdings, the Borrower or any of Holdings’ or the Borrower’s Subsidiaries, Unrestricted Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi)          No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii)         Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, the Swing Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its Pro Rata Share of all Loans and participations in Letters of Credit and Swing Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.9(c), from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.8, 3.9, 3.10, 3.11 and 10.3 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.9(d) (other than a purported assignment to a natural Person, Holdings, the Borrower or any of Holdings’ or the Borrower’s Subsidiaries or Affiliates, which shall be null and void.

129

(c)           Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Atlanta, Georgia, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d)           Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, Holdings, the Borrower or any of Holdings’ or the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank, the Swing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.3(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.2(a), (b), (c) or (d) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.9, 3.10 and 3.11 (subject to the requirements and limitations therein, including the requirements under Section 3.11(g) (it being understood that the documentation required under Section 3.11(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.9(b); provided that such Participant (A) agrees to be subject to the provisions of Section 3.12 as if it were an assignee under Section 10.9(b); and (B) shall not be entitled to receive any greater payment under Sections 3.10 or 3.11 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.12(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 9.11 as though it were a Lender.

130

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)           Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.10     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative or other compulsory proceeding, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document, or any action or proceeding relating to this Agreement or any other Loan Document, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.10, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating Holdings or its Subsidiaries or the Revolving Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Facility, (h) with the consent of the Borrower, (i) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.10 or (ii) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent, such Lender or the Issuing Bank or any of its subsidiaries or affiliates, (l) to the extent that such information is independently developed by such Person, or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section 10.10, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a non-confidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 10.10 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding anything to the contrary in this Agreement, the Administrative Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of the Borrower or the Credit Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Administrative Agent.

131

Section 10.11    Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

Section 10.12    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Revolving Facility has not been terminated.

Section 10.13     Survival.

(a)           All representations and warranties set forth in Article V and all representations and warranties contained in any certificate or any of the Loan Documents (including any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b)           Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article X and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 10.14     Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 10.15      Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

132

Section 10.16     Counterparts; Integration; Effectiveness; Electronic Execution.

(a)           Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, the Issuing Bank, the Swing Lender and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b)           Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 10.17    Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been paid in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds in Dollars of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Revolving Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Secured Party Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including the Letter of Credit Fee and the Unused Line Fee) and are unpaid, (b) in the case of Reimbursement Obligations, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Administrative Agent of cash collateral in Dollars in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Administrative Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys fees and legal expenses), such cash collateral to be in such amount as Administrative Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds in Dollars of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider to remain outstanding without being required to be repaid or cash collateralized, and (f) the termination of all of the Commitments of the Lenders.

133

Section 10.18     USA PATRIOT Act. The Administrative Agent and each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the PATRIOT Act, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the PATRIOT Act.

Section 10.19    Independent Effect of Covenants. The Borrower expressly acknowledges and agrees that each covenant contained in Articles VI or VII hereof shall be given independent effect. Accordingly, the Borrower shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VI or VII if, before or after giving effect to such transaction or act, the Borrower shall or would be in breach of any other covenant contained in Articles VI or VII.

Section 10.20     Inconsistencies with Other Documents; Intercreditor Agreements.

(a)           Subject to Section 10.20(b), in the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on Holdings or any of its Subsidiaries or further restricts the rights of Holdings or any of its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

(b)           Notwithstanding anything to the contrary in this Agreement or in any other Loan Document: (i) the Liens granted to the Administrative Agent in favor of the Secured Parties pursuant to the Loan Documents and the exercise of any right related to any Collateral shall be subject, in each case, to the terms of the ABL Intercreditor Agreement, (ii) in the event of any conflict between the express terms and provisions of this Agreement or any other Loan Document, on the one hand, and of the ABL Intercreditor Agreement, on the other hand, the terms and provisions of the ABL Intercreditor Agreement shall control and (iii) each Lender (A) authorizes the Administrative Agent to execute the ABL Intercreditor Agreement on behalf of such Lender and to designate the “Designated ABL Agent” under and as defined in the ABL Intercreditor Agreement, (B) agrees to be bound by the terms of the ABL Intercreditor Agreement and agrees that any action taken by the Designated ABL Agent (as defined in the ABL Intercreditor Agreement) under the ABL Intercreditor Agreement and the Administrative Agent under the ABL Intercreditor Agreement shall be binding upon such Lender and (C) consents to the subordination of Liens provided for in the ABL Intercreditor Agreement (to the extent set forth therein) and the other provisions of the ABL Intercreditor Agreement.

134

Section 10.21    Revival and Reinstatement of Obligations If any member of the Lender Group or any Bank Product Provider repays, refunds, restores, or returns in whole or in part, any payment or property (including any proceeds of Collateral) previously paid or transferred to such member of the Lender Group or such Bank Product Provider in full or partial satisfaction of any Obligation or on account of any other obligation of any Credit Party under any Loan Document or any Bank Product Agreement, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group or Bank Product Provider elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group or Bank Product Provider elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys fees of such member of the Lender Group or Bank Product Provider related thereto, (a) the liability of the Credit Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist and (b) Agent’s Liens securing such liability shall be effective, revived, and remain in full force and effect, in each case, as fully as if such Voidable Transfer had never been made. If, prior to any of the foregoing, (i) Agent’s Liens shall have been released or terminated or (ii) any provision of this Agreement shall have been terminated or cancelled, Agent’s Liens, or such provision of this Agreement, shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligation of any Credit Party in respect of such liability or any Collateral securing such liability.

[Signature pages follow]

135

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first written above.

NATC HOLDING COMPANY, INC., as Holdings

By:	/s/ Brian C. Harriss
Name:	Brian C. Harriss
Title:	Senior Vice President and Chief Financial Officer

NORTH ATLANTIC TRADING COMPANY, INC., as Borrower

By:	/s/ Brian C. Harriss
Name:	Brian C. Harriss
Title:	Senior Vice President and Chief Financial Officer

Signature Page to

North Atlantic Trading Company, Inc. Revolving Credit Agreement

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and Lender

By:	/s/ Megan E. Enlow
Name:	Megan E. Enlow
Title:	Vice President

Signature Page to

North Atlantic Trading Company, Inc. Revolving Credit Agreement

EXHIBIT B

to Revolving Credit Agreement

[FORM OF] LIBOR NOTICE

Wells Fargo Bank, National Association, as Administrative Agent
under the below referenced Credit Agreement
1100 Abernathy Road NE, 16th Floor
Atlanta, GA 30328

Ladies and Gentlemen:

Reference hereby is made to that certain Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among NATC HOLDING COMPANY, INC., as holdings (“Holdings”), NORTH ATLANTIC TRADING COMPANY, INC., as borrower (“Borrower”), the lenders party thereto as “Lenders”, and Wells Fargo Bank, National Association, a national banking association (“Wells Fargo”), as administrative agent for each of the Secured Parties (as defined in the Credit Agreement) (in such capacity, together with its successors and assigns in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

This LIBOR Notice represents Borrower’s request to elect the LIBOR Option with respect to outstanding Revolving Loans in the amount of $________ (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Administrative Agent].

The LIBOR Rate Advance will have an Interest Period of [1, 2, 3, or 6] month(s) commencing on _____________________.

This LIBOR Notice further confirms Borrower’s acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.

Dated:

NORTH ATLANTIC TRADING COMPANY, INC., a Delaware corporation, as Borrower

By
Name:
Title:

Acknowledged by:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent

By:
Name:
Title:

EXHIBIT C

to Revolving Credit Agreement

[FORM] OF BORROWING BASE CERTIFICATE

[To be attached]

WELLS FARGO

Summary Page Borrowing Base Certificate

Date ______________

Name North Atlantic Trading Company

A/R As of: ______________

Inventory As of: ______________

The undersigned, North Atlantic Trading Company, Inc. ("Borrower"), pursuant to that certain Credit Agreement dated as of________ (as amended, restated, modified, supplemented, refinanced, renewed, or extended from time to time, the "Credit Agreement"), entered into among Borrower, the lenders signatory thereto from time to time and Wells Fargo Bank, N.A., a Delaware limited liability company as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, "Agent"), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct, and that Borrower is in compliance with and, after giving effect to any currently requested Advances, will be in compliance with, the terms, conditions, and provisions of the Credit Agreement.

Accounts Receivable

Accounts Receivable Balance per Aging Report Assigned To Wells Fargo Capital Finance	-
Less Ineligibles (detailed on page 2)	-
Eligible Accounts Receivable	-
Accounts Receivable Availability before Sublimit(s)	-
Net Available Accounts Receivable after Sublimit(s)	-

Inventory

Inventory Balance Assigned To Wells Fargo Capital Finance	-
Less Ineligibles (detailed on page 3)	-
Eligible Inventory	-
Inventory Availability before Sublimit(s)	-
Available Inventory after Sublimit(s)	-

Summary & Other Assets

Total Collateral Availability		-
	Suppressed Availability	-
Availability before Reserves	**Total Credit Line** 40,000,000.00	-
Reserves		
Rent Reserve		-
Offsite Inventory - A/P Reserve		
Total Reserves Calculated after the Credit Line		-
Total Availability after Reserves before Loan Balance and LCs		-
Letter of Credit Balance	As of: ______________	-
Loan Ledger Balance	As of: ______________	-
Net Availability		-

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrower that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, and as of the effective date of any advance, continuation or conversion requested above is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) each of the covenants and agreements contained in any Loan Document have been performed (to the extent required to be performed on or before the date hereof or each such effective date), (iii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iv) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.

____

Authorized Signer

List of attachments with this Borrowing Base Certificate:

Page 2 - Accounts Receivable Availability Detail

Page 2b - Accounts Receivable Concentrations

Page 3 - Inventory Availability Detail

Accounts Receivable Availability Detail

Name: North Atlantic Trading Company

Report based on Aging dated:

	Loan ID #:	NAD00
	Division Name:	AR

Aging Spreads:

	0 - 30 DOI	
	31 - 60 DOI	
	61 - 90 DOI	
	91 - 120 DOI	
	121+ DOI	

A/R Aging Balance:		
Ineligibles:		
ERS	Past Due1-61+ DOI	
ERS	Past Due2-31+ DPD	
ERS	Past Due Credits	
ERS	CrossAge	
ERS	Intercompany	
ERS	Foreign	
ERS	Government	
ERS	COD	
ERS	Debit Memo	
ERS	Employee Sales	
ERS	Progress Billing	
ERS	Extended Terms (46+ days)	
ERS	Finance Charges	
ERS	Guaranteed	
ERS	Samples	
ERS	Consignment Sales	
ERS	Bill & Hold	
ERS	Bankrupt/Doubtful	
ERS	Shortpay	
ERS	Contra	
Manual	Intrepid Open Payables	
Manual	Prepayments not on AR Aging	
Manual	Concentration Cap	
Manual	Dilution Ineligible (grossed up)	

Total Ineligible A/R:	-
Eligible A/R	-
Advance Rate	85%
A/R Availability before Sublimit(s)	-
Line Limit or Sublimit(s)	40,000,000.00
Net A/R Availability	-

RM Signature ______________

Inventory Availability Detail

Name: **North Atlantic Trading Company**

Based on the Inventory Perpetual dated:

	Loan ID #:	NAD10	NAD11	NAD12	NAD13	
	Inventory Category:	Raw Material	FG Smokeless	FG Smoking	WIP	**Total**
	ERS Inventory Total:					-
	Manual Inventory Total:					-
	Total Gross Inventory:	-	-	-	-	-
ERS	Point of Sale Material					-
ERS	Electronic Products (E-Cigs)					-
ERS	Wrapping Material					-
ERS	Damaged/Defective					-
ERS	Foreign Location					-
ERS	Small location sites < $100M					-
ERS	Hold Location					-
ERS	Additives					-
ERS	Samples					-
Manual	Reserve grossed up as Ineligible					-
Total Ineligible Inventory:		-	-	-	-	-
Eligible Inventory		-	-	-	-	-
	Advance Rate	70.00%	75.00%	75.00%	70.00%	
Availability before Sublimit		-	-	-	-	-
	Sublimits	40,000,000.00	40,000,000.00	40,000,000.00	3,000,000.00	
Net Inventory Availability		-	-	-	-	-

RM Signature

Appraisal Review

As of: 9/30/13

	Raw Material	FG Smokeless	FG Smoking	WIP
Eligible Inventory per Appraisal	-	-	-	-
Appraised NOLV %	71.70%	97.80%	97.80%	40.70%
% times the NOLV	85%	85%	85%	85%
% of NOLV	60.95%	83.13%	83.13%	34.60%
Appraised Value	-	-	-	-
Appraisal Reserve	-	-	-	-
Appraisal Ineligible (grossed up)	-	-	-	-

EXHIBIT F

to Revolving Credit Agreement

[FORM OF] OFFICER’S COMPLIANCE CERTIFICATE

Dated as of: _____________

The undersigned1, on behalf of North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), hereby certifies to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1.           This certificate is delivered to you pursuant to Section 6.2 of the Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or modified from time to time, the “Credit Agreement”), by and among the Borrower, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.           I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period[s] then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3.           I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4.           I have attached hereto as Annex I a written report of all Patents, Trademarks or Copyrights that are registered or the subject of pending applications for registrations, and of all Intellectual Property Licenses that constitute Material Intellectual Property (as defined in the Guaranty and Security Agreement), in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor during the accounting period covered by the financial statements referred to in Paragraph 2 above and any statement of use or amendment to allege use which were filed by any Grantor during such period with respect to intent-to-use trademark applications.

5.          As of the date of this certificate, the Borrower and its Subsidiaries are in compliance with the covenants and restrictions contained in the Credit Agreement.

6.           Attached hereto as Annex II is a true and correct calculation of the Consolidated Fixed Charge Coverage Ratio (including Consolidated EBITDA and Consolidated Fixed Charges) as of the date hereof. [As of the date hereof at any time during a Trigger Period, the Borrower and its Subsidiaries [are] [are not] in compliance with the covenant contained in Section 7.15 of the Credit Agreement as demonstrated on Annex II hereto.]

[Signature Page Follows]

1 Signatory needs to be the chief financial officer or the treasurer of the Borrower.

WITNESS the following signature as of the day and year first written above.

NORTH ATLANTIC TRADING COMPANY, INC.

By:
Name:
Title:

ANNEX I

INTELLECTUAL PROPERTY

ANNEX II

FINANCIAL COVENANT

For the Quarter/Year ended ______________________ (the “Statement Date”)

Consolidated Fixed Charge Coverage Ratio

The Borrower and its Subsidiaries Consolidated Fixed Charge Coverage Ratio, for the 12 consecutive fiscal month period ending ____________ ___, 20___, is ___:1.0, which ratio [is/is not] greater than or equal to the ratio set forth in Section 7.15 of the Credit Agreement for the corresponding period.

Calculation thereof:

Consolidated Fixed Charge Coverage Ratio

1.	Consolidated Net Income for such period:	$_____________
2.	The following, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
(a)	income and franchise taxes:	$_____________
(b)	Consolidated Interest Expense[1]:	$_____________
(c)	amortization, depreciation and other non-cash charges or non-cash losses or non-cash items decreasing Consolidated Net Income (excluding any non-cash item to the extent it represents an accrual of or reserve for cash disbursements for any subsequent period, amortization of a prepaid cash expense that was paid in a prior period or a reserve for cash charges to be taken in the future):	$_____________
(d)	extraordinary, non-recurring or unusual losses:	$_____________

1 “Consolidated Interest Expense” (i) for the twelve fiscal months ended January 31, 2014 shall be deemed to be Consolidated Interest Expense for the fiscal month ended January 31, 2014 multiplied by twelve, (ii) for the twelve fiscal months ended February 28, 2014 shall be deemed to be Consolidated Interest Expense for the two consecutive fiscal months ended February 28, 2014 multiplied by six, (iii) for the twelve fiscal months ended March 31, 2014 shall be deemed to be Consolidated Interest Expense for the three consecutive fiscal months ended March 31, 2014 multiplied by four, (iv) for the twelve fiscal months ended April 30, 2014 shall be deemed to be Consolidated Interest Expense for the four consecutive fiscal months ended April 30, 2014 multiplied by three, (v) for the twelve fiscal months ended May 31, 2014 shall be deemed to be Consolidated Interest Expense for the five consecutive fiscal months ended May 31, 2014 multiplied by 12/5, (vi) for the twelve fiscal months ended June 30, 2014 shall be deemed to be Consolidated Interest Expense for the six consecutive fiscal months ended June 30, 2014 multiplied by two, (vii) for the twelve fiscal months ended July 31, 2014 shall be deemed to be Consolidated Interest Expense for the seven consecutive fiscal months ended July 31, 2014 multiplied by 12/7, (viii) for the twelve fiscal months ended August 31, 2014 shall be deemed to be Consolidated Interest Expense for the eight consecutive fiscal months ended August 31, 2014 multiplied by 3/2, (ix) for the twelve fiscal months ended September 30, 2014 shall be deemed to be Consolidated Interest Expense for the nine consecutive fiscal months ended September 30, 2014 multiplied by 4/3, (x) for the twelve fiscal months ended October 31, 2014 shall be deemed to be Consolidated Interest Expense for the ten consecutive fiscal months ended October 31, 2014 multiplied by 6/5, and (xi) for the twelve fiscal months ended November 30, 2014 shall be deemed to be Consolidated Interest Expense for the eleven consecutive fiscal months ended November 30, 2014 multiplied by 12/11; provided, further, that all interest, premium payments, debt discounts, fees, charges and related expenses paid on the Closing Date in connection with the Refinancing shall be excluded from the calculation of Consolidated Interest Expense.

(e)	Transaction Costs:	$_____________
(f)	without duplication of any amounts added back in calculating Consolidated EBITDA pursuant to the definition of Pro Forma Basis, non-recurring one-time costs and expenses incurred in connection with operating improvements, restructurings and other similar initiatives, in each case to the extent such amounts represent, when combined with all amounts added back to Consolidated EBITDA pursuant to clause (b) of the definition of Pro Forma Basis, less than five percent (5%) of Consolidated EBITDA (determined without giving effect to this Line 2(f) or such clause (b)):	$_____________
(g)	product launch costs in an amount not to exceed $1,500,000 in any period of four (4) consecutive fiscal quarters:	$_____________
3.	2(a)+2(b)+2(c)+2(d)+2(e)+2(f)+2(g):	$_____________
4.	The following, without duplication, to the extent included in determining Consolidated Net Income for such period:
(a)	interest income:	$_____________
(b)	any extraordinary gains:	$_____________
(c)	non-cash gains or non-cash items increasing Consolidated Net Income:	$_____________
5.	4(a)+4(b)+4(c):	$_____________
6.	Consolidated EBITDA ((1+3) minus 5):	$_____________
7.	Unfinanced Capital Expenditures made or incurred during such period:	$_____________
8.	Consolidated Interest Expense accrued during such period:	$_____________
9.	scheduled principal payments with respect to Indebtedness that are due and payable during such period:	$_____________
10.	federal, state, local and foreign income taxes paid or payable in cash during such period:
11.	Restricted Payments paid (whether in cash or other property, but excluding Restricted Payments made pursuant to Sections 7.6(a), (b), (c) and, to the extent duplicative of amounts described in Line 10 above, (g) of the Credit Agreement) during such period:	$_____________
12.	Consolidated Fixed Charges (8+9+10+11):	$_____________
13.	Consolidated Fixed Charge Coverage Ratio ((6) minus (7)) / (12):	___:____
14.	Minimum ratio required under Section 7.15:	1.10:1.00

EXHIBIT G

to Revolving Credit Agreement

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each, an “Assignee”). [It is understood and agreed that the rights and obligations of the [Assignees] [Assignors]2 hereunder are several and not joint.] 3 Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the [Assignee] [respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	See Schedules attached hereto

3.	Borrower:	North Atlantic Trading Company, Inc.

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

1 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

2 Select as appropriate.

3 Include bracketed language if there are multiple Assignees.

5.	Credit Agreement:	Revolving Credit Agreement dated as of January 13, 2014 among North Atlantic Trading Company, Inc., as Borrower, NATC Holding Company, Inc., a Delaware corporation, the Lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	______________][4]

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: _____________ ___, 20____ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and][5] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By
Title:

[Consented to:][6]

NORTH ATLANTIC TRADING COMPANY, INC.

By
Title:

[5]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement. May also use a master consent.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement. May also use a master consent.

SCHEDULE 1

to Assignment and Assumption

By its execution of this Schedule, the Assignee identified on the signature block below agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Aggregate Amount of	Amount of	Percentage Assigned
Commitment/Loans	Commitment/Loans	of
for all Lenders	Assigned	Commitment/Loans[1]
$	$	%
$	$	%
$	$	%

[NAME OF ASSIGNEE][2]
[and is an Affiliate of [identify Lender]3]

By:
Title:

[1]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[2]	Add additional signature blocks, as needed.
[3]	Select as appropriate.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.          Representations and Warranties.

1.1          Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [the relevant] Assigned Interest, (ii) [the] [such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.           Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets the requirements of an Eligible Assignee under the Credit Agreement (subject to such consents, if any, as may be required under Section 10.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the] [such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the] [any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the] [the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT H-1

to Revolving Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), NATC Holding Company, Inc., a Delaware corporation, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-2

to Revolving Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), NATC Holding Company, Inc., a Delaware corporation, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-3

to Revolving Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), NATC Holding Company, Inc., a Delaware corporation, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W- 8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT H-4

to Revolving Credit Agreement

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), NATC Holding Company, Inc., a Delaware corporation, the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 3.11 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

EXHIBIT I

to Revolving Credit Agreement

[FORM OF] GUARANTY AND SECURITY AGREEMENT

[To be attached]

EXECUTION VERSION

Notwithstanding anything herein to the contrary, the liens and security interests granted to Agent pursuant to this Agreement and the exercise of any right or remedy by Agent hereunder, are subject to the provisions of the Intercreditor Agreement dated as of January 13, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “ABL Intercreditor Agreement”), among Agent, as Initial ABL Agent (as defined in the ABL Intercreditor Agreement), Wells Fargo Bank, National Association, as Initial First Lien Agent (as defined in the ABL Intercreditor Agreement), Wells Fargo Bank, National Association, as Initial Second Lien Agent (as defined in the ABL Intercreditor Agreement) and the Grantors (as defined in the ABL Intercreditor Agreement) from time to time party thereto. In the event of any conflict between the terms of the ABL Intercreditor Agreement and the terms of this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.

GUARANTY AND SECURITY AGREEMENT

This GUARANTY AND SECURITY AGREEMENT (this “Agreement”), dated as of January 13, 2014, among the Persons listed on the signature pages hereof as “Grantors” and those additional entities that hereafter become parties hereto by executing the form of Joinder attached hereto as Annex 1 (each, a “Grantor” and collectively, the “Grantors”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as agent for the Lenders and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement of even date herewith (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among NATC HOLDING COMPANY, INC. (“Holdings”), NORTH ATLANTIC TRADING COMPANY, INC. (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”) and Agent, the Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, Agent has agreed to act as agent for the benefit of the Lenders and the other Secured Parties in connection with the transactions contemplated by the Credit Agreement and this Agreement;

WHEREAS, in order to induce the Lenders to enter into the Credit Agreement and the other Loan Documents, to induce the Bank Product Providers to enter into the Bank Product Agreements, and to induce the Lenders and the Bank Product Providers to make financial accommodations to the Borrower as provided for in the Credit Agreement, the other Loan Documents and the Bank Product Agreements, (a) each Grantor (other than the Borrower) has agreed to guaranty the Guarantied Obligations, and (b) each Grantor has agreed to grant to Agent, for the benefit of the Secured Parties, a continuing security interest in and to the Collateral in order to secure the prompt and complete payment, observance and performance of, among other things, the Secured Obligations; and

WHEREAS, each Grantor (other than Holdings and the Borrower) is a Domestic Subsidiary of the Borrower and, as such, will benefit by virtue of the financial accommodations extended to the Borrower by the Secured Parties.

NOW, THEREFORE, for and in consideration of the recitals made above and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1.     Definitions; Construction.

        (a)     All initially capitalized terms used herein (including in the preamble and recitals hereof) without definition shall have the meanings ascribed thereto in the Credit Agreement (including Section 1.1 thereto) or, if not defined in the Credit Agreement, the meanings ascribed thereto in the ABL Intercreditor Agreement. Any capitalized terms used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein, in the Credit Agreement or in the ABL Intercreditor Agreement; provided that to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. In addition to those terms defined elsewhere in this Agreement, as used in this Agreement, the following terms shall have the following meanings:

        (i)         “ABL Intercreditor Agreement” has the meaning specified therefor in the Credit Agreement.

        (ii)        “Account” means an account (as that term is defined in Article 9 of the UCC).

        (iii)       “Account Debtor” means an account debtor (as that term is defined in the UCC).

        (iv)       “Agent” has the meaning specified therefor in the preamble to this Agreement.

        (v)        “Agent’s Lien” has the meaning specified therefor in the Credit Agreement.

        (vi)       “Agreement” has the meaning specified therefor in the preamble to this Agreement.

        (vii)      “Bank Product Obligations” has the meaning specified therefor in the Credit Agreement.

        (viii)     “Bank Product Provider” has the meaning specified therefor in the Credit Agreement.

        (ix)        “Books” means books and records (including each Grantor’s Records indicating, summarizing, or evidencing such Grantor’s assets (including the Collateral) or liabilities, each Grantor’s Records relating to such Grantor’s business operations or financial condition, and each Grantor’s goods or General Intangibles related to such information).

        (x)         “Borrower” has the meaning specified therefor in the recitals to this Agreement.

        (xi)        “Cash Equivalents” has the meaning specified therefor in the Credit Agreement.

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        (xii)      “Chattel Paper” means chattel paper (as that term is defined in the UCC), and includes tangible chattel paper and electronic chattel paper.

        (xiii)      “Collateral” has the meaning specified therefor in Section 3.

        (xiv)     “Commercial Tort Claims” means commercial tort claims (as that term is defined in the UCC), and includes those commercial tort claims listed on Schedule 1.

        (xv)      “Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

        (xvi)     “Control Agreement” has the meaning specified therefor in the Credit Agreement.

        (xvii)     “Controlled Account” has the meaning specified therefor in the Credit Agreement.

        (xviii)    “Controlled Account Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is executed and delivered by a Grantor, Agent, and one of the Controlled Account Banks.

        (xix)      “Controlled Account Bank” has the meaning specified therefor in the Credit Agreement.

        (xx)       “Copyrights” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing: (A) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 2, (B) all extensions, renewals, and restorations thereof, (C) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (D) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and (E) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

        (xxi)      “Copyright Security Agreement” means each Copyright Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit A.

        (xxii)      “Credit Agreement” has the meaning specified therefor in the recitals to this Agreement.

        (xxiii)     “Deposit Account” means a deposit account (as that term is defined in the UCC).

        (xxiv)     “Equipment” means equipment (as that term is defined in the UCC).

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        (xxv)     “Equity Interests” has the meaning specified therefor in the Credit Agreement.

        (xxvi)     “Event of Default” has the meaning specified therefor in the Credit Agreement.

        (xxvii)    “Excluded Assets” has the meaning specified therefor in Section 3.

        (xxviii)   “Excluded Deposit Accounts” has the meaning specified therefor in the Credit Agreement.

        (xxix)     “Excluded Securities Accounts” has the meaning specified therefor in the Credit Agreement.

        (xxx)      “Excluded Swap Obligation” has the meaning specified therefor in the Credit Agreement.

        (xxxi)      “Farm Products” means farm products (as that term is defined in the UCC)

        (xxxii)     “Fixtures” means fixtures (as that term is defined in the UCC).

        (xxxiii)    “Foreclosed Grantor” has the meaning specified therefor in Section 2(j)(iv).

        (xxxiv)   “General Intangibles” means general intangibles (as that term is defined in the UCC), and includes payment intangibles, software, contract rights, rights to payment, rights under Hedge Agreements (including the right to receive payment on account of the termination (voluntarily or involuntarily) of such Hedge Agreements), rights arising under common law, statutes, or regulations, choses or things in action, goodwill, Intellectual Property, Intellectual Property Licenses, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, including Intellectual Property Licenses, infringement claims, pension plan refunds, pension plan refund claims, insurance premium rebates, tax refunds, and tax refund claims, interests in a partnership or limited liability company which do not constitute a security under Article 8 of the UCC, and any other personal property other than Commercial Tort Claims, money, Accounts, Chattel Paper, Deposit Accounts, goods, Investment Property, Negotiable Collateral, and oil, gas, or other minerals before extraction.

        (xxxv)     “Grantor” and “Grantors” have the respective meanings specified therefor in the preamble to this Agreement.

        (xxxvi)    “Guarantied Obligations” means all of the Obligations (including any Bank Product Obligations) now or hereafter existing, whether for principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), fees (including the fees provided for in the Fee Letter) and Secured Party Expenses (including any Secured Party Expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), or otherwise, and any and all reasonable expenses (including reasonable counsel fees and expenses) incurred by Agent or any other Secured Party in enforcing any rights under any of the Loan Documents. Without limiting the generality of the foregoing, Guarantied Obligations shall include all amounts that constitute part of the Guarantied Obligations and would be owed by Borrower to Agent or any other Secured Party but for the fact that they are unenforceable or not allowable, including due to the existence of a bankruptcy, reorganization, other Insolvency Proceeding or similar proceeding involving Borrower or any Guarantor; provided that, anything to the contrary contained in the foregoing notwithstanding, the Guarantied Obligations shall exclude any Excluded Swap Obligation.

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        (xxxvii)    “Guarantor” means each Grantor other than the Borrower.

        (xxxviii)   “Guaranty” means the guaranty set forth in Section 2 hereof.

        (xxxix)      “Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of any Debtor Relief Law or, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

        (xl)          “Insurance” means (i) all insurance policies covering any or all of the Collateral (regardless of whether the Agent is the loss payee thereof) and (ii) any key man life insurance policies.

        (xli)         “Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under the United States, multinational or foreign laws, or otherwise, including, any and all Patents, Copyrights, Trademarks, trade secrets, know-how, inventions (whether or not patentable), algorithms, software programs (including source code and object code), processes, product designs, industrial designs, blueprints, drawings, data, customer lists, URLs and domain names, specifications, documentations, reports, catalogs, literature, and any other forms of technology or proprietary information of any kind, including all rights therein and all applications for registration or registrations thereof.

        (xlii)        “Intellectual Property Licenses” means, with respect to any Person (the “Specified Party”), (A) any licenses or other similar rights provided to the Specified Party in or with respect to Intellectual Property owned or controlled by any other Person, and (B) any licenses or other similar rights provided to any other Person in or with respect to Intellectual Property owned or controlled by the Specified Party, in each case, including (x) any software license agreements (other than license agreements for commercially available off-the-shelf software that is generally available to the public which have been licensed to a Grantor pursuant to end-user licenses), (y) the license agreements listed on Schedule 3, and (z) the right to use any of the licenses or other similar rights described in this definition in connection with the enforcement of the Secured Parties’ rights under the Loan Documents.

        (xliii)       “Inventory” means inventory (as that term is defined in the UCC).

        (xliv)       “Investment Property” means (A) any and all investment property (as that term is defined in the UCC), and (B) any and all of the following (regardless of whether classified as investment property under the UCC): all Pledged Interests, Pledged Operating Agreements, and Pledged Partnership Agreements.

        (xlv)        “Joinder” means each Joinder to this Agreement executed and delivered by Agent and each of the other parties listed on the signature pages thereto, in substantially the form of Annex 1.

        (xlvi)       “Lender” and “Lenders” have the respective meanings specified therefor in the recitals to this Agreement.

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        (xlvii)      “Loan Documents” has the meaning specified therefor in the Credit Agreement.

        (xlviii)    “Material Intellectual Property” means any Intellectual Property included in the Collateral that is material to the business of any Grantor or is otherwise of material value.

        (xlix)       “Negotiable Collateral” means Letters of Credit, Letter-of-Credit Rights, Instruments, Promissory Notes, Drafts and Documents (as each such term is defined in the UCC).

        (l)            “Obligations” has the meaning specified therefor in the Credit Agreement.

        (li)           “Patents” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including, without limitation, (A) each patent and patent application listed on Schedule 4, (B) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (C) all inventions and improvements described and claimed therein, (D) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof, (E) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (F) all other rights accruing thereunder or pertaining thereto throughout the world.

        (lii)          “Patent Security Agreement” means each Patent Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit B.

        (liii)         “Permitted Liens” has the meaning specified therefor in the Credit Agreement.

        (liv)        “Permitted Prior Liens” has the meaning specified therefor in the Credit Agreement.

        (lv)         “Person” has the meaning specified therefor in the Credit Agreement.

        (lvi)        “Pledged Companies” means each Person listed on Schedule 5 as a “Pledged Company”, together with each other Person, all or a portion of whose Equity Interests are acquired or otherwise owned by a Grantor after the Closing Date.

        (lvii)       “Pledged Interests” means all of each Grantor’s right, title and interest in and to all of the Equity Interests now owned or hereafter acquired by such Grantor, regardless of class or designation, including in each of the Pledged Companies, and all substitutions therefor and replacements thereof, all proceeds thereof and all rights relating thereto, also including any certificates representing the Equity Interests, the right to receive any certificates representing any of the Equity Interests, all warrants, options, share appreciation rights and other rights, contractual or otherwise, in respect thereof and the right to receive all dividends, distributions of income, profits, surplus, or other compensation by way of income or liquidating distributions, in cash or in kind, all voting and management rights and all cash, instruments, and other property from time to time received, receivable, or otherwise distributed in respect of or in addition to, in substitution of, on account of, or in exchange for any or all of the foregoing.

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        (lviii)     “Pledged Interests Addendum” means a Pledged Interests Addendum substantially in the form of Exhibit C.

        (lix)     “Pledged Notes” has the meaning specified therefor in Section 6(n).

        (lx)     “Pledged Operating Agreements” means all of each Grantor’s rights, powers, and remedies under the limited liability company operating agreements of each of the Pledged Companies that are limited liability companies.

        (lxi)     “Pledged Partnership Agreements” means all of each Grantor’s rights, powers, and remedies under the partnership agreements of each of the Pledged Companies that are partnerships.

        (lxii)     “Proceeds” has the meaning specified therefor in Section 3.

        (lxiii)     “PTO” means the United States Patent and Trademark Office.

        (lxiv)     “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Grantor that has total assets exceeding $10,000,000 at the time the relevant guaranty, keepwell, or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

        (lxv)      “Real Property” means any estates or interests in real property now owned or hereafter acquired by any Grantor or any Subsidiary of any Grantor and the improvements thereto.

        (lxvi)      “Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

        (lxvii)     “Secured Obligations” means each and all of the following:     (A) all of the present and future obligations of each of the Grantors arising from, or owing under or pursuant to, this Agreement (including the Guaranty), the Credit Agreement, or any of the other Loan Documents, (B) all Bank Product Obligations, and (C) all other Obligations of Borrower and all other Guarantied Obligations of each Guarantor (including, in the case of each of clauses (A), (B) and (C), Secured Party Expenses that accrue after the filing of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any Insolvency Proceeding); provided that, anything to the contrary contained in the foregoing notwithstanding, the Secured Obligations of the Guarantors shall exclude any Excluded Swap Obligation.

        (lxviii)     “Secured Parties” has the meaning specified therefor in the Credit Agreement.

        (lxix)        “Secured Party Expenses” has the meaning specified therefor in the Credit Agreement.

        (lxx)        “Securities Account” means a securities account (as that term is defined in the UCC).

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        (lxxi)     “Securities Act” means the Securities Act of 1933, as amended.

        (lxxii)     “Security Interest” has the meaning specified therefor in Section 3.

        (lxxiii)     “Supporting Obligations” means supporting obligations (as such term is defined in the UCC), and includes letters of credit and guaranties issued in support of Accounts, Chattel Paper, documents, General Intangibles, instruments or Investment Property.

        (lxxiv)      “Swap Obligation” means, with respect to any Grantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

        (lxxv)      “Trademarks” means, with respect to any Grantor, all of such Grantor’s right, title and interest in and to all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and, with respect to any and all of the foregoing, (i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed on Schedule 6, (ii) all extensions and renewals thereof, (iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing, (iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof, (v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, proceeds of suit and other payments now or hereafter due and/or payable with respect thereto, and (vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

        (lxxvi)     “Trademark Security Agreement” means each Trademark Security Agreement executed and delivered by Grantors, or any of them, and Agent, in substantially the form of Exhibit D.

        (lxxvii)      “UCC” means the New York Uniform Commercial Code, as in effect from time to time; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, priority, or remedies with respect to Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies.

        (lxxviii)     “URL” means “uniform resource locator,” an internet web address.

(b)     Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms      “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein or in the Credit Agreement). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein to the satisfaction, repayment, or payment in full of the Secured Obligations or the Guarantied Obligations shall have the same meaning as set forth in Section 10.17 of the Credit Agreement as if each reference therein to Obligations was a reference to Secured Obligations or Guarantied Obligations.

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(c)     All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.            Guaranty.

(a)     In recognition of the direct and indirect benefits to be received by Guarantors from the proceeds of the Revolving Loans, the issuance of the Letters of Credit, and the entering into of the Bank Product Agreements and by virtue of the financial accommodations to be made to the Borrower, each of the Guarantors, jointly and severally, hereby unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment by each other Guarantor, the Borrower and any other Credit Party, when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations. If any or all of the Obligations constituting Guarantied Obligations becomes due and payable, each of the Guarantors, unconditionally and irrevocably, and without the need for demand, protest, or any other notice or formality, promises to pay such indebtedness to Agent, for the benefit of the Secured Parties, together with any and all reasonable expenses (including Secured Party Expenses) that may be incurred by Agent or any other Secured Party in demanding, enforcing, or collecting any of the Guarantied Obligations (including the enforcement of any collateral for such Guarantied Obligations or any collateral for the obligations of the Guarantors under this Guaranty). If claim is ever made upon Agent or any other Secured Party for repayment or recovery of any amount or amounts received in payment of or on account of any or all of the Guarantied Obligations and any of Agent or any other Secured Party repays all or part of said amount by reason of (i) any judgment, decree, or order of any court or administrative body having jurisdiction over such payee or any of its property, or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower or any Guarantor), then and in each such event, each of the Guarantors agrees that any such judgment, decree, order, settlement, or compromise shall be binding upon the Guarantors, notwithstanding any revocation (or purported revocation) of this Guaranty or other instrument evidencing any liability of any Grantor, and the Guarantors shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

(b)      Additionally, each of the Guarantors unconditionally and irrevocably guarantees the payment of any and all of the Guarantied Obligations to Agent, for the benefit of the Secured Parties, whether or not due or payable by any Credit Party upon the occurrence of any of the events specified in Section 8.1(h) or (i) of the Credit Agreement, and irrevocably and unconditionally promises to pay such indebtedness to Agent, for the benefit of the Secured Parties, without the requirement of demand, protest, or any other notice or other formality, in lawful money of the United States. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all Guarantied Obligations (including, without limitation, interest, reasonable fees, costs and expenses) that would be owed by any other obligor on the Guarantied Obligations but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding involving such other obligor because it is the intention of the Guarantors, the Agent and the Secured Parties that the Guarantied Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower or any other Guarantor or Credit Party of any portion of such Guarantied Obligations.

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(c)     Notwithstanding any other provision hereof, each Guarantor, and by its acceptance of this Guaranty, the Agent and each other Secured Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Guarantied Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law to the extent applicable to this Guaranty and the Guarantied Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, the other Secured Parties and the Guarantors hereby irrevocably agree that the Guarantied Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guarantied Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guaranty set forth in Section 2 hereof and its related contribution rights. To the fullest extent permitted by applicable law, this Section 2(c) shall be for the benefit solely of creditors and representatives of creditors of each Guarantor and not for the benefit of such Guarantor or the holders of any Equity Interest in such Guarantor.

(d)      The liability of each of the Guarantors hereunder is primary, absolute, and unconditional, and is independent of any security for or other guaranty of the Guarantied Obligations, whether executed by any other Guarantor or by any other Person, and the liability of each of the Guarantors hereunder shall not be affected or impaired by (i) any payment on, or in reduction of, any such other guaranty or undertaking, (ii) any dissolution, termination, or increase, decrease, or change in personnel by any Grantor, (iii) any payment made to Agent or any other Secured Party on account of the Obligations which Agent or any other Secured Party repays to any Grantor pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding (or any settlement or compromise of any claim made in such a proceeding relating to such payment), and each of the Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (iv) any action or inaction by Agent or any other Secured Party, or (v) any invalidity, irregularity, avoidability, or unenforceability of all or any part of the Obligations or of any security therefor.

(e)      Each Guarantor shall be liable under its guaranty set forth in this Section 2, without any limitation as to amount, for all present and future Guarantied Obligations including any under transactions continuing, compromising, extending, modifying, releasing, or renewing the Guarantied Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or increasing the outstanding amount of the Loans or other Guarantied Obligations, whether or not any such increase is committed, contemplated or provided for by the Loan Documents or the Bank Product Agreement on the date hereof, or creating new or additional Guarantied Obligations after prior Guarantied Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Guarantor hereby waives any right to revoke this Guaranty as to future Guarantied Obligations. If such a revocation is effective notwithstanding the foregoing waiver, each Guarantor acknowledges and agrees that (i) no such revocation shall be effective until written notice thereof has been received by Agent, (ii) no such revocation shall apply to any Guarantied Obligations in existence on the date of receipt by Agent of such written notice (including any subsequent continuation, extension, or renewal thereof, or change in the interest rate, payment terms, or other terms and conditions thereof), (iii) no such revocation shall apply to any Guarantied Obligations made or created after such date to the extent made or created pursuant to a legally binding commitment of any Secured Party in existence on the date of such revocation, (iv) no payment by any Guarantor, Borrower, or from any other source, prior to the date of Agent’s receipt of written notice of such revocation shall reduce the maximum obligation of such Guarantor hereunder, and (v) any payment by Borrower or from any source other than such Guarantor subsequent to the date of such revocation shall first be applied to that portion of the Guarantied Obligations as to which the revocation is effective and which are not, therefore, guarantied hereunder, and to the extent so applied shall not reduce the maximum obligation of such Guarantor hereunder. This Guaranty shall be binding upon each Guarantor, its successors and assigns and inure to the benefit of and be enforceable by Agent (for the benefit of the Secured Parties) and its successors, transferees, or assigns.

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(f)      The guaranty by each of the Guarantors hereunder is a guaranty of payment and not of collection. The obligations of each of the Guarantors hereunder are independent of the obligations of any other Guarantor or Grantor or any other Person and a separate action or actions may be brought and prosecuted against one or more of the Guarantors whether or not action is brought against any other Guarantor or Grantor or any other Person and whether or not any other Guarantor or Grantor or any other Person be joined in any such action or actions. Each of the Guarantors waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement hereof. Any payment by any Grantor or other circumstance which operates to toll any statute of limitations as to any Grantor shall operate to toll the statute of limitations as to each of the Guarantors.

(g)      Each of the Guarantors authorizes Agent and the other Secured Parties without notice or demand, and without affecting or impairing its liability hereunder, from time to time to:

          (i)      change the manner, place, or terms of payment of, or change or extend the time of payment of, renew, increase, accelerate, or alter:      (A) any of the Obligations (including any increase or decrease in the principal amount thereof or the rate of interest or fees thereon); or (B) any security therefor or any liability incurred directly or indirectly in respect thereof, and this Guaranty shall apply to the Obligations as so changed, extended, renewed, or altered;

          (ii)      take and hold security for the payment of the Obligations and sell, exchange, release, impair, surrender, realize upon, collect, settle, or otherwise deal with in any manner and in any order any property at any time pledged or mortgaged to secure the Obligations or any of the Guarantied Obligations (including any of the obligations of all or any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, or any offset on account thereof;

          (iii)     exercise or refrain from exercising any rights against any Grantor;

          (iv)     release or substitute any one or more endorsers, guarantors, any Grantor, or other obligors;

          (v)      settle or compromise any of the Obligations, any security therefor, or any liability      (including any of those of any of the Guarantors under this Guaranty) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Grantor to its creditors;

          (vi)      apply any sums by whomever paid or however realized to any liability or liabilities of any Grantor to Agent or any other Secured Party regardless of what liability or liabilities of such Grantor remain unpaid;

          (vii)      consent to or waive any breach of, or any act, omission, or default under, this Agreement, any other Loan Document, any Bank Product Agreement, or any of the instruments or agreements referred to herein or therein, or otherwise amend, modify, or supplement this Agreement, any other Loan Document, any Bank Product Agreement, or any of such other instruments or agreements; or

          (viii)      take any other action that could, under otherwise applicable principles of law, give rise to a legal or equitable discharge of one or more of the Guarantors from all or part of its liabilities under this Guaranty.

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(h)     It is not necessary for Agent or any other Secured Party to inquire into the capacity or powers of any of the Guarantors or the officers, directors, partners or agents acting or purporting to act on their behalf, and any Obligations made or created in reliance upon the professed exercise of such powers shall be Guarantied Obligations hereunder.

(i)      Each Guarantor jointly and severally guarantees that the Guarantied Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation, or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Secured Party with respect thereto. The obligations of each Guarantor under this Guaranty are independent of the Guarantied Obligations, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce such obligations, irrespective of whether any action is brought against any other Guarantor or whether any other Guarantor is joined in any such action or actions. The liability of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defense it may now or hereafter have in any way relating to, any or all of the following:

          (i)     any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

          (ii)     the validity, perfection, non-perfection or lapse in perfection, priority or avoidance of any security interest or lien, the release of any or all collateral securing, or purporting to secure, the Guarantied Obligations or any other impairment of such collateral;

          (iii)      any change in the time, manner, or place of payment of, or in any other term of, all or any of the Guarantied Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including any renewal, extension or acceleration of or any increase in the Guarantied Obligations resulting from the extension of additional credit;

          (iv)      any taking, exchange, release, or non-perfection of any Lien in and to any Collateral, or any taking, release, amendment, waiver of, or consent to departure from any other guaranty, for all or any of the Guarantied Obligations;

          (v)      the existence of any claim, set-off, defense, or other right that any Guarantor may have at any time against any Person, including Agent or any other Secured Party;

          (vi)      any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor;

          (vii)      any failure or omission to assert or enforce or agreement or election not to assert or enforce, delay in enforcement, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under any Loan Document or any Bank Product Agreement, at law, in equity or otherwise) with respect to the Guarantied Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guarantied Obligations;

          (viii)      any exercise of remedies with respect to any security for the Guarantied Obligations (including, without limitation, any collateral, including the Collateral, securing or purporting to secure any of the Guarantied Obligations) at such time and in such order and in such manner as the Agent and the Secured Parties may decide and whether or not every aspect thereof is commercially reasonable and whether or not such action constitutes an election of remedies;

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          (ix)     any right or defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against any other Grantor or any guarantors or sureties, and without limiting the generality of the foregoing or any other provisions hereof, each Guarantor hereby expressly waives any and all benefits which might otherwise be available to such Guarantor under applicable law, including without limitation, California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2848, 2849, 2850, 2855, 2899 and 3433;

          (x)     any change, restructuring, or termination of the corporate, limited liability company, or partnership structure or existence of any Grantor and any corresponding restructuring of the Guarantied Obligations; or

          (xi)     any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or any other guarantor or surety (other than payment of the Guarantied Obligations to the extent of such payment).

(j)     Waivers

          (i)     Each of the Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require Agent or any other Secured Party to (i) proceed against any other Grantor or any other Person, (ii) proceed against or exhaust any security held from any other Grantor or any other Person, or (iii) protect, secure, perfect, or insure any security interest or Lien on any property subject thereto or exhaust any right to take any action against any other Grantor, any other Person, or any collateral, or (iv) pursue any other remedy in any Secured Party’s power whatsoever. Each of the Guarantors waives any defense based on or arising out of any defense of any Grantor or any other Person, other than payment of the Guarantied Obligations to the extent of such payment, based on or arising out of the disability of any Grantor or any other Person, or the validity, legality, or unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Grantor other than payment of the Obligations to the extent of such payment. As and to the extent permitted under the Loan Documents, Agent may, at the election of the Required Lenders, foreclose upon any Collateral held by Agent by one or more judicial or nonjudicial sales or other dispositions, whether or not every aspect of any such sale is commercially reasonable or otherwise fails to comply with applicable law or may exercise any other right or remedy Agent or any other Secured Party may have against any Grantor or any other Person, or any security, in each case, without affecting or impairing in any way the liability of any of the Guarantors hereunder except to the extent the Guarantied Obligations have been paid and performed.

          (ii)      Each of the Guarantors waives all diligence, presentments, demands for performance, protests and notices, including notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation, or incurring of new or additional Obligations or other financial accommodations. Each of the Guarantors waives notice of any Default or Event of Default under any of the Loan Documents. Each of the Guarantors assumes all responsibility for, and has adequate means of, being and keeping itself informed of each Grantor’s financial condition and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope, and extent of the risks which each of the Guarantors assumes and incurs hereunder, and agrees that neither Agent nor any of the other Secured Parties shall have any duty to advise any of the Guarantors of information known to them regarding such circumstances or risks.

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          (iii)      To the fullest extent permitted by applicable law, each Guarantor hereby waives:      (A) any right to assert against any Secured Party, any defense (legal or equitable), set-off, counterclaim, or claim which each Guarantor may now or at any time hereafter have against the Borrower or any other Guarantor or Credit Party; (B) any defense, set-off, counterclaim, or claim, of any kind or nature, arising directly or indirectly from the present or future lack of perfection, sufficiency, validity, or enforceability of the Guarantied Obligations or any security therefor; (C) any right or defense arising by reason of any claim or defense based upon an election of remedies by any Secured Party including any defense based upon an impairment or elimination of such Guarantor’s rights of subrogation, reimbursement, contribution, or indemnity of such Guarantor against the Borrower or other guarantors or sureties; and (D) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement thereof, and any act which shall defer or delay the operation of any statute of limitations applicable to the Guarantied Obligations shall similarly operate to defer or delay the operation of such statute of limitations applicable to such Guarantor’s liability hereunder.

          (iv)      No Guarantor will exercise any rights that it may now or hereafter acquire against any Grantor or any other Guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under this Guaranty, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent or any other Secured Party against any Grantor or any other Guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from any Grantor or any other Guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Guarantied Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and all of the Commitments have been terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence, such amount shall be held in trust for the benefit of Agent, for the benefit of the Secured Parties, and shall forthwith be paid to Agent to be credited and applied to the Guarantied Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Credit Agreement, or to be held as Collateral for any Guarantied Obligations or other amounts payable under this Guaranty thereafter arising. Notwithstanding anything to the contrary contained in this Guaranty, no Guarantor may exercise any rights of subrogation, contribution, indemnity, reimbursement or other similar rights against, and may not proceed or seek recourse against or with respect to any property or asset of, any other Grantor (the “Foreclosed Grantor”), including after payment in full of the Obligations, if all or any portion of the Obligations have been satisfied in connection with an exercise of remedies in respect of the Equity Interests of such Foreclosed Grantor whether pursuant to this Agreement or otherwise.

          (v)      The obligations of the Guarantors under this Agreement and the other Loan Documents, including their liability for the Guarantied Obligations and the enforceability of the security interests granted thereby, are not contingent upon the validity, legality, enforceability, collectability or sufficiency of any right of reimbursement, contribution or subrogation arising under this Section 2(j) or otherwise. The invalidity, insufficiency, unenforceability or uncollectability of any such right shall not in any respect diminish, affect or impair any such obligation or any other claim, interest, right or remedy at any time held by, the Agent or any Secured Party against any Guarantor or its property. The Agent and the Secured Parties make no representations or warranties in respect of any such right and shall have no duty to assure, protect, enforce or ensure any such right or otherwise relating to any such right.

          (vi)      Each of the Guarantors represents, warrants, and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective to the maximum extent permitted by law.

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(k)     Any Indebtedness of the Borrower or any other Guarantor or Credit Party now or hereafter held by any other Guarantor (the “Obligee Guarantor”) whether as original creditor, assignee, or by way of subrogation, restitution or otherwise, is hereby subordinated in right of payment to the Guarantied Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for the Agent on behalf of the Secured Parties and shall forthwith be paid over to the Agent for the benefit of the Secured Parties to be credited and applied against the Guarantied Obligations in accordance with the terms of the Credit Agreement or to be held as Collateral for any Guarantied Obligations, but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

(l)      Until the payment in full of the Guarantied Obligations, no Guarantor shall, without the prior written consent of the Agent, commence or join with any other person in commencing any Insolvency Proceeding of or against the Borrower or any other Guarantor or Credit Party. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or Insolvency Proceeding, voluntary or involuntary, involving the Borrower or any other Guarantor or Credit Party or by any defense which the Borrower or any other Guarantor or Credit Party may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, the Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay the Agent, or allow the claim of the Agent in respect of, any interest, fees, costs, expenses or other Guarantied Obligations accruing or arising after the date on which such case or proceeding is commenced.

(m)      Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Grantor to guaranty and otherwise honor all Obligations in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 2(m) for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 2(m), or otherwise under the Loan Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Guarantied Obligations. Each Qualified ECP Guarantor intends that this Section 2(m) constitute, and this Section 2(m) shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Grantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

(n)      If all of the Equity Interests of any Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions of the Loan Documents to a Person that is not an Affiliate of the Borrower or any Guarantor, the guaranty of such Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by the Agent, any Secured Party or other Person effective as of the time of such sale or disposition.

3.      Grant of Security. Each Grantor hereby unconditionally grants, assigns, and pledges to Agent, for the benefit of each Secured Party, to secure the Secured Obligations, a continuing security interest (hereinafter referred to as the “Security Interest”) in all of such Grantor’s right, title, and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (the “Collateral”):

(a)     all of such Grantor’s Accounts;

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(b)     all of such Grantor’s Books;

(c)     all of such Grantor’s Chattel Paper;

(d)     all of such Grantor’s Commercial Tort Claims now or hereafter described on Schedule 1;

(e)     all of such Grantor’s Deposit Accounts;

(f)     all of such Grantor’s Equipment;

(g)     all of such Grantor’s Farm Products;

(h)     all of such Grantor’s Fixtures;

(i)     all of such Grantor’s General Intangibles;

(j)     all of such Grantor’s Insurance;

(k)     all of such Grantor’s Instruments;

(l)     all of such Grantor’s Inventory;

(m)     all of such Grantor’s Investment Property;

(n)     all of such Grantor’s Intellectual Property and Intellectual Property Licenses;

(o)     all of such Grantor’s Letter of Credit Rights;

(p)     all of such Grantor’s Negotiable Collateral     (including all of such Grantor’s Pledged Notes);

(q)     all of such Grantor’s Pledged Interests (including all of such Grantor’s Pledged Operating Agreements and Pledged Partnership Agreements);

(r)     all of such Grantor’s Securities Accounts;

(s)     all of such Grantor’s Supporting Obligations;

(t)     all of such Grantor’s money, Cash Equivalents, or other assets of such Grantor that now or hereafter come into the possession, custody, or control of Agent (or its agent or designee) or any other Secured Party;

(u)     all of such Grantor’s Goods not otherwise described above; and

(v)     all of the proceeds (as such term is defined in the UCC) and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance or Commercial Tort Claims covering or relating to any or all of the foregoing, and any and all Accounts, Books, Chattel Paper, Deposit Accounts, Equipment, Fixtures, General Intangibles, Inventory, Investment Property, Intellectual Property, Negotiable Collateral, Pledged Interests, Securities Accounts, Supporting Obligations, money, or other tangible or intangible property resulting from the sale, lease, license, exchange, collection, or other disposition of any of the foregoing, the proceeds of any award in condemnation with respect to any of the foregoing, any rebates or refunds, whether for taxes or otherwise, and all proceeds of any such proceeds, or any portion thereof or interest therein, and the proceeds thereof, and all proceeds of any loss of, damage to, or destruction of the above, whether insured or not insured, and, to the extent not otherwise included, any indemnity, warranty, or guaranty payable by reason of loss or damage to, or otherwise with respect to any of the foregoing (the “Proceeds”). Without limiting the generality of the foregoing, the term “Proceeds” includes whatever is receivable or received when Investment Property or proceeds are sold, exchanged, collected, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes proceeds of any indemnity or guaranty payable to any Grantor or Agent from time to time with respect to any of the Investment Property.

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Notwithstanding anything contained in this Agreement to the contrary, the term “Collateral” shall not include: (i) voting Equity Interests of any First Tier Foreign Subsidiary, solely to the extent that (y) such Equity Interests represent more than 65% of the outstanding voting Equity Interests of such First Tier Foreign Subsidiary, and (z) pledging or hypothecating more than 65% of the total outstanding voting Equity Interests of such First Tier Foreign Subsidiary would result in adverse tax consequences or the costs to the Grantors of providing such pledge are unreasonably excessive (as determined by Agent in consultation with the Borrower) in relation to the benefits to Agent and the other Secured Parties of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary); or (ii) any rights or interest in any contract, lease, permit, license, or license agreement covering real or personal property of any Grantor if under the terms of such contract, lease, permit, license, or license agreement, or applicable law with respect thereto, the grant of a security interest or lien therein is prohibited as a matter of law or under the terms of such contract, lease, permit, license, or license agreement and such prohibition or restriction has not been waived or the consent of the other party to such contract, lease, permit, license, or license agreement has not been obtained (provided, that, (A) the foregoing exclusions of this clause (ii) shall in no way be construed (1) to apply to the extent that any described prohibition or restriction is ineffective under Section 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law, or (2) to apply to the extent that any consent or waiver has been obtained that would permit Agent’s security interest or lien to attach notwithstanding the prohibition or restriction on the pledge of such contract, lease, permit, license, or license agreement and (B) the foregoing exclusions of clauses (i) and (ii) shall in no way be construed to limit, impair, or otherwise affect any of Agent’s or any other Secured Party’s continuing security interests in and liens upon any rights or interests of any Grantor in or to (1) monies due or to become due under or in connection with any described contract, lease, permit, license, license agreement, or Equity Interests (including any Accounts or Equity Interests), or (2) any proceeds from the sale, license, lease, or other dispositions of any such contract, lease, permit, license, license agreement, or Equity Interests); or (iii) any United States intent-to-use trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark applications under applicable federal law, provided that upon filing with the PTO of an amendment to allege use pursuant to 15 U.S.C. Section 1051(c) or a statement of use under 15 U.S.C. Section 1051(d) (or any successor provisions), such intent-to-use trademark application shall be considered Collateral (such Collateral described in clauses (i), (ii) and (iii), the “Excluded Assets”).

4.      Security for Secured Obligations. The Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the Secured Parties or any of them, but for the fact that they are unenforceable or not allowable (in whole or in part) as a claim in an Insolvency Proceeding involving any Grantor due to the existence of such Insolvency Proceeding.

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5.     Grantors Remain Liable. Anything herein to the contrary notwithstanding, (a) each of the Grantors shall remain liable under the contracts and agreements included in the Collateral, including the Pledged Operating Agreements and the Pledged Partnership Agreements, to perform all of the duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by Agent or any other Secured Party of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under such contracts and agreements included in the Collateral, and (c) none of the Secured Parties shall have any obligation or liability under such contracts and agreements included in the Collateral by reason of this Agreement, nor shall any of the Secured Parties be obligated to perform any of the obligations or duties of any Grantors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder. So long as no Event of Default shall occur and be continuing, neither Agent nor any other Secured Party shall interfere with the quiet use, possession and enjoyment of the Collateral for the purpose of conducting the ordinary course of their respective businesses, except as otherwise provided in, and subject to and upon the terms of, this Agreement, the Credit Agreement, or any other Loan Document. Without limiting the generality of the foregoing, it is the intention of the parties hereto that record and beneficial ownership of the Pledged Interests, including all voting, consensual, dividend, and distribution rights, shall remain in the applicable Grantor until the Agent has notified the applicable Grantor of Agent’s election to exercise such rights with respect to the Pledged Interests pursuant to Section 16.

6.      Representations and Warranties. In order to induce Agent to enter into this Agreement for the benefit of the Secured Parties, each Grantor makes the following representations and warranties to the Secured Parties which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Extension of Credit, as though made on and as of the date of such Extension of Credit (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

          (a)      The representations and warranties set forth in Section 4 of the Credit Agreement as they relate to such Grantor or to the Loan Documents to which such Grantor is a party, each of which is hereby incorporated herein by reference, are true and correct, in all material respects, except for representations and warranties that are qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representations and warranties are true and correct (after giving effect to any such qualification therein) in all respects as of such date, in each case unless expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date, and the Secured Parties shall be entitled to rely on each of such representations and warranties as if they were fully set forth herein, provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 6(a), be deemed to be a reference to such Grantor’s knowledge.

          (b)      The name (within the meaning of Section 9-503 of the UCC) and jurisdiction of organization of each Grantor and each of its Subsidiaries is set forth on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Loan Documents). Each Grantor is organized solely under the law of the jurisdiction so specified and has not filed any certificates of domestication, transfer or continuance in any other jurisdiction. Unless otherwise stated on Schedule 7, such Grantor is not a transmitting utility as defined in Section 9-102(a)(80) of the UCC.

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          (c)      The chief executive office of each Grantor and each of its Subsidiaries is located at the address indicated on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Loan Documents).

          (d)      Each Grantor’s and each of its Subsidiaries’ tax identification numbers and organizational identification numbers, if any, are identified on Schedule 7 (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under the Loan Documents).

          (e)      As of the Closing Date, no Grantor and no Subsidiary of a Grantor holds any commercial tort claims that exceed $500,000 in amount, except as set forth on Schedule 1.

          (f)     As of the Closing Date, no Grantor is a beneficiary or assignee under any letter of credit other than the letters of credit described on Schedule 10.

          (g)      As of the Closing Date, (i) Schedule 2 provides a complete and correct list of all registered Copyrights owned by any Grantor, all applications for registration of Copyrights owned by any Grantor, and all other Copyrights owned by any Grantor and constituting Material Intellectual Property; (ii) Schedule 3 provides a complete and correct list of all Intellectual Property Licenses entered into by any Grantor pursuant to which (A) any Grantor has provided any license or other rights in Intellectual Property owned or controlled by such Grantor to any other Person (other than non-exclusive software licenses granted in the ordinary course of business) or (B) any Person has granted to any Grantor any license or other rights in Material Intellectual Property, including any Intellectual Property that is incorporated in any Inventory, software, or other product marketed, sold, licensed, or distributed by such Grantor; (iii) Schedule 4 provides a complete and correct list of all Patents owned by any Grantor and all applications for Patents owned by any Grantor; and (iv) Schedule 6 provides a complete and correct list of all registered Trademarks owned by any Grantor, all applications for registration of Trademarks owned by any Grantor, and all other Trademarks owned by any Grantor constituting Material Intellectual Property.

          (h)     (i)     Except for those matters which would not reasonably be expected to have a Material Adverse Effect, no action or proceeding is pending, or, to the knowledge of such Grantor, threatened, alleging that such Grantor, or the conduct of such Grantor’s business, infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property of any other Person. To each Grantor’s knowledge, no Person has infringed, misappropriated, diluted or otherwise violated or is currently infringing, misappropriating, diluting or otherwise violating any Intellectual Property rights owned by such Grantor, in each case, that either individually or in the aggregate would reasonably be expected to result in a Material Adverse Effect.

                 (ii)      As of the Closing Date, to each Grantor’s knowledge, all registered Copyrights, registered Trademarks, and issued Patents that currently constitute Material Intellectual Property are valid, subsisting and enforceable and in compliance with all legal requirements, filings, and payments and other actions that are required to maintain such Intellectual Property in full force and effect.

                (iii)      As of the Closing Date, to each Grantor’s knowledge, all Copyrights owned by such Grantor have been registered with the United States Copyright Office or, where appropriate, any foreign counterpart.

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(iv)          As of the Closing Date, to each Grantor’s knowledge, such Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks, appropriate notice of its trademark rights in common law Trademarks, proper marking practices in connection with its Patents, and appropriate notice of copyright in connection with the publication of its Copyrights.

(v)           Except as set forth on Schedule 2, 4, or 6, as applicable, as of the Closing Date such Grantor has not made a previous assignment, sale, transfer, exclusive license, or similar arrangement constituting a present or future assignment, sale, transfer, exclusive license or similar arrangement of any property that currently constitutes Material Intellectual Property that has not been terminated or released.

(vi)          Except for those matters which would not reasonably be expected to have a Material Adverse Effect, no holding, decision, ruling, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity, enforceability, or scope of, or such Grantor’s right to register, own or use, any Material Intellectual Property of such Grantor or such Grantor’s ownership interest therein, and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened.

(vii)         Except as would not reasonably be expected to have a Material Adverse Effect, each Grantor has taken commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all trade secrets owned by such Grantor that constitute Material Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, none of the trade secrets of such Grantor has been used, divulged, disclosed or misappropriated to the detriment of such Grantor for the benefit of any other Person.

(i)           This Agreement creates a valid security interest in the Collateral of each Grantor, to the extent a security interest therein can be created under the UCC, securing the payment of the Secured Obligations. Except to the extent a security interest in the Collateral cannot be perfected by the filing of a financing statement under the UCC, all filings and other actions necessary or desirable to perfect and protect such security interest have been duly taken or will have been taken upon the filing of financing statements listing each applicable Grantor, as a debtor, and Agent, as secured party, in the jurisdictions listed next to such Grantor’s name on Schedule 9. Upon the making of such filings, Agent shall have a first priority perfected security interest (subject to Permitted Prior Liens) in the Collateral of each Grantor to the extent such security interest can be perfected by the filing of a financing statement. Upon filing of any Copyright Security Agreement with the United States Copyright Office, filing of any Patent Security Agreement and any Trademark Security Agreement with the PTO, and the filing of appropriate financing statements in the jurisdictions listed on Schedule 9, all action necessary or desirable to protect and perfect the Security Interest in and on each Grantor’s Patents, Trademarks, or Copyrights has been taken and such perfected Security Interest is enforceable as such as against any and all creditors of and purchasers from any Grantor. As of the Closing Date, all action by any Grantor necessary to protect and perfect such security interest on each item of Collateral has been duly taken. Without limiting the foregoing, each Grantor has pursuant to Section 7: (i) established the Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any portion of the Investment Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodity Accounts pursuant to Sections 7(d) and 7(e), (ii) established the Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts (other than Excluded Deposit Accounts), (iii) established the Agent’s “control” (within the meaning of Section 9-107 of the UCC) over all Letter of Credit Rights pursuant to Section 7(f) hereof, (iv) established the Agent’s control (within the meaning of Section 9-105 of the UCC) over all Electronic Chattel Paper pursuant to Section 7(c) hereof and (v) established the Agent’s “control” (within the meaning of Section 16 of the Uniform Electronic Transactions Act as in effect in the applicable jurisdiction (the “UETA”)) over all “transferable records” (as defined in UETA).

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(j)           Such Grantor owns each item of the Collateral free and clear of any and all Liens or claims, including, without limitation, liens arising as a result of such Grantor becoming bound (as a result of merger or otherwise) as Grantor under a security agreement entered into by another Person, except with respect to Permitted Liens. No financing statement, mortgage or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent, for the benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement

(k)          Any Inventory now or hereafter produced by any Grantor included in the Collateral has been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended.

(l)           (i) As of the Closing Date, Schedule 5 hereto sets forth all of the Pledged Interests owned by any Grantor and such Pledged Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interest or percentage of partnership interests of the respective issuers thereof indicated on such Schedule; (ii) except for the Security Interest created hereby, each Grantor is and will at all times be the sole holder of record and the legal and beneficial owner, free and clear of all Liens other than Permitted Liens, of the Pledged Interests indicated on Schedule 5 as being owned by such Grantor and, when acquired by such Grantor, any Pledged Interests acquired after the Closing Date and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Interests; (iii) all of the Pledged Interests are duly authorized, validly issued, fully paid and nonassessable and the Pledged Interests constitute or will constitute the percentage of the issued and outstanding Equity Interests of the Pledged Companies of such Grantor identified on Schedule 5 as supplemented or modified by any Pledged Interests Addendum or any Joinder to this Agreement; (iv) such Grantor has the right and requisite authority to pledge, the Investment Property pledged by such Grantor to Agent as provided herein; (v) on the Closing Date all actions necessary or desirable to perfect and establish the first priority (subject to Permitted Prior Liens) of, or otherwise protect, Agent’s Liens in the Investment Property, and the proceeds thereof, have been duly taken, upon (A) the execution and delivery of this Agreement; (B) the taking of possession by Agent (or its agent or designee) of any certificates representing the Pledged Interests, together with undated powers (or other documents of transfer acceptable to Agent) endorsed in blank by the applicable Grantor; (C) the filing of financing statements in the applicable jurisdiction set forth on Schedule 9 for such Grantor with respect to the Pledged Interests of such Grantor that are not represented by certificates, and (D) with respect to any Securities Accounts (other than Excluded Securities Accounts), the delivery of Control Agreements with respect thereto; and (vi) each Grantor has delivered to and deposited with Agent all certificates representing the Pledged Interests owned by such Grantor to the extent such Pledged Interests are represented by certificates, and undated powers (or other documents of transfer acceptable to Agent) endorsed in blank with respect to such certificates. None of the Pledged Interests owned or held by such Grantor has been issued or transferred in violation of any securities registration, securities disclosure, or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(m)         No consent, approval, authorization, or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required (i) for the grant of a Security Interest by such Grantor in and to the Collateral pursuant to this Agreement or for the execution, delivery, or performance of this Agreement by such Grantor, or (ii) for the exercise by Agent of the voting or other rights provided for in this Agreement with respect to the Investment Property or the remedies in respect of the Collateral pursuant to this Agreement, except as may be required in connection with such disposition of Investment Property by laws affecting the offering and sale of securities generally and except for consents, approvals, authorizations, or other orders or actions that have been obtained or given (as applicable) and that are still in force. No Intellectual Property License of any Grantor that constituted Material Intellectual Property requires any consent of any other Person that has not been obtained in order for such Grantor to grant the security interest granted hereunder in such Grantor’s right, title or interest in or to such Intellectual Property License.

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(n)          As of the Closing Date, Schedule 5 hereto sets forth under the heading “Pledged Notes” all of the promissory notes (as defined in the UCC) or other debt securities owned by any Grantor (each a “Pledged Note”) and all of such Pledged Notes have been, in the case of those issued by Affiliates of such Grantor, or, in the case of those issued by Persons that are not Affiliates of such Grantor, to the knowledge of such Grantor have been, duly authorized, authenticated, issued and delivered and are the legal, valid and binding obligation of the issuers thereof enforceable in accordance with their terms and, in the case of those issued by Affiliates of such Grantor, constitute all of the issued and outstanding intercompany indebtedness owed by such Affiliates to such Grantor evidenced by an instrument or certificated security of the respective issuers thereof.

(o)          As of the Closing Date, Schedule 5 hereto sets forth under the headings “Securities Accounts,” “Commodities Accounts,” and “Deposit Accounts,” respectively, all of the Securities Accounts, Commodities Accounts and Deposit Accounts in which each Grantor or their Subsidiaries has an interest (as such Schedule may be updated from time to time subject to the Credit Agreement with respect to Controlled Accounts and provided that Grantors comply with Section 7(e) hereof), including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Securities Accounts, Commodities Accounts or Deposit Accounts maintained with such Person. Each Grantor is the sole entitlement holder or customer of each such account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than the Agent pursuant hereto) having “control” (within the meanings of Sections 8-106, 9-106 and 9-104 of the UCC) over, or any other interest in, any such Securities Account, Commodity Account or Deposit Account or any securities, commodities or other property credited thereto.

(p)          As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby represents and warrants that the Pledged Interests issued pursuant to such agreement (A) are not dealt in or traded on securities exchanges or in securities markets, (B) do not constitute investment company securities, and (C) are not held by such Grantor in a Securities Account. In addition, none of the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged Interests issued under any Pledged Operating Agreement or Pledged Partnership Agreement, provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction. No Grantor shall exist or be formed or acquired as a limited liability company or a partnership unless applicable local law would permit the Agent, on behalf of the Secured Parties, to exercise all of its rights and remedies under this Agreement with respect to the applicable Pledged Interests, Pledged Operating Agreements and/or Pledged Partnership Agreements, including exercising voting and other consensual rights of a member or partner thereunder, as applicable, and the right to participate in the management in the business and affairs of such limited liability company or partnership, as applicable, in each case without any further action or approval under, and without the need for complying with any other procedures set forth in, such Pledged Interests, Pledged Operating Agreements and/or Pledged Partnership Agreements.

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(q)          (i) As of the Closing Date, none of the Collateral constitutes, or is the Proceeds of, (1) Farm Products, (2) As-Extracted Collateral, (3) Manufactured Homes, (4) Health-Care Insurance Receivables, (5) timber to be cut or (6) satellites, ships or railroad rolling stock. As of the Closing Date, no material portion of the Collateral consists of Vehicles or other good subject to a certificate of title.

(ii) As of the Closing Date, no material portion of such Grantor’s assets constitutes Excluded Assets and no Excluded Asset is material to the business of such Grantor.

7.          Covenants. Each Grantor, jointly and severally, covenants and agrees with Agent that from and after the date of this Agreement and until the date of termination of this Agreement in accordance with Section 23:

 (a)          [Reserved].

 (b)          Possession of Collateral. In the event that any Collateral, including Proceeds, is evidenced by or consists of Negotiable Collateral, Investment Property, or Chattel Paper having an aggregate value or face amount of $1,000,000 or more for all such Negotiable Collateral, Investment Property, or Chattel Paper, the Grantors shall promptly (and in any event within five (5) Business Days after acquisition thereof), notify Agent thereof, and endorse and deliver physical possession of such Negotiable Collateral, Investment Property, or Chattel Paper to Agent, together with such undated powers (or other relevant document of transfer acceptable to Agent) endorsed in blank as shall be requested by Agent, and shall do such other acts or things deemed necessary or desirable by Agent to protect Agent’s Security Interest therein and promptly (and in any event within five (5) Business Days) after request by Agent, shall execute such other documents and instruments as shall be requested by Agent.

 (c)          Chattel Paper.

(i)            If any of the Collateral with a value in excess of $1,000,000 is or shall become Electronic Chattel Paper such Grantor shall ensure that (i) a single authoritative copy exists which is unique, identifiable and unalterable (except as provided in clauses (iii), (iv) and (v) of this paragraph), (ii) such authoritative copy identifies the Agent as the assignee and is communicated to and maintained by the Agent or its designee, (iii) copies or revisions that add or change the assignee of the authoritative copy can only be made with the participation of the Agent, (iv) each copy of the authoritative copy and any copy of a copy is readily identifiable as a copy and not the authoritative copy and (v) any revision of the authoritative copy is readily identifiable as an authorized or unauthorized revision; and

(ii)           If any Grantor retains possession of any Chattel Paper or instruments (which retention of possession shall be subject to the extent permitted hereby and by the Credit Agreement), promptly upon the request of Agent, such Chattel Paper and instruments shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the Security Interest of Wells Fargo Bank, National Association, as Agent for the benefit of the Secured Parties”.

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 (d)          Uncertificated Securities. If any of the Collateral is or shall become evidenced or represented by an Uncertificated Security with a value in excess of $1,000,000, such Grantor shall cause the issuer thereof either (i) to register the Agent as the registered owner of such Uncertificated Security, upon original issue or registration of transfer or (ii) to agree in writing with such Grantor and the Agent that such issuer will comply with instructions with respect to such Uncertificated Security originated by the Agent without further consent of such Grantor, such agreement to be in form and substance reasonably satisfactory to the Agent.

 (e)          Control Agreements.

(i)          Each Grantor shall obtain an authenticated Control Agreement (which may include a Controlled Account Agreement), from each bank or financial institution maintaining a Deposit Account (other than Excluded Deposit Accounts) or Securities Account (other than Excluded Securities Accounts) for such Grantor; and

(ii)           Each Grantor shall obtain an authenticated Control Agreement with respect to all of such Grantor’s Investment Property (other than Uncertificated Securities and Investment Property held in a Securities Account subject to Sections 7(d) or 7(e)(i)) with a value in excess of $1,000,000.

 (f)           Letter-of-Credit Rights. If the Grantors (or any of them) are or become the beneficiary of letters of credit having a face amount or value of $1,000,000 or more in the aggregate, then the applicable Grantor or Grantors shall promptly (and in any event within five (5) Business Days after becoming a beneficiary), notify Agent thereof and, promptly (and in any event within five (5) Business Days) after request by Agent, enter into a tri-party agreement with Agent and the issuer or confirming bank with respect to letter-of-credit rights assigning such letter-of-credit rights to Agent and directing all payments thereunder to Agent’s Applicable Account, all in form and substance reasonably satisfactory to Agent.

 (g)          Commercial Tort Claims. If the Grantors (or any of them) obtain Commercial Tort Claims having a value, or involving an asserted claim, in the amount of $1,000,000 or more in the aggregate for all Commercial Tort Claims, then the applicable Grantor or Grantors shall promptly (and in any event within five (5) Business Days of obtaining such Commercial Tort Claim), notify Agent upon incurring or otherwise obtaining such Commercial Tort Claims and, promptly (and in any event within five (5) Business Days) after request by Agent, amend Schedule 1 to describe such Commercial Tort Claims in a manner that reasonably identifies such Commercial Tort Claims and which is otherwise reasonably satisfactory to Agent, and hereby authorizes the filing of additional financing statements or amendments to existing financing statements describing such Commercial Tort Claims, and agrees to do such other acts or things deemed necessary or desirable by Agent to give Agent a first priority perfected security interest (subject to Permitted Prior Liens) in any such Commercial Tort Claim.

 (h)          Government Contracts. Following the request of Agent, other than Accounts and Chattel Paper the aggregate value of which does not at any one time exceed $1,000,000, if any Account or Chattel Paper arises out of a contract or contracts with the United States of America or any department, agency, or instrumentality thereof, Grantors shall promptly (and in any event within five (5) Business Days of the creation thereof) notify Agent thereof and, promptly (and in any event within five (5) Business Days) after request by Agent, execute any instruments or take any steps reasonably required by Agent in order that all moneys due or to become due under such contract or contracts shall be assigned to Agent, for the benefit of the Secured Parties, and shall provide written notice thereof under the Assignment of Claims Act or other applicable law.

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  (i)          Intellectual Property.

(i)          In order to facilitate filings with the PTO and the United States Copyright Office, each Grantor shall execute and deliver to Agent one or more Copyright Security Agreements, Trademark Security Agreements, or Patent Security Agreements to further evidence Agent’s Lien on such Grantor’s Patents, Trademarks, or Copyrights, and the General Intangibles of such Grantor relating thereto or represented thereby, and such Grantor shall promptly execute and deliver, and have recorded, any and all other agreements, instruments, documents and papers as the Agent may reasonably request to evidence the Security Interest in any such Intellectual Property with any other applicable offices, agencies or governmental authorities;

(ii)           Each Grantor shall have the duty, with respect to Material Intellectual Property, to protect and diligently enforce and defend at such Grantor’s expense such Intellectual Property, including (A) to diligently enforce and defend, including promptly suing for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation, or dilution, and filing for opposition, interference, and cancellation against conflicting Intellectual Property rights of any Person, (B) to prosecute diligently any trademark application or service mark application that is part of such Trademarks pending as of the date hereof or hereafter until the termination of this Agreement, (C) to prosecute diligently any patent application that is part of such Patents pending as of the date hereof or hereafter until the termination of this Agreement, and (D) to take all reasonable and necessary action to preserve and maintain all of such Grantor’s material Trademarks, Patents, Copyrights, Intellectual Property Licenses, and its rights therein, including paying all maintenance fees and filing of applications for renewal, affidavits of use, and affidavits of noncontestability. Each Grantor further agrees not to discontinue use of or abandon, forfeit, cancel, dedicate to the public, allow to lapse or otherwise impair any Material Intellectual Property or Intellectual Property License that constituted Material Intellectual Property. Each Grantor hereby agrees to take the steps described in this Section 7(i)(ii) with respect to all new or acquired Material Intellectual Property to which it or any of its Subsidiaries is now or later becomes entitled;

(iii)           Grantors acknowledge and agree that the Secured Parties shall have no duties with respect to any Intellectual Property or Intellectual Property Licenses of any Grantor. Without limiting the generality of this Section 7(i)(iii), Grantors acknowledge and agree that no Secured Party shall be under any obligation to take any steps necessary to preserve rights in the Collateral consisting of Intellectual Property or Intellectual Property Licenses against any other Person, but the Agent, on behalf of the Secured Parties, may do so at its option from and after the occurrence and during the continuance of an Event of Default, and all expenses incurred in connection therewith (including reasonable fees and expenses of attorneys and other professionals) shall be for the sole account of Borrower and shall be chargeable to the Loan Account as a Secured Party Expense;

(iv)           On each date on which a Compliance Certificate is to be delivered pursuant to Section 6.2 of the Credit Agreement in respect of a fiscal quarter (or, if an Event of Default has occurred and is continuing, more frequently if requested by Agent), each Grantor shall provide Agent with a written report of all Patents, Trademarks or Copyrights that are registered or the subject of pending applications for registrations, and of all Intellectual Property Licenses that constitute Material Intellectual Property, in each case, which were acquired, registered, or for which applications for registration were filed by any Grantor during the prior period and any statement of use or amendment to allege use which were filed by any Grantor during the prior period with respect to intent-to-use trademark applications. In the case of such registrations or applications therefor, which were acquired by any Grantor, each such Grantor shall file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Intellectual Property except as would not result in a Material Adverse Effect. In each of the foregoing cases, the applicable Grantor shall promptly (A) comply with Section 7(i)(i) with respect to such Intellectual Property and (B) cause to be prepared, executed, and delivered to Agent supplemental schedules to the applicable Loan Documents to identify such Patent, Trademark and Copyright registrations and applications therefor (with the exception of Trademark applications filed on an intent-to-use basis for which no statement of use or amendment to allege use has been filed) and Intellectual Property Licenses as being subject to the security interests created thereunder;

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(v)           Anything to the contrary in this Agreement notwithstanding, in no event shall any Grantor, either itself or through any agent, employee, licensee, or designee, file an application for the registration of any material Copyright with the United States Copyright Office or any similar office or agency in another country without giving Agent prompt written notice thereof and complying with Section 7(i)(i). Upon receipt from the United States Copyright Office of notice of registration of any Copyright, each Grantor shall promptly (but in no event later than five (5) Business Days following such receipt) notify (but without duplication of any notice required by Section 7(i)(v)) Agent of such registration by delivering, or causing to be delivered, to Agent, documentation sufficient for Agent to perfect Agent’s Liens on such Copyright. If any Grantor acquires from any Person any Copyright registered with the United States Copyright Office or an application to register any Copyright with the United States Copyright Office, such Grantor shall promptly (but in no event later than five (5) Business Days following such acquisition) notify Agent of such acquisition and deliver, or cause to be delivered, to Agent, documentation sufficient for Agent to perfect Agent’s Liens on such Copyright. In the case of such Copyright registrations or applications therefor which were acquired by any Grantor, each such Grantor shall promptly (but in no event later than five (5) Business Days following such acquisition) file the necessary documents with the appropriate Governmental Authority identifying the applicable Grantor as the owner (or as a co-owner thereof, if such is the case) of such Copyrights;

(vi)          No Grantor shall enter into any Intellectual Property License that constitutes Material Intellectual Property to receive any license or rights in any Intellectual Property of any other Person unless such Grantor has used commercially reasonable efforts to permit the assignment of or grant of a security interest in such Intellectual Property License (and all rights of Grantor thereunder) to Agent (and any transferees of Agent);

(vii)         Such Grantor shall use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that would in any way materially impair or prevent the creation of a security interest in such Grantor’s rights and interests in any property that constitutes Material Intellectual Property;

(viii)        Such Grantor shall promptly notify the Agent if it knows or has reason to know that any item of Material Intellectual Property may become (A) abandoned or dedicated to the public or placed in the public domain, (B) invalid or unenforceable, (C) subject to any adverse determination or development regarding such Grantor’s ownership, registration or use or the validity or enforceability of such item of Intellectual Property (including the institution of, or any adverse development with respect to, any action or proceeding in the PTO, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court) or (D) the subject of any reversion or termination rights;

(ix)           Such Grantor shall use proper notice of its Intellectual Property rights in connection with the use of any of its Material Intellectual Property; and

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(x )           Such Grantor shall take all commercially reasonable steps reasonably necessary to protect the secrecy of all trade secrets constituting Material Intellectual Property, including, without limitation, entering into confidentiality agreements with employees and consultants and labeling and restricting access to secret information and documents.

(j)          Investment Property.

(i)            If any Grantor shall acquire, obtain, receive or become entitled to receive any Pledged Interests after the Closing Date, whether in addition to, in substitution of, as a conversion for, or in exchange for, any shares of or other ownership interests in the Pledged Interests, it shall (except to the extent the same constitutes an Excluded Asset for purposes of this Agreement) (A) promptly (and in any event within five (5) Business Days of acquiring or obtaining such Collateral) deliver to Agent a duly executed Pledged Interests Addendum identifying such Pledged Interests, (B) accept the same as the agent of the Agent and the Secured Parties, hold the same in trust for the benefit of the Agent and deliver the same forthwith to the Agent in the exact form received, duly endorsed by such Grantor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations;

(ii)           Upon the occurrence and during the continuance of an Event of Default, all sums of money and property paid or distributed in respect of the Investment Property that are received by any Grantor (including in connection with the liquidation or dissolution of any issuer of such Investment Property) shall be held by the Grantors in trust for the benefit of Agent segregated from such Grantor’s other property, and such Grantor shall deliver it forthwith to Agent in the exact form received, duly endorsed by such Grantor to the Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor and with, if the Agent so requests, signature guaranteed, to be held by the Agent, subject to the terms hereof, as additional collateral security for the Secured Obligations;

(iii)          Each Grantor shall promptly deliver to Agent a copy of each material notice or other material communication received by it in respect of any Pledged Interests;

(iv)          No Grantor shall make or consent to any amendment or other modification or waiver with respect to any Pledged Interests, Pledged Operating Agreement, or Pledged Partnership Agreement, or enter into any agreement or permit to exist any restriction with respect to any Pledged Interests in any manner that materially changes the rights of such Grantor with respect to any Pledged Interests or adversely affects the validity, perfection or priority of the Agent’s security interest therein;

(v)           Each Grantor agrees that it will cooperate with Agent in obtaining all necessary approvals and making all necessary filings under federal, state, local, or foreign law to effect the perfection of the Security Interest on the Investment Property or to effect any sale or transfer thereof;

(vi)          Each Grantor which is an issuer of Pledged Interests agrees that (A) it will be bound by the terms of this Agreement relating to the Pledged Interests issued by it and will comply with such terms insofar as such terms are applicable to it, (B) it will notify the Agent promptly in writing of the occurrence of any of the events described in Section 7(j)(i) or (ii) with respect to the Pledged Interests issued by it and (C) the terms of Sections 16(d) shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 16(d) with respect to the Pledged Interests issued by it. In addition, each Grantor which is either an issuer or an owner of any Pledged Interests hereby consents to the grant by each other Grantor of the security interest hereunder in favor of the Agent and to the transfer of any Pledged Interest to the Agent or its nominee following an Event of Default and to the substitution of the Agent or its nominee as a partner, member or shareholder or other equity holder of the issuer of the related Pledged Interest.

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(vii)         As to all limited liability company or partnership interests, issued under any Pledged Operating Agreement or Pledged Partnership Agreement, each Grantor hereby covenants that the Pledged Interests issued pursuant to such agreement (A) are not and shall not be dealt in or traded on securities exchanges or in securities markets, (B) do not and will not constitute investment company securities, and (C) are not and will not be held by such Grantor in a securities account. Without the prior written consent of the Agent, no Grantor will cause or permit the issuer of any Pledged Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause the Pledged Operating Agreements, the Pledged Partnership Agreements, or any other agreements governing any of the Pledged to provide that such Pledged Interests are securities governed by Article 8 of the Uniform Commercial Code as in effect in any relevant jurisdiction; provided, however, that notwithstanding the foregoing, if any issuer of any Pledged Interests takes any such action in violation of the foregoing in this clause (vii), such Grantor shall promptly notify the Agent in writing of any such election or action and, in such event, shall take all steps necessary or advisable to establish the Agent’s “control” thereof; and

(viii)        In addition to and not in lieu of the foregoing, if any issuer of any Investment Property is organized under the law of, or has its chief executive office in, a jurisdiction outside of the United States, each Grantor shall take such additional actions, including, without limitation, causing the issuer to register the pledge on its books and records, as may be necessary or advisable or as may be reasonably requested by the Agent, under the laws of such jurisdiction to insure the validity, perfection and priority of the security interest of the Agent.

(k)          Fixtures. Each Grantor acknowledges and agrees that, to the extent permitted by applicable law, all of the Collateral shall remain personal property regardless of the manner of its attachment or affixation to real property.

(l)           Transfers and Other Liens. The inclusion of Proceeds in the Collateral shall not be deemed to constitute Agent’s consent to any sale or other disposition of any of the Collateral except as expressly permitted in this Agreement or the other Loan Documents.

(m)         Name, Etc. No Grantor will, nor will any Grantor permit any of its Subsidiaries to, change its name, organizational identification number, jurisdiction of organization or organizational identity; provided, that Grantor or any of its Subsidiaries may change its name upon at least 5 days prior written notice to Agent of such change and delivery to the Agent of duly authorized and, where required, executed copies of all additional financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein.

(n)          Pledged Notes. Grantors (i) without the prior written consent of Agent, will not (A) waive or release any obligation of any Person that is obligated under any of the Pledged Notes with a value in excess of $1,000,000, (B) take or omit to take any action or knowingly suffer or permit any action to be omitted or taken, the taking or omission of which would result in any right of offset against sums payable under the Pledged Notes with a value in excess of $1,000,000, or (C) other than Permitted Dispositions, assign or surrender their rights and interests under any of the Pledged Notes with a value in excess of $1,000,000 or terminate, cancel, modify, change, supplement or amend the Pledged Notes, and (ii) shall provide to Agent copies of all material written notices (including notices of default) given or received with respect to the Pledged Notes with a value in excess of $1,000,000 promptly after giving or receiving such notice.

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8.          Relation to Other Security Documents. The provisions of this Agreement shall be read and construed with the other Loan Documents referred to below in the manner so indicated.

(a)          Credit Agreement. In the event of any conflict between any provision in this Agreement and a provision in the Credit Agreement, such provision of the Credit Agreement shall control.

(b)          Patent, Trademark, Copyright Security Agreements. The provisions of the Copyright Security Agreements, Trademark Security Agreements, and Patent Security Agreements are supplemental to the provisions of this Agreement, and nothing contained in the Copyright Security Agreements, Trademark Security Agreements, or the Patent Security Agreements shall limit any of the rights or remedies of Agent hereunder. In the event of any conflict between any provision in this Agreement and a provision in a Copyright Security Agreement, Trademark Security Agreement or Patent Security Agreement, such provision of this Agreement shall control.

9.          Further Assurances.

(a)          Each Grantor agrees that from time to time, at its own expense, such Grantor will promptly execute and deliver all further instruments and documents, and take all further action, that Agent may reasonably request, in order to perfect and protect the Security Interest granted hereby, having at least the priority described in Section 6(i), to create, perfect or protect the Security Interest purported to be granted hereby or to enable Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral.

(b)          Each Grantor authorizes the filing by Agent of financing or continuation statements, or amendments thereto, and such Grantor will execute and deliver to Agent such other instruments or notices, as Agent may reasonably request, in order to perfect and preserve the Security Interest granted or purported to be granted hereby.

(c)          Each Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance. Each Grantor also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction.

(d)          Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement filed in connection with this Agreement without the prior written consent of Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.

(e)          Each Grantor shall furnish the Agent with such information regarding the Collateral, including, without limitation, the location thereof, as the Agent may reasonably request from time to time.

10.           Agent’s Right to Perform Contracts, Exercise Rights, etc. Upon the occurrence and during the continuance of an Event of Default, Agent (or its designee) (a) may proceed to perform any and all of the obligations of any Grantor contained in any contract, lease, or other agreement and exercise any and all rights of any Grantor therein contained as fully as such Grantor itself could, (b) shall have the right to use any Grantor’s rights under Intellectual Property Licenses in connection with the enforcement of Agent’s rights hereunder, including the right to prepare for sale and sell any and all Inventory and Equipment now or hereafter owned by any Grantor and now or hereafter covered by such licenses, and (c) shall have the right to request that any Equity Interests that are pledged hereunder be registered in the name of Agent or any of its nominees.

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11.           Agent Appointed Attorney-in-Fact. Each Grantor hereby irrevocably appoints Agent its attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor or otherwise, at such time as an Event of Default has occurred and is continuing under the Credit Agreement, to take any action and to execute any instrument which Agent may reasonably deem necessary or advisable to accomplish the purposes of this Agreement, including:

(a)           to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in connection with the Accounts or any other Collateral of such Grantor and to direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct;

(b)           to receive and open all mail addressed to such Grantor and to notify postal authorities to change the address for the delivery of mail to such Grantor to that of Agent;

(c)           to receive, indorse, and collect any drafts or other instruments, documents, Negotiable Collateral or Chattel Paper;

(d)           to file any claims or take any action or institute any proceedings which Agent may deem necessary or desirable for the collection of any of the Collateral of such Grantor or otherwise to enforce the rights of Agent with respect to any of the Collateral;

(e)           to repair, alter, or supply goods, if any, necessary to fulfill in whole or in part the purchase order of any Person obligated to such Grantor in respect of any Account of such Grantor;

(f)            execute, in connection with any sale provided for in Section 17(a) or 17(g), any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(g)           defend any suit, action or proceeding brought against such Grantor with respect to any Collateral;

(h)           settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate;

(i)            to use any Intellectual Property or Intellectual Property Licenses of such Grantor, including but not limited to any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, or advertising matter, in preparing for sale, advertising for sale, or selling Inventory or other Collateral and to collect any amounts due under Accounts, contracts or Negotiable Collateral of such Grantor;

(j)            assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine;

(k)           Agent, on behalf of the Secured Parties, shall have the right, but shall not be obligated, to bring suit in its own name to enforce the Intellectual Property and Intellectual Property Licenses and, if Agent shall commence any such suit, the appropriate Grantor shall, at the request of Agent, do any and all lawful acts and execute any and all proper documents reasonably required by Agent in aid of such enforcement; and

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(l)            generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the security interests of the Agent therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

To the extent permitted by law, each Grantor hereby ratifies all that such attorney-in-fact shall lawfully do or cause to be done by virtue hereof. This power of attorney is coupled with an interest and shall be irrevocable until this Agreement is terminated.

12.           Agent May Perform. If any Grantor fails to perform any agreement contained herein, Agent may itself perform, or cause performance of, such agreement, and the reasonable expenses of Agent incurred in connection therewith shall be payable, jointly and severally, by Grantors.

13.           Agent’s Duties. (a) Each Grantor acknowledges that the rights and responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

(b)           The powers conferred on Agent hereunder are solely to protect Agent’s interest in the Collateral, for the benefit of the Secured Parties, and shall not impose any duty upon Agent to exercise any such powers. Except for the safe custody of any Collateral in its actual possession and the accounting for moneys actually received by it hereunder, Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its actual possession if such Collateral is accorded treatment substantially equal to that which Agent accords its own property.

(c)           The Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Security Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Agreement shall apply to any such sub-agent and to any of the Affiliates of the Agent and any such sub-agents, and shall apply to their respective activities as if such sub-agent and Affiliates were named herein in connection with the transactions contemplated hereby and by the Security Documents. Notwithstanding anything herein to the contrary, each sub-agent appointed by the Agent or Affiliate of the Agent or Affiliate of any such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Secured Parties, and such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent or Affiliate acting in such capacity.

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14.           Collection of Accounts, General Intangibles and Negotiable Collateral. At any time upon the occurrence and during the continuance of an Event of Default, Agent or Agent’s designee may (a) notify Account Debtors of any Grantor that the Accounts, General Intangibles, Chattel Paper or Negotiable Collateral of such Grantor have been assigned to Agent, for the benefit of the Secured Parties, or that Agent has a security interest therein, and (b) collect the Accounts, General Intangibles and Negotiable Collateral of any Grantor directly, and any collection costs and expenses shall constitute part of such Grantor’s Secured Obligations under the Loan Documents.

15.           Disposition of Pledged Interests by Agent. None of the Pledged Interests existing as of the date of this Agreement are, and none of the Pledged Interests hereafter acquired on the date of acquisition thereof will be, registered or qualified under the various federal or state securities laws of the United States and disposition thereof after an Event of Default may be restricted to one or more private (instead of public) sales in view of the lack of such registration. Each Grantor understands that in connection with such disposition, Agent may approach only a restricted number of potential purchasers and further understands that a sale under such circumstances may yield a lower price for the Pledged Interests than if the Pledged Interests were registered and qualified pursuant to federal and state securities laws and sold on the open market. Each Grantor, therefore, agrees that: (a) if Agent shall, pursuant to the terms of this Agreement, sell or cause the Pledged Interests or any portion thereof to be sold at a private sale, Agent shall have the right to rely upon the advice and opinion of any nationally recognized brokerage or investment firm (but shall not be obligated to seek such advice and the failure to do so shall not be considered in determining the commercial reasonableness of such action) as to the best manner in which to offer the Pledged Interest or any portion thereof for sale and as to the best price reasonably obtainable at the private sale thereof; and (b) such reliance shall be conclusive evidence that Agent has handled the disposition in a commercially reasonable manner.

16.           Voting and Other Rights in Respect of Pledged Interests.

(a)           Upon the occurrence and during the continuation of an Event of Default, (i) all rights of each Grantor to exercise or refrain from exercising the voting and other consensual rights with respect to Pledged Interests which it would otherwise be entitled to exercise shall cease and all such rights shall thereupon become vested in the Agent and Agent may, at its option, and without notice to any Grantor, and in addition to all rights and remedies available to Agent under any other agreement, at law, in equity, or otherwise, exercise all voting rights, or any other ownership or consensual rights (including any dividend or distribution rights) in respect of the Pledged Interests owned by such Grantor, but under no circumstances is Agent obligated by the terms of this Agreement to exercise such rights, and (ii) if Agent duly exercises its right to vote any of such Pledged Interests, each Grantor hereby appoints Agent, such Grantor’s true and lawful attorney-in-fact and IRREVOCABLE PROXY to vote such Pledged Interests in any manner Agent deems advisable for or against all matters submitted or which may be submitted to a vote of shareholders, partners or members, as the case may be. The power-of-attorney and proxy granted hereby is coupled with an interest and shall be irrevocable. In order to permit the Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions which it may be entitled to receive hereunder each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Agent all proxies, dividend payment orders and other instruments as the Agent may from time to time reasonably request and each Grantor acknowledges that the Agent may utilize the power of attorney set forth herein.

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(b)           Upon the occurrence and during the continuation of an Event of Default, the Agent shall have the right, without notice to any Grantor, to transfer all or any portion of the Pledged Securities to its name or the name of its nominee or agent.

(c)           For so long as any Grantor shall have the right to vote the Pledged Interests owned by it, such Grantor covenants and agrees that it will not, without the prior written consent of Agent, vote or take any consensual action with respect to such Pledged Interests which would adversely affect the rights of Agent or the other Secured Parties, or impair the value of the Pledged Interests or which would be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document.

(d)           Each Grantor hereby authorizes and instructs each issuer of any Pledged Interests pledged by such Grantor hereunder to comply with any instruction received by it from the Agent in writing that (i) states that an Event of Default has occurred and is continuing and (ii) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each issuer shall be fully protected in so complying.

17.          Remedies. Upon the occurrence and during the continuance of an Event of Default:

(a)           Agent may, and, at the instruction of the Required Lenders, shall exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it, all the rights and remedies of a secured party on default under the UCC or any other applicable law. Without limiting the generality of the foregoing, each Grantor expressly agrees that, in any such event, Agent without demand of performance or other demand, advertisement or notice of any kind (except a notice specified below of time and place of public or private sale) to or upon any Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), may take immediate possession of all or any portion of the Collateral and (i) require Grantors to, and each Grantor hereby agrees that it will at its own expense and upon request of Agent forthwith, assemble all or part of the Collateral as directed by Agent and make it available to Agent at one or more locations where such Grantor regularly maintains Inventory, and (ii) without notice except as specified below, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any of Agent’s offices or elsewhere, for cash, on credit, and upon such other terms as Agent may deem commercially reasonable. Each Grantor agrees that, to the extent notification of sale shall be required by law, at least ten (10) days notification by mail to the applicable Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and specifically such notification shall constitute a reasonable “authenticated notification of disposition” within the meaning of Section 9-611 of the UCC. Agent shall not be obligated to make any sale of Collateral regardless of notification of sale having been given. Agent may adjourn any public sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that (A) the internet shall constitute a “place” for purposes of Section 9-610(b) of the UCC and (B) to the extent notification of sale shall be required by law, notification by mail of the URL where a sale will occur and the time when a sale will commence at least ten (10) days prior to the sale shall constitute a reasonable notification for purposes of Section 9-611(b) of the UCC. Each Grantor agrees that any sale of Collateral to a licensor pursuant to the terms of a license agreement between such licensor and a Grantor is sufficient to constitute a commercially reasonable sale (including as to method, terms, manner, and time) within the meaning of Section 9-610 of the UCC. Each Grantor agrees that it would not be commercially unreasonable for the Agent to dispose of the Collateral or any portion thereof by using internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Agent accepts the first offer received and does not offer such Collateral to more than one offeree. The Agent shall have the right to enter onto the property where any Collateral is located without any obligation to pay rent and take possession thereof with or without judicial process.

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(b)           Agent shall deduct from such Proceeds all reasonable costs and expenses of every kind incurred in connection with the exercise of its rights and remedies against the Collateral or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements. Any net Proceeds remaining after such deductions shall be applied or retained by the Agent in accordance with Section 17(e). Only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a) of the UCC, need the Agent account for the surplus, if any, to any Grantor. If the Agent sells any of the Collateral upon credit, the Grantor will be credited only with payments actually made by the purchaser and received by the Agent. In the event the purchaser fails to pay for the Collateral, the Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Agent or any other Secured Party arising out of the exercise by it or them of any rights hereunder.

(c)           Agent is hereby granted an irrevocable, nonexclusive and assignable license or other right to use, without liability for royalties or any other charge, each Grantor’s Intellectual Property now owned or hereafter acquired, developed or created, wherever the same may be located, including but not limited to, any labels, Patents, Trademarks, trade names, URLs, domain names, industrial designs, Copyrights, and advertising matter, whether owned by any Grantor or with respect to which any Grantor has rights under license, sublicense, or other agreements (including any Intellectual Property License), as it pertains to the Collateral, in preparing for sale, advertising for sale and selling any Collateral, and each Grantor’s rights under all licenses and all franchise agreements shall inure to the benefit of Agent. Such license shall include access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(d)           Agent may, in addition to other rights and remedies provided for herein, in the other Loan Documents, or otherwise available to it under applicable law and without the requirement of notice to or upon any Grantor or any other Person (which notice is hereby expressly waived to the maximum extent permitted by the UCC or any other applicable law), (i) with respect to any Grantor’s Deposit Accounts in which Agent’s Liens are perfected by control under Section 9-104 of the UCC, instruct the bank maintaining such Deposit Account for the applicable Grantor to pay the balance of such Deposit Account to or for the benefit of Agent, and (ii) with respect to any Grantor’s Securities Accounts in which Agent’s Liens are perfected by control under Section 9-106 of the UCC, instruct the securities intermediary maintaining such Securities Account for the applicable Grantor to (A) transfer any cash in such Securities Account to or for the benefit of Agent, or (B) liquidate any financial assets in such Securities Account that are customarily sold on a recognized market and transfer the cash proceeds thereof to or for the benefit of Agent.

(e)           Any cash held by Agent as Collateral and all cash proceeds received by Agent in respect of any sale of, collection from, or other realization upon all or any part of the Collateral shall be applied against the Secured Obligations in the order set forth in the Credit Agreement. With respect to any proceeds of Insurance received by the Agent, (x) if no Event of Default shall have occurred and be continuing, (i) such Insurance Proceeds shall be returned to the Grantors if permitted or required by the Credit Agreement or (ii) if not so permitted or required by the Credit Agreement, then such Insurance Proceeds shall be applied in accordance with this Section 17(e) and (y) if an Event of Default shall have occurred and be continuing, then such Insurance Proceeds shall be applied in accordance with this Section 17(e). In the event the proceeds of Collateral are insufficient to satisfy all of the Secured Obligations in full, each Grantor shall remain jointly and severally liable for any such deficiency.

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(f)            Each Grantor hereby acknowledges that the Secured Obligations arise out of a commercial transaction, and agrees that if an Event of Default shall occur and be continuing Agent shall have the right to an immediate writ of possession without notice of a hearing. Agent shall have the right to the appointment of a receiver for the properties and assets of each Grantor, and each Grantor hereby consents to such rights and such appointment and hereby waives any objection such Grantor may have thereto or the right to have a bond or other security posted by Agent.

(g)           Each Grantor recognizes that the Agent may be unable to effect a public sale of any or all of the Pledged Interests or the Pledged Notes by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Agent shall be under no obligation to delay a sale of any of the Pledged Interests or the Pledged Notes for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

18.           Remedies Cumulative. Each right, power, and remedy of Agent or any other Secured Party as provided for in this Agreement, the other Loan Documents or any Bank Product Agreement now or hereafter existing at law or in equity or by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power, or remedy provided for in this Agreement, the other Loan Documents and the Bank Product Agreements or now or hereafter existing at law or in equity or by statute or otherwise, and the exercise or beginning of the exercise by Agent or any other Secured Party, of any one or more of such rights, powers, or remedies shall not preclude the simultaneous or later exercise by Agent or such other Secured Party of any or all such other rights, powers, or remedies.

19.           Marshaling. Agent shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order, and all of its rights and remedies hereunder and in respect of such collateral security and other assurances of payment shall be cumulative and in addition to all other rights and remedies, however existing or arising. To the extent that it lawfully may, each Grantor hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of Agent’s rights and remedies under this Agreement or under any other instrument creating or evidencing any of the Secured Obligations or under which any of the Secured Obligations is outstanding or by which any of the Secured Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, each Grantor hereby irrevocably waives the benefits of all such laws.

20.           Indemnity and Expenses. The terms and provisions of Sections 2.5(a) and 10.3 of the Credit Agreement are hereby incorporated by reference herein as if fully set forth herein, and each Grantor agrees that the terms of Sections 2.5(a) and 10.3 of the Credit Agreement shall apply to such Grantor, mutatis mutandis.

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21.           Merger, Amendments; Etc. THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES IN RESPECT OF THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. No waiver of any provision of this Agreement, and no consent to any departure by any Grantor herefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No amendment of any provision of this Agreement shall be effective unless the same shall be in writing and signed by Agent and each Grantor to which such amendment applies.

22.          Addresses for Notices. All notices and other communications provided for hereunder shall be given in the form and manner and delivered to Agent at its address specified in the Credit Agreement, and to any of the Grantors at the address for the Borrower specified in the Credit Agreement, or, as to any party, at such other address as shall be designated by such party in a written notice to the other party.

23.           Continuing Security Interest: Assignments under Credit Agreement.

(a)           This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect until the Obligations have been paid in full in accordance with the provisions of the Credit Agreement and the Commitments have expired or have been terminated, (ii) be binding upon each Grantor, and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, Agent, and its successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), any Lender may, in accordance with the provisions of the Credit Agreement, assign or otherwise transfer all or any portion of its rights and obligations under the Credit Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon payment in full of the Secured Obligations in accordance with the provisions of the Credit Agreement and the expiration or termination of the Commitments, the Guaranty made and the Security Interest granted hereby shall terminate and all rights to the Collateral shall revert to Grantors or any other Person entitled thereto. At such time, upon Borrower’s request, Agent will authorize the filing of appropriate termination statements to terminate such Security Interest and will otherwise comply with its obligations under Section 9.9 of the Credit Agreement. No transfer or renewal, extension, assignment, or termination of this Agreement or of the Credit Agreement, any other Loan Document, or any other instrument or document executed and delivered by any Grantor to Agent nor any additional Revolving Loans or other loans made by any Lender to the Borrower, nor the taking of further security, nor the retaking or re-delivery of the Collateral to Grantors, or any of them, by Agent, nor any other act of the Secured Parties, or any of them, shall release any Grantor from any obligation, except as contemplated by Section 9.9 of the Credit Agreement. Agent shall not by any act, delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder, unless such waiver is in writing and signed by Agent and then only to the extent therein set forth. A waiver by Agent of any right or remedy on any occasion shall not be construed as a bar to the exercise of any such right or remedy which Agent would otherwise have had on any other occasion.

(b)           Each Grantor agrees that, if any payment made by any Grantor or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by Agent or any other Secured Party to such Grantor, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, (i) any Lien or other Collateral securing such Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing clause (a), or (ii) any provision of the Guaranty hereunder shall have been terminated, cancelled or surrendered, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of any such Grantor in respect of any Lien or other Collateral securing such obligation or the amount of such payment.

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24.           Exculpation of the Agent. (a) Without limiting the exculpation provisions of the Credit Agreement, the Agent shall not be responsible to any Secured Party for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any Security Document or the validity or perfection of any security interest or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Agent to the Secured Parties or by or on behalf of any Secured Party to the Agent or any Secured Party in connection with the Security Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Secured Obligations, nor shall the Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Security Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing.

(b)           Neither the Agent nor any of its officers, partners, directors, employees or agents shall be liable to any Secured Party for any action taken or omitted by the Agent under or in connection with any of the Security Documents except to the extent caused solely and proximately by the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. The Agent shall be entitled to refrain from any act or the taking of any action in connection herewith or any of the Security Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Agent shall have been instructed in respect thereof by the Required Lenders and, upon such instruction, the Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such written instructions. Without prejudice to the generality of the foregoing, (i) the Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Grantors and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Secured Party shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder or under any of the Security Documents in accordance with the Credit Agreement.

(c)           Without limiting the indemnification provisions of the Credit Agreement, each Secured Party not party to the Credit Agreement severally agrees to indemnify the Agent, to the extent that the Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the Security Documents or otherwise in its capacity as the Agent in any way relating to or arising out of this Agreement or the Security Documents; provided, no such Secured Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely and proximately from the Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. If any indemnity furnished to the Agent for any purpose shall, in the opinion of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity and cease, or not commence, to do the acts insufficiently indemnified against until such additional indemnity is furnished.

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(d)           No direction given to the Agent which imposes, or purports to impose, upon the Agent any obligation not set forth in or arising under this Agreement or any Security Document accepted or entered into by the Agent shall be binding upon the Agent.

25.           No Individual Foreclosure, Etc. No Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any guarantee of the Secured Obligations except to the extent expressly contemplated by this Agreement or the other Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agent on behalf of the Secured Parties in accordance with the terms thereof. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the guarantees of the Guarantied Obligations provided hereunder and under any other Loan Documents, to have agreed to the foregoing provisions and the other provisions of this Agreement. Without limiting the generality of the foregoing, each Secured Party authorizes the Agent to credit bid all or any part of the Secured Obligations held by it.

26.           Taxes. The terms and provisions of Section 3.11 of the Credit Agreement are hereby incorporated by reference herein as if fully set forth herein, and each Grantor agrees that the terms of Section 3.11 of the Credit Agreement shall apply to such Grantor, mutatis mutandis.

27.           Set-Off. Each Grantor hereby irrevocably authorizes Agent, for the benefit of each Secured Party, at any time and from time to time while an Event of Default shall have occurred and be continuing, without notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to set-off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, at any time held or owing by any Secured Party to or for the credit or the account of such Grantor, or any part thereof in such amounts as the Agent may elect, against and on account of the obligations and liabilities then due and owing by such Grantor to such Secured Party hereunder, under the Credit Agreement, or any other Loan Document, including under any Bank Product Agreement. Agent, when exercising any right of set-off, shall notify such Grantor promptly of any such set-off and the application made by such Person of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Agent under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) which Agent may have.

28.           Survival. All representations and warranties made by the Grantors in this Agreement and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Bank, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any loan or any fee or any other amount payable under the Credit Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

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29.           CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)           THE VALIDITY OF THIS AGREEMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH GRANTOR AND AGENT WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 29(b). EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR AND AGENT HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). EACH GRANTOR AND AGENT REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST ANY GRANTOR OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

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(e)           NO CLAIM MAY BE MADE BY ANY GRANTOR AGAINST THE AGENT, THE SWING LENDER, ANY OTHER LENDER, ISSUING BANK, OR THE UNDERLYING ISSUER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE,COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION HEREWITH, AND EACH GRANTOR HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

(f)           IN THE EVENT ANY LEGAL PROCEEDING IS FILED IN A COURT OF THE STATE OF CALIFORNIA (THE “COURT”) BY OR AGAINST ANY PARTY HERETO IN CONNECTION WITH ANY CLAIM AND THE WAIVER SET FORTH IN SECTION 29(c) ABOVE IS NOT ENFORCEABLE IN SUCH PROCEEDING, THE PARTIES HERETO AGREE AS FOLLOWS:

  (i)           WITH THE EXCEPTION OF THE MATTERS SPECIFIED IN SUBCLAUSE (ii) BELOW, ANY CLAIM SHALL BE DETERMINED BY A GENERAL REFERENCE PROCEEDING IN ACCORDANCE WITH THE PROVISIONS OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 638 THROUGH 645.1. THE PARTIES INTEND THIS GENERAL REFERENCE AGREEMENT TO BE SPECIFICALLY ENFORCEABLE. VENUE FOR THE REFERENCE PROCEEDING SHALL BE IN THE COUNTY OF LOS ANGELES, CALIFORNIA.

  (ii)           THE FOLLOWING MATTERS SHALL NOT BE SUBJECT TO A GENERAL REFERENCE PROCEEDING: (A) NON-JUDICIAL FORECLOSURE OF ANY SECURITY INTERESTS IN REAL OR PERSONAL PROPERTY, (B) EXERCISE OF SELF-HELP REMEDIES (INCLUDING SET-OFF OR RECOUPMENT), (C) APPOINTMENT OF A RECEIVER, AND (D) TEMPORARY, PROVISIONAL, OR ANCILLARY REMEDIES (INCLUDING WRITS OF ATTACHMENT, WRITS OF POSSESSION, TEMPORARY RESTRAINING ORDERS, OR PRELIMINARY INJUNCTIONS). THIS AGREEMENT DOES NOT LIMIT THE RIGHT OF ANY PARTY TO EXERCISE OR OPPOSE ANY OF THE RIGHTS AND REMEDIES DESCRIBED IN CLAUSES (A) - (D) AND ANY SUCH EXERCISE OR OPPOSITION DOES NOT WAIVE THE RIGHT OF ANY PARTY TO PARTICIPATE IN A REFERENCE PROCEEDING PURSUANT TO THIS AGREEMENT WITH RESPECT TO ANY OTHER MATTER.

  (iii)          UPON THE WRITTEN REQUEST OF ANY PARTY, THE PARTIES SHALL SELECT A SINGLE REFEREE, WHO SHALL BE A RETIRED JUDGE OR JUSTICE. IF THE PARTIES DO NOT AGREE UPON A REFEREE WITHIN 10 DAYS OF SUCH WRITTEN REQUEST, THEN, ANY PARTY SHALL HAVE THE RIGHT TO REQUEST THE COURT TO APPOINT A REFEREE PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 640(B). THE REFEREE SHALL BE APPOINTED TO SIT WITH ALL OF THE POWERS PROVIDED BY LAW. PENDING APPOINTMENT OF THE REFEREE, THE COURT SHALL HAVE THE POWER TO ISSUE TEMPORARY OR PROVISIONAL REMEDIES.

  (iv)            EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE REFEREE SHALL DETERMINE THE MANNER IN WHICH THE REFERENCE PROCEEDING IS CONDUCTED INCLUDING THE TIME AND PLACE OF HEARINGS, THE ORDER OF PRESENTATION OF EVIDENCE, AND ALL OTHER QUESTIONS THAT ARISE WITH RESPECT TO THE COURSE OF THE REFERENCE PROCEEDING. ALL PROCEEDINGS AND HEARINGS CONDUCTED BEFORE THE REFEREE, EXCEPT FOR TRIAL, SHALL BE CONDUCTED WITHOUT A COURT REPORTER, EXCEPT WHEN ANY PARTY SO REQUESTS A COURT REPORTER AND A TRANSCRIPT IS ORDERED, A COURT REPORTER SHALL BE USED AND THE REFEREE SHALL BE PROVIDED A COURTESY COPY OF THE TRANSCRIPT. THE PARTY MAKING SUCH REQUEST SHALL HAVE THE OBLIGATION TO ARRANGE FOR AND PAY THE COSTS OF THE COURT REPORTER, PROVIDED THAT SUCH COSTS, ALONG WITH THE REFEREE’S FEES, SHALL ULTIMATELY BE BORNE BY THE PARTY WHO DOES NOT PREVAIL, AS DETERMINED BY THE REFEREE.

40

  (v)           THE REFEREE MAY REQUIRE ONE OR MORE PREHEARING CONFERENCES. THE PARTIES HERETO SHALL BE ENTITLED TO DISCOVERY, AND THE REFEREE SHALL OVERSEE DISCOVERY IN ACCORDANCE WITH THE RULES OF DISCOVERY, AND SHALL ENFORCE ALL DISCOVERY ORDERS IN THE SAME MANNER AS ANY TRIAL COURT JUDGE IN PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA.

  (vi)           THE REFEREE SHALL APPLY THE RULES OF EVIDENCE APPLICABLE TO PROCEEDINGS AT LAW IN THE STATE OF CALIFORNIA AND SHALL DETERMINE ALL ISSUES IN ACCORDANCE WITH CALIFORNIA SUBSTANTIVE AND PROCEDURAL LAW. THE REFEREE SHALL BE EMPOWERED TO ENTER EQUITABLE AS WELL AS LEGAL RELIEF AND RULE ON ANY MOTION WHICH WOULD BE AUTHORIZED IN A TRIAL, INCLUDING MOTIONS FOR DEFAULT JUDGMENT OR SUMMARY JUDGMENT. THE REFEREE SHALL REPORT HIS OR HER DECISION, WHICH REPORT SHALL ALSO INCLUDE FINDINGS OF FACT AND CONCLUSIONS OF LAW. THE REFEREE SHALL ISSUE A DECISION AND PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE, SECTION 644,THE REFEREE’S DECISION SHALL BE ENTERED BY THE COURT AS A JUDGMENT IN THE SAME MANNER AS IF THE ACTION HAD BEEN TRIED BY THE COURT. THE FINAL JUDGMENT OR ORDER FROM ANY APPEALABLE DECISION OR ORDER ENTERED BY THE REFEREE SHALL BE FULLY APPEALABLE AS IF IT HAS BEEN ENTERED BY THE COURT.

  (vii)          THE PARTIES RECOGNIZE AND AGREE THAT ALL CLAIMS RESOLVED IN A GENERAL REFERENCE PROCEEDING PURSUANT HERETO WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR OWN CHOICE, EACH PARTY HERETO KNOWINGLY AND VOLUNTARILY AND FOR THEIR MUTUAL BENEFIT AGREES THAT THIS REFERENCE PROVISION SHALL APPLY TO ANY DISPUTE BETWEEN THEM THAT ARISES OUT OF OR IS RELATED TO THIS AGREEMENT.

30.           New Subsidiaries. Pursuant to Section 6.14 of the Credit Agreement, certain Subsidiaries (whether by acquisition or creation) of any Grantor are required to enter into this Agreement by executing and delivering in favor of Agent a Joinder to this Agreement in substantially the form of Annex 1. Upon the execution and delivery of Annex 1 by any such new Subsidiary, such Subsidiary shall become a Guarantor and Grantor hereunder with the same force and effect as if originally named as a Guarantor and Grantor herein. The execution and delivery of any instrument adding an additional Guarantor or Grantor as a party to this Agreement shall not require the consent of any Guarantor or Grantor hereunder. The rights and obligations of each Guarantor and Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor or Grantor hereunder.

31.           Agent. Each reference herein to any right granted to, benefit conferred upon or power exercisable by the “Agent” shall be a reference to Agent, for the benefit of each of the Secured Parties.

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32.           Miscellaneous.

(a)           This Agreement is a Loan Document. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

(b)           Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

(c)           Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

(d)           Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against any Secured Party or any Grantor, whether under any rule of construction or otherwise. This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

33.           ABL Intercreditor Agreement.

(a)           Each Person that is secured hereunder, by accepting the benefits of the security provided hereby, (i) consents (or is deemed to consent), to the subordination of Liens provided for in the ABL Intercreditor Agreement, (ii) agrees (or is deemed to agree) that it will be bound by, and will take no actions contrary to, the provisions of the ABL Intercreditor Agreement, (iii) authorizes (or is deemed to authorize) Agent on behalf of such Person to enter into, and perform under, the ABL Intercreditor Agreement and (iv) acknowledges (or is deemed to acknowledge) that a copy of the ABL Intercreditor Agreement was delivered, or made available, to such Person.

(b)           Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the ABL Intercreditor Agreement and, to the extent provided therein and the applicable Security Documents. In the event of any conflict or inconsistency between the provisions of this Agreement and the ABL Intercreditor Agreement, the provisions of the ABL Intercreditor Agreement shall control.

(c)           Notwithstanding anything herein to the contrary, prior to the Discharge of Term Loan Obligations (as defined in the ABL Intercreditor Agreement), the requirements of this Agreement to deliver Term Loan Priority Collateral to Agent shall be deemed satisfied by delivery of such Term Loan Priority Collateral to the Designated Term Loan Agent (as defined in the ABL Intercreditor Agreement) as bailee for Agent pursuant to the ABL Intercreditor Agreement.

42

[signature pages follow]

43

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:	NATC HOLDING COMPANY, INC.

By: ___________________________________________________________________
Name: ________________________________________________________________
Title: _________________________________________________________________

NORTH ATLANTIC TRADING COMPANY, INC.

By: ___________________________________________________________________
Name: _________________________________________________________________
Title: __________________________________________________________________

NATIONAL TOBACCO COMPANY, L.P.

By: ____________________________________________________________________
Name: _________________________________________________________________
Title: __________________________________________________________________

NORTH ATLANTIC OPERATING COMPANY, INC.

By: ___________________________________________________________________
Name: _________________________________________________________________
Title: __________________________________________________________________

[SIGNATURE PAGE TO GUARANTY AND SECURITY AGREEMENT]

NATIONAL TOBACCO FINANCE CORPORATION

By: ___________________________________________________________________
Name: ________________________________________________________________
Title: _________________________________________________________________

NORTH ATLANTIC CIGARETTE COMPANY, INC.

By: ___________________________________________________________________
Name: _________________________________________________________________
Title: __________________________________________________________________

STOKER, INC.

By: ____________________________________________________________________
Name: _________________________________________________________________
Title: __________________________________________________________________

RBJ SALES, INC.

By: ___________________________________________________________________
Name: _________________________________________________________________
Title: __________________________________________________________________

[SIGNATURE PAGE TO GUARANTY AND SECURITY AGREEMENT]

FRED STOKER & SONS, INC.

By: _________________________________________________________________
Name: _______________________________________________________________
Title:_________________________________________________________________

[SIGNATURE PAGE TO GUARANTY AND SECURITY AGREEMENT]

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By :
Name:
Title:

[SIGNATURE PAGE TO GUARANTY AND SECURITY AGREEMENT]

SCHEDULE 1

COMMERCIAL TORT CLAIMS

[include specific case caption or descriptions per Official UCC Comment 5 to Section 9-108 of the UCC]

SCHEDULE 2

COPYRIGHTS

SCHEDULE 3

INTELLECTUAL PROPERTY LICENSES

SCHEDULE 4

PATENTS

SCHEDULE 5

PLEDGED INVESTMENT PROPERTY

          PLEDGED COMPANIES

Name of Grantor	Issuer and Issuer’s Jurisdiction (Under Section 9-305(a)(2) of the UCC)	Number of Shares/Units	Class of Interests	Percentage of class Owned	Percentage of Class Pledged	Certificate Nos.

PLEDGED NOTES

Name of Grantor	Issuer	Issuer’s Jurisdiction (Under Section 9- 305(a)(2) of the UCC)	Payee	Principal Amount

SECURITIES ACCOUNTS

Name of Grantor	Name of Depositary Bank	Account Number	Account Name

DEPOSIT ACCOUNTS

Name of Grantor	Name of Depositary Bank	Account Number	Account Name

COMMODITIES ACCOUNTS

Name of Grantor	Name of Depositary Bank	Account Number	Account Name

SCHEDULE 6

TRADEMARKS

SCHEDULE 7

NAME AND JURISDICTION OF ORGANIZATION; CHIEF EXECUTIVE OFFICE; TAX
          IDENTIFICATION NUMBERS AND ORGANIZATIONAL NUMBERS

SCHEDULE 8

[RESERVED]

SCHEDULE 9

LIST OF UNIFORM COMMERCIAL CODE FILING JURISDICTIONS

Grantor	Jurisdictions

SCHEDULE 10

LETTER OF CREDIT RIGHTS

ANNEX 1 TO GUARANTY AND SECURITY AGREEMENT
FORM OF JOINDER

Joinder No. ____ (this “Joinder”), dated as of ____________ 20___, to the Guaranty and Security Agreement, dated as of January 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”), by and among each of the parties listed on the signature pages thereto and those additional entities that thereafter become parties thereto (collectively, jointly and severally, “Grantors” and each, individually, a “Grantor”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as agent for the Lenders and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit  Agreement”) by and among NATC HOLDING COMPANY, INC. (“Holdings”), NORTH ATLANTIC TRADING COMPANY, INC. (the “Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”) and Agent, the Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, initially capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty and Security Agreement or, if not defined therein, in the Credit Agreement, and this Joinder shall be subject to the rules of construction set forth in Section 1(b) of the Guaranty and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis; and

WHEREAS, Grantors have entered into the Guaranty and Security Agreement in order to induce the Lenders and the other Secured Parties to make certain financial accommodations to Borrower as provided for in the Credit Agreement, the other Loan Documents, and the Bank Product Agreements; and

WHEREAS, pursuant to Section 6.14 of the Credit Agreement and Section 30 of the Guaranty and Security Agreement, certain Subsidiaries of the Credit Parties, must execute and deliver certain Loan Documents, including the Guaranty and Security Agreement, and the joinder to the Guaranty and Security Agreement by the undersigned new Grantor or Grantors (collectively, the “New Grantors”) may be accomplished by the execution of this Joinder in favor of Agent, for the benefit of the Secured Parties; and

WHEREAS, each New Grantor (a) is a Domestic Subsidiary of the Borrower and, as such, will benefit by virtue of the financial accommodations extended to the Borrower by the Secured Parties and (b) by becoming a Grantor will benefit from certain rights granted to the Grantors pursuant to the terms of the Loan Documents and the Bank Product Agreements;

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each New Grantor hereby agrees as follows:

1.           In accordance with Section 30 of the Guaranty and Security Agreement, each New Grantor, by its signature below, becomes a “Grantor” and “Guarantor” under the Guaranty and Security Agreement with the same force and effect as if originally named therein as a “Grantor” and “Guarantor” and each New Grantor hereby (a) agrees to all of the terms and provisions of the Guaranty and Security Agreement applicable to it as a “Grantor” or “Guarantor” thereunder and (b) represents and warrants that the representations and warranties made by it as a “Grantor” or “Guarantor” thereunder are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof) on and as of the date hereof. In furtherance of the foregoing, each New Grantor hereby (a) jointly and severally unconditionally and irrevocably guarantees as a primary obligor and not merely as a surety the full and prompt payment when due, whether upon maturity, acceleration, or otherwise, of all of the Guarantied Obligations, and (b) unconditionally grants, assigns, and pledges to Agent, for the benefit of the Secured Parties, to secure the Secured Obligations, a continuing security interest in and to all of such New Grantor’s right, title and interest in and to the Collateral. Each reference to a “Grantor” or “Guarantor” in the Guaranty and Security Agreement shall be deemed to include each New Grantor. The Guaranty and Security Agreement is incorporated herein by reference.

2.           Schedule 1, “Commercial Tort Claims”, Schedule 2, “Copyrights”, Schedule 3, “Intellectual Property Licenses”, Schedule 4, “Patents”, Schedule 5, “Pledged Companies”, Schedule 6, “Trademarks”, Schedule 7, “Name and Jurisdiction of Organization; Chief Executive Office; Tax Identification Numbers and Organizational Numbers”, Schedule 9, “List of Uniform Commercial Code Filing Jurisdictions” and Schedule 10, “Letter of Credit Rights”, attached hereto supplement Schedule 1, Schedule 2, Schedule 3, Schedule 4, Schedule 5, Schedule 6, Schedule 7, Schedule 9 and Schedule 10, respectively, to the Guaranty and Security Agreement and shall be deemed a part thereof for all purposes of the Guaranty and Security Agreement.

3.           Each New Grantor authorizes Agent at any time and from time to time to file, transmit, or communicate, as applicable, financing statements and amendments thereto (i) describing the Collateral as “all personal property of debtor” or “all assets of debtor” or words of similar effect, (ii) describing the Collateral as being of equal or lesser scope or with greater detail, or (iii) that contain any information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance. Each New Grantor also hereby ratifies any and all financing statements or amendments previously filed by Agent in any jurisdiction in connection with the Loan Documents.

4.           Each New Grantor represents and warrants to Agent and the Secured Parties that this Joinder has been duly executed and delivered by such New Grantor and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium, or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

5.           This Joinder is a Loan Document. This Joinder may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Joinder. Delivery of an executed counterpart of this Joinder by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Joinder. Any party delivering an executed counterpart of this Joinder by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Joinder but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Joinder.

6.           The Guaranty and Security Agreement, as supplemented hereby, shall remain in full force and effect.

7.          THIS JOINDER SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 29 OF THE GUARANTY AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Joinder to the Guaranty and Security Agreement to be executed and delivered as of the day and year first above written.

NEW GRANTORS:	[NAME OF NEW GRANTOR]

By:
Name:
Title:

[NAME OF NEW GRANTOR]

By:
Name:
Title:

AGENT:	WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

[SIGNATURE PAGE TO JOINDER NO. ___ TO GUARANTY AND SECURITY AGREEMENT]

EXHIBIT A

COPYRIGHT SECURITY AGREEMENT

This COPYRIGHT SECURITY AGREEMENT (this “Copyright Security Agreement”) is made this ___ day of __________, 20__, by and among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as agent for the Lenders and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among NATC HOLDING COMPANY, INC. (“Holdings”), NORTH ATLANTIC TRADING COMPANY, INC. (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”) and Agent, the Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Lenders and the other Secured Parties are willing to make the financial accommodations to the Borrower as provided for in the Credit Agreement, the other Loan Documents, and the Bank Product Agreements, but only upon the condition, among others, that Grantors shall have executed and delivered to Agent, for the benefit of the Secured Parties, that certain Guaranty and Security Agreement, dated as of January 13, 2014 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Guaranty and Security Agreement”); and

WHEREAS, pursuant to the Guaranty and Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Secured Parties, this Copyright Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Grantors hereby agree as follows:

1.            DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Guaranty and Security Agreement or, if not defined therein, in the Credit Agreement, and this Copyright Security Agreement shall be subject to the rules of construction set forth in Section 1(b) of the Guaranty and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis.

2.           GRANT OF SECURITY INTEREST IN COPYRIGHT COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to Agent, for the benefit of each Secured Party, to secure the Secured Obligations, a continuing security interest (referred to in this Copyright Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Copyright Collateral”):

all works of authorship and all intellectual property rights therein, all United States and foreign copyrights (whether or not the underlying works of authorship have been published), including but not limited to copyrights in software and databases, all designs (including but not limited to all industrial designs, “Protected Designs” within the meaning of 17 U.S.C. 1301 et. Seq. and Community designs), and all “Mask Works” (as defined in 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and with respect to any and all of the foregoing:

  (i)    all registrations and applications for registration thereof including, without limitation, the registrations and applications listed in Schedule I attached hereto,

 (ii)     all extensions, renewals, and restorations thereof,

(iii)     all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof,

  (iv)     all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and

  (v)     all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

3.           SECURITY FOR SECURED OBLIGATIONS. This Copyright Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Copyright Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the other Secured Parties or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.           SECURITY AGREEMENT. The Security Interest granted pursuant to this Copyright Security Agreement is granted in conjunction with the security interests granted to Agent, for the benefit of the Secured Parties, pursuant to the Guaranty and Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Copyright Collateral made and granted hereby are more fully set forth in the Guaranty and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Copyright Security Agreement and the Guaranty and Security Agreement, the Guaranty and Security Agreement shall control.

5.           COUNTERPARTS. This Copyright Security Agreement is a Loan Document. This Copyright Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Copyright Security Agreement. Delivery of an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Copyright Security Agreement. Any party delivering an executed counterpart of this Copyright Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Copyright Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Copyright Security Agreement.

2

6.           CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE PROVISION. THIS COPYRIGHT SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 29 OF THE GUARANTY AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, the parties hereto have caused this Copyright Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

[SIGNATURE PAGE TO COPYRIGHT SECURITY AGREEMENT]

SCHEDULE I
TO

COPYRIGHT SECURITY AGREEMENT

COPYRIGHT REGISTRATIONS

Grantor	Country	Copyright	Registration No.	Registration Date

EXHIBIT B

PATENT SECURITY AGREEMENT

This PATENT SECURITY AGREEMENT (this “Patent Security Agreement”) is made this ___ day of __________, 20__, by and among the Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as agent for the Lenders and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among NATC HOLDING COMPANY, INC. (“Holdings”), NORTH ATLANTIC TRADING COMPANY, INC. (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”) and Agent, the Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Lenders and the other Secured Parties are willing to make the financial accommodations to the Borrower as provided for in the Credit Agreement, the other Loan Documents, and the Bank Product Agreements, but only upon the condition, among others, that the Grantors shall have executed and delivered to Agent, for the benefit of the Secured Parties, that certain Guaranty and Security Agreement, dated as of January 13, 2014 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Guaranty and Security Agreement”); and

WHEREAS, pursuant to the Guaranty and Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Secured Parties, this Patent Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1.           DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Guaranty and Security Agreement or, if not defined therein, in the Credit Agreement, and this Patent Security Agreement shall be subject to the rules of construction set forth in Section 1(b) of the Guaranty and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis.

2.           GRANT OF SECURITY INTEREST IN PATENT COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to Agent, for the benefit of each of the Secured Parties, to secure the Secured Obligations, a continuing security interest (referred to in this Patent Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Patent Collateral”): all patentable inventions and designs, all United States, foreign, and multinational patents, certificates of invention, and similar industrial property rights, and applications for any of the foregoing, including without limitation:

(i) each patent and patent application listed in Schedule I attached hereto

(ii) all reissues, substitutes, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof,

(iii) all inventions and improvements described and claimed therein,

(iv) all rights to sue or otherwise recover for any past, present and future infringement or other violation thereof,

(v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages, and proceeds of suit now or hereafter due and/or payable with respect thereto, income, royalties, damages and other payments now and hereafter due and/or payable with respect thereto, and

(vi) all other rights of any accruing thereunder or pertaining thereto throughout the world.

3.           SECURITY FOR SECURED OBLIGATIONS. This Patent Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Patent Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the other Secured Parties or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.           SECURITY AGREEMENT. The Security Interest granted pursuant to this Patent Security Agreement is granted in conjunction with the security interests granted to Agent, for the benefit of the Secured Parties, pursuant to the Guaranty and Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Patent Collateral made and granted hereby are more fully set forth in the Guaranty and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Patent Security Agreement and the Guaranty and Security Agreement, the Guaranty and Security Agreement shall control.

5.           COUNTERPARTS. This Patent Security Agreement is a Loan Document. This Patent Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Patent Security Agreement. Delivery of an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Patent Security Agreement. Any party delivering an executed counterpart of this Patent Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Patent Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Patent Security Agreement.

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6.           CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE PROVISION. THIS PATENT SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 29 OF THE GUARANTY AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Patent Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

AGENT:	ACCEPTED AND ACKNOWLEDGED BY:WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

[SIGNATURE PAGE TO PATENT SECURITY AGREEMENT]

SCHEDULE I
to

PATENT SECURITY AGREEMENT

Patents and Patent Applications

Grantor	Country	Patent	Application /Patent No.	Filing Date	Issue Date

EXHIBIT C

PLEDGED INTERESTS ADDENDUM

This Pledged Interests Addendum, dated as of _________ __, 20___ (this “Pledged Interests Addendum”), is delivered pursuant to Section 7 of the Guaranty and Security Agreement referred to below. The undersigned hereby agrees that this Pledged Interests Addendum may be attached to that certain Guaranty and Security Agreement, dated as of January 13, 2014, (as amended, restated, supplemented, or otherwise modified from time to time, the “Guaranty and Security Agreement”), made by the undersigned, together with the other Grantors named therein, to WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Agent. Initially capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Guaranty and Security Agreement or, if not defined therein, in the Credit Agreement, and this Pledged Interests Addendum shall be subject to the rules of construction set forth in Section 1(b) of the Guaranty and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis. The undersigned hereby agrees that the additional interests listed on Schedule I shall be and become part of the Pledged Interests pledged by the undersigned to Agent in the Guaranty and Security Agreement and any pledged company set forth on Schedule I shall be and become a “Pledged Company” under the Guaranty and Security Agreement, each with the same force and effect as if originally named therein.

This Pledged interests Addendum is a Loan Document. Delivery of an executed counterpart of this Pledged Interests Addendum by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Pledged Interests Addendum. If the undersigned delivers an executed counterpart of this Pledged Interests Addendum by telefacsimile or other electronic method of transmission, the undersigned shall also deliver an original executed counterpart of this Pledged Interests Addendum but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Pledged Interests Addendum.

The undersigned hereby certifies that the representations and warranties set forth in Section 6 of the Guaranty and Security Agreement of the undersigned are true and correct as to the Pledged Interests listed herein on and as of the date hereof.

THIS PLEDGED INTERESTS ADDENDUM SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 29 OF THE GUARANTY AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has caused this Pledged Interests Addendum to be executed and delivered as of the day and year first above written.

[_______________]

By:
Name:
Title:

SCHEDULE I
TO
PLEDGED INTERESTS ADDENDUM

Pledged Interests

Name of Grantor	Name of Pledged Company	Number of Shares/Units	Class of Interests	Percentage of Class Owned	Certificate Nos.

EXHIBIT D

TRADEMARK SECURITY AGREEMENT

This TRADEMARK SECURITY AGREEMENT (this “Trademark Security Agreement”) is made this ___ day of __________, 20__, by and among Grantors listed on the signature pages hereof (collectively, jointly and severally, “Grantors” and each individually “Grantor”), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (“Wells Fargo”), in its capacity as agent for the Lenders and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Revolving Credit Agreement dated as of January 13, 2014 (as amended, restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”) by and among NATC HOLDING COMPANY, INC. (“Holdings”), NORTH ATLANTIC TRADING COMPANY, INC. (“Borrower”), the lenders party thereto as “Lenders” (each of such Lenders, together with its successors and assigns, is referred to hereinafter as a “Lender”) and Agent, the Lenders have agreed to make certain financial accommodations available to the Borrower from time to time pursuant to the terms and conditions thereof; and

WHEREAS, the Lenders and the other Secured Parties are willing to make the financial accommodations to the Borrower as provided for in the Credit Agreement, the other Loan Documents, and the Bank Product Agreements, but only upon the condition, among others, that Grantors shall have executed and delivered to Agent, for the benefit of the Secured Parties, that certain Guaranty and Security Agreement, dated as of January 13, 2014 (including all annexes, exhibits or schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Guaranty and Security Agreement”); and

WHEREAS, pursuant to the Guaranty and Security Agreement, Grantors are required to execute and deliver to Agent, for the benefit of the Secured Parties, this Trademark Security Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Grantor hereby agrees as follows:

1.           DEFINED TERMS. All initially capitalized terms used but not otherwise defined herein have the meanings given to them in the Guaranty and Security Agreement or, if not defined therein, in the Credit Agreement, and this Trademark Security Agreement shall be subject to the rules of construction set forth in Section 1(b) of the Guaranty and Security Agreement, which rules of construction are incorporated herein by this reference, mutatis mutandis.

2.           GRANT OF SECURITY INTEREST IN TRADEMARK COLLATERAL. Each Grantor hereby unconditionally grants, assigns, and pledges to Agent, for the benefit of each of the Secured Parties, to secure the Secured Obligations, a continuing security interest (referred to in this Trademark Security Agreement as the “Security Interest”) in all of such Grantor’s right, title and interest in and to the following, whether now owned or hereafter acquired or arising and wherever located (collectively, the “Trademark Collateral”):

all domestic, foreign and multinational trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, Internet domain names, other indicia of origin or source identification, and general intangibles of a like nature, whether registered or unregistered, and with respect to any and all of the foregoing:

(i) all registrations and applications for registration thereof including, without limitation, the registrations and applications listed in Schedule I attached hereto,

(ii) all extension and renewals thereof,

(iii) all of the goodwill of the business connected with the use of and symbolized by any of the foregoing,

(iv) all rights to sue or otherwise recover for any past, present and future infringement, dilution, or other violation thereof,

(v) all Proceeds of the foregoing, including, without limitation, license fees, royalties, income, payments, claims, damages and proceeds of suit now or hereafter due and/or payable with respect thereto, and

(vi) all other rights of any kind accruing thereunder or pertaining thereto throughout the world.

Notwithstanding anything herein to the contrary, in no event shall the Trademark Collateral include or the security interest granted hereunder attach to any “intent-to-use” trademark application to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of any registration issuing from such intent-to-use trademark application under applicable federal law, provided that upon filing with the United States Patent and Trademark Office of an amendment to allege use pursuant to 15 U.S.C. § 1051(c) or a statement of use under 15 U.S.C. § 1051(d) (or any successor provisions), such intent-to-use application shall be considered Trademark Collateral.

3.           SECURITY FOR SECURED OBLIGATIONS. This Trademark Security Agreement and the Security Interest created hereby secures the payment and performance of the Secured Obligations, whether now existing or arising hereafter. Without limiting the generality of the foregoing, this Trademark Security Agreement secures the payment of all amounts which constitute part of the Secured Obligations and would be owed by Grantors, or any of them, to Agent, the other Secured Parties or any of them, whether or not they are unenforceable or not allowable due to the existence of an Insolvency Proceeding involving any Grantor.

4.           SECURITY AGREEMENT. The Security Interest granted pursuant to this Trademark Security Agreement is granted in conjunction with the security interests granted to Agent, for the benefit of the Secured Parties, pursuant to the Guaranty and Security Agreement. Each Grantor hereby acknowledges and affirms that the rights and remedies of Agent with respect to the Security Interest in the Trademark Collateral made and granted hereby are more fully set forth in the Guaranty and Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. To the extent there is any inconsistency between this Trademark Security Agreement and the Guaranty and Security Agreement, the Guaranty and Security Agreement shall control.

2

5.           COUNTERPARTS. This Trademark Security Agreement is a Loan Document. This Trademark Security Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Trademark Security Agreement. Delivery of an executed counterpart of this Trademark Security Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Trademark Security Agreement. Any party delivering an executed counterpart of this Trademark Security Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Trademark Security Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Trademark Security Agreement.

6.           CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE PROVISION. THIS TRADEMARK SECURITY AGREEMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING CHOICE OF LAW AND VENUE, JURY TRIAL WAIVER, AND JUDICIAL REFERENCE SET FORTH IN SECTION 29 OF THE GUARANTY AND SECURITY AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, the parties hereto have caused this Trademark Security Agreement to be executed and delivered as of the day and year first above written.

GRANTORS:

By:
Name:
Title:

By:
Name:
Title:

AGENT:	ACCEPTED AND ACKNOWLEDGED BY:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:
Name:
Title:

[SIGNATURE PAGE TO TRADEMARK SECURITY AGREEMENT]

SCHEDULE I
to
TRADEMARK SECURITY AGREEMENT

Trademark Registrations/Applications

Grantor	Country	Mark	Application/ Registration No.	App/Reg Date

EXHIBIT L
to Revolving Credit Agreement

SUBORDINATION TERMS

[To be attached]

EXHIBIT L
to Revolving Credit Agreement

[FORM OF] SUBORDINATION AGREEMENT

This SUBORDINATION AGREEMENT, dated as of [_______] (this “Agreement”), is among [___________] (the “Subordinated Holder Representative”), [______________]1[, for itself and on behalf of the holders of Subordinated Obligations (as defined below) (the “Subordinated Holders”)], North Atlantic Trading Company, Inc., a Delaware corporation (the “Borrower”), and [Wells Fargo Bank, National Association], in its capacity as administrative agent under the Credit Agreement described below (in such capacity and together with its successors and assigns acting in such capacity, the “Administrative Agent”).

The Borrower, the Administrative Agent and the banks, financial institutions and other entities from time to time party thereto have entered into that certain Revolving Credit Agreement, dated as of January 13, 2014 (as amended, restated, amended and restated, supplemented, or otherwise modified from time to time, the “Credit Agreement”). Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Agreement have the meanings provided in the Credit Agreement.

The ability under the Credit Agreement of the Borrower to incur indebtedness under [____________][DESCRIBE CREDIT AGREEMENT, INDENTURE OR OTHER RELEVANT DOCUMENT] is conditioned upon the execution and delivery by the Subordinated Holder Representative and the Borrower of an agreement in the form hereof pursuant to which the Subordinated Holder Representative agrees to subordinate the rights of the Subordinated Holders with respect to the Subordinated Obligations (as defined below) to the rights of the Secured Parties under the Credit Agreement, all on the terms set forth herein.

Accordingly, the Subordinated Holder Representative (on behalf of the Subordinated Holders), the Borrower and the Administrative Agent (on behalf of the Secured Parties) (and each of their respective successors or assigns), hereby agree as follows:

SECTION 1. SUBORDINATION.

(a) The Subordinated Holder Representative hereby agrees that all the right, title and interest of the Subordinated Holders in and to the Subordinated Obligations shall be subordinate and junior in right of payment to the rights of the Secured Parties and the Administrative Agent in respect of the Obligations (including all Bank Product Obligations) of the Borrower arising under the Credit Agreement and the other Loan Documents, including, in each case, the payment in full of principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Borrower or any of its Affiliates whether or not a claim for post-filing interest is allowed or allowable in any such proceeding), fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable thereunder or in respect thereof (collectively, the “Senior Obligations”) and that the provisions hereof are for the benefit of the holders of Senior Obligations. For purposes hereof, “Subordinated Obligations” means all obligations of the Borrower to the Subordinated Holders in respect of loans, advances, extensions of credit or other indebtedness, including in respect of principal, premium (if any), interest, fees, charges, expenses, indemnities, reimbursement obligations and all other amounts payable in respect thereof, under that certain [___________][DESCRIBE CREDIT AGREEMENT, INDENTURE OR OTHER RELEVANT DOCUMENT].

[1] Insert trustee or other applicable representative.

1

(b)           Upon any distribution to creditors of the Borrower in a liquidation or dissolution of the Borrower or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Borrower or its property, in an assignment for the benefit of creditors or any marshaling of the Borrower’s assets and liabilities:

(1)            holders of Senior Obligations will be entitled to receive payment in full of all amounts due in respect of such Senior Obligations (including interest after the commencement of any bankruptcy proceeding at the rate specified in the Credit Agreement) before the holders of Subordinated Obligations will be entitled to receive any payment with respect to the Subordinated Obligations (except that the Subordinated Holders may receive (x) Equity Interests in Holdings and (2) debt securities that are subordinated to all Senior Obligations and any debt securities issued in exchange for Senior Obligations to substantially the same extent as, or to a greater extent than, the Subordinated Obligations are subordinated to Senior Obligations under this Agreement (collectively, “Permitted Junior Securities”)

(2)            until all Senior Obligations (as provided in clause (1) above) are paid in full, any distribution to which holders of Subordinated Obligations would be entitled but for this Agreement will be made to the Administrative Agent, for the benefit of the Secured Parties as holders of Senior Obligations (except that the Subordinated Holders may receive Permitted Junior Securities).

(c)           The Borrower may not make any payment or distribution to the Subordinated Holders in respect of any Subordinated Obligations and may not acquire from the Subordinated Holders any Subordinated Obligations for cash or property (except that the Subordinated Holders may receive Permitted Junior Securities) until all Senior Obligations have been paid in full if:

(1)             a payment default on any Senior Obligations occurs and is continuing; or

(2)             any other default occurs and is continuing in respect of the Senior Obligations that permits the holders of the Senior Obligations to accelerate the maturity thereof and the Subordinated Holder Representative receives a notice of such default (a “Payment Blockage Notice”) from the Borrower or the Administrative Agent. If the Subordinated Holder Representative receives any such Payment Blockage Notice, no subsequent Payment Blockage Notice will be effective for purposes of this Agreement unless and until (A) at least 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice and (B) all scheduled payments of principal of, premium on, if any, and interest, if any, on, the Subordinated Obligations that have come due have been paid in full in cash.

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No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Subordinated Holder Representative may be, or may be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

(d)          The Borrower may resume payments on and distributions in respect of the Subordinated Obligations and may acquire them upon the earlier of:

(1)             in the case of a payment default, upon the date upon which such default is cured or waived, and

(2)            in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Senior Obligations have has been accelerated, if the Credit Agreement otherwise permits such payment, distribution or acquisition at the time of such payment, distribution or acquisition.

(e)          If payment of the Subordinated Obligations is accelerated because of an event of default with respect thereto, the Borrower will promptly notify the Administrative Agent of the acceleration.

(f)          In the event that the Subordinated Holder Representative or any Subordinated Holder receives any payment in respect of any Subordinated Obligations at a time when such payment is prohibited by this Agreement, such payment will be held by the Subordinated Holder Representative or such Subordinated Holder, as applicable, in trust for the benefit of, and will be paid forthwith over and delivered, to the Administrative Agent, for the benefit of the Secured Parties, for application to the payment of all Senior Obligations in accordance with the Credit Agreement and the other Loan Documents.

(g)          With respect to the Administrative Agent and the Secured Parties, the Subordinated Holder Representative undertakes to perform only those obligations on the part of the Subordinated Holder Representative as are specifically set forth in this Agreement, and no implied covenants or obligations with respect to the holders of Senior Obligations will be read into this Agreement against the Subordinated Holder Representative. The Subordinated Holder Representative will not be deemed to owe any fiduciary duty to the Administrative Agent or the Secured Parties, and will not be liable thereto if the Subordinated Holder Representative pays over or distributes to or on behalf of the Administrative Agent, the Secured Parties or the Borrower or any other Person money or assets to which any to the Administrative Agent or the Secured Parties as holder of Senior Obligations are then entitled by virtue of this Agreement, except if such payment is made as a result of the willful misconduct or gross negligence of the Subordinated Holder Representative.

3

(h)          The Borrower will promptly notify the Subordinated Holder Representative of any facts known to the Borrower that would cause a payment of any Subordinated Obligations to violate this Agreement, but failure to give such notice will not affect the subordination of the Subordinated Obligations to the Senior Obligations as provided in this Agreement.

(i)            After all Senior Obligations are paid in full and until the Subordinated Obligations are paid in full, the Subordinated Holders will be subrogated (equally and ratably with all other Indebtedness pari passu in right of payment with the Subordinated Obligations) to the rights of holders of Senior Obligations to receive distributions applicable to Senior Obligations to the extent that distributions otherwise payable to the Subordinated Holders have been applied to the payment of Senior Obligations. A distribution made under this Agreement to holders of Senior Obligations that otherwise would have been made to the Subordinated Holder Representative or any Subordinated Holder is not, as between the Borrower and the Subordinated Holders, a payment by the Borrower on the Subordinated Obligations.

(j)            No right of any holder of Senior Obligations to enforce the subordination of the Subordinated Obligations may be impaired by any act or failure to act by the Borrower, the Subordinated Holder Representative or any Subordinated Holder or by the failure of the Borrower, the Subordinated Holder Representative or any Subordinated Holder to comply with this Agreement.

(k)          Whenever a distribution is to be made or a notice given to the Secured Parties, the distribution may be made and the notice given to the Administrative Agent. Upon any payment or distribution of assets of the Borrower referred to in this Agreement, the Subordinated Holder Representative and the Subordinated Holders will be entitled to rely upon any order or decree made by any court of competent jurisdiction or upon any certificate of the Administrative Agent or other Person making any distribution to the Subordinated Holder Representative or the Subordinated Holders for the purpose of ascertaining the Persons entitled to participate in such distribution, the holders of the Senior Obligations and other Indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Agreement.

(l)           Notwithstanding the provisions of this Agreement, the Subordinated Holder Representative will not be charged with knowledge of the existence of any facts that would prohibit the making of any payment or distribution by the Subordinated Holder Representative, and the Subordinated Holder Representative may continue to make payments on the Subordinated Obligations, unless the Subordinated Holder Representative has received at least five Business Days prior to the date of such payment written notice of facts that would cause the payment of any Subordinated Obligations to violate this Agreement. Only the Borrower or the Administrative Agent may give the notice. The Subordinated Holder Representative in its individual or any other capacity may hold Senior Obligations with the same rights it would have if it were not the Subordinated Holder Representative.

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SECTION 2. WAIVERS AND CONSENTS.

(a)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives the right to compel that any assets or property of the Borrower or the assets or property of any guarantor of the Senior Obligations or any other person be applied in any particular order to discharge the Senior Obligations. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, expressly waives the right to require the Secured Parties to proceed against the Borrower, any assets or property securing the Senior Obligations or any guarantor of the Senior Obligations or any other person, or to pursue any other remedy in any Secured Party’s power which the Subordinated Holders cannot pursue, notwithstanding that the failure of any Secured Party to do so may thereby prejudice the Subordinated Holders. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, agrees that it shall not be discharged, exonerated or have its obligations hereunder to the Secured Parties reduced by any Secured Party’s delay in proceeding against or enforcing any remedy against the Borrower, any assets or property securing the Senior Obligations or any guarantor of the Senior Obligations or any other person; by any Secured Party releasing the Borrower, any assets or property securing the Senior Obligations or any other guarantor of the Senior Obligations or any other person from all or any part of the Senior Obligations; or by the discharge of the Borrower, any assets or property securing the Senior Obligations or any guarantor of the Senior Obligations or any other person by an operation of law or otherwise, with or without the intervention or omission of a Secured Party. Any Secured Party’s vote to accept or reject any plan of reorganization relating to the Borrower, any assets or property securing the Senior Obligations, or any guarantor of the Senior Obligations or any other person, or any Secured Party’s receipt on account of the Senior Obligations of any cash, securities or other property distributed in any bankruptcy, reorganization, or insolvency case (other than payment in full in cash of the Senior Obligations), shall not discharge, exonerate, or reduce the obligations of the Subordinated Holder Representative and the Subordinated Holders hereunder to the Secured Parties.

(b)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives all rights and defenses arising out of an election of remedies by the Secured Parties, even though that election of remedies, including, without limitation, any nonjudicial foreclosure with respect to security for the Senior Obligations, has impaired the value of the Subordinated Holders’ rights of subrogation, reimbursement or contribution against the Borrower or any other guarantor of the Senior Obligations or any other person. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, expressly waives any rights or defenses it may have by reason of protection afforded to the Borrower or any other guarantor of the Senior Obligations or any other person with respect to the Senior Obligations pursuant to any anti-deficiency laws or other laws of similar import which limit or discharge the principal debtor’s indebtedness upon judicial or nonjudicial foreclosure of any assets or property securing the Senior Obligations.

(c)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, agrees that, without the necessity of any reservation of rights against it, and without notice to or further assent by it, any demand for payment of any Senior Obligations made by a Secured Party may be rescinded in whole or in part by such Secured Party, and any Senior Obligation may be continued, and the Senior Obligations, or the liability of the Borrower or any other guarantor or any other person upon or for any part thereof, or any assets or property securing the Senior Obligations or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, modified, accelerated, compromised, waived, surrendered, or released by the Secured Parties, in each case without notice to or further assent by the Subordinated Holder Representative or any Subordinated Holder, which will remain bound under this Agreement and without impairing, abridging, releasing or affecting the subordination and other agreements provided for herein.

5

(d)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives any and all notice of the creation, renewal, extension or accrual of any of the Senior Obligations and notice of or proof of reliance by the Secured Parties upon this Agreement. The Senior Obligations, and any of them, and the consent given to create the obligations of the Borrower in respect of the Subordinated Obligations, shall be deemed conclusively to have been created, contracted, incurred or given in reliance upon this Agreement, and all dealings between the Borrower and the Secured Parties shall be deemed to have been consummated in reliance upon this Agreement. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, acknowledges and agrees that the Secured Parties have relied upon the subordination and other agreements provided for herein in consenting to the Subordinated Obligations. The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives notice of or proof of reliance on this Agreement and protest, demand for payment and notice of default.

SECTION 3. SENIOR OBLIGATIONS UNCONDITIONAL. All rights and interests of the Secured Parties hereunder, and all agreements and obligations of the Subordinated Holder Representative, the Subordinated Holders and the Borrower hereunder, shall remain in full force and effect irrespective of:

(a)           any lack of validity or enforceability of the Credit Agreement or any other Loan Document;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Obligations, or any amendment or waiver or other modification, whether by course of conduct or otherwise, of, or consent to departure from, the Credit Agreement or any other Loan Document;

(c)           any exchange, release or nonperfection of any Lien on any Collateral; or

(d)           any other circumstances that might otherwise constitute a defense available to, or a discharge of, the Borrower in respect of the Senior Obligations, or of the Subordinated Holder Representative, the Subordinated Holders or the Borrower in respect of this Agreement.

SECTION 4. REPRESENTATIONS AND WARRANTIES. The Subordinated Holder Representative represents and warrants to the Administrative Agent, for the benefit of the Secured Parties, that:

(a)          It has the power and authority to execute and deliver and to perform its obligations under this Agreement and has taken all necessary action to authorize its execution, delivery and performance of this Agreement.

(b)          It has been duly authorized by the Subordinated Holders to execute and deliver this Agreement, to agree to the terms of this Agreement on behalf of the Subordinated Holders and to perform its obligations hereunder, and the Subordinated Holder Representative has the power and authority to bind the Subordinated Holders to the terms of this Agreement to the extent set forth herein.

6

(c)        This Agreement has been duly executed and delivered by the Subordinated Holder Representative and constitutes a legal, valid and binding obligation of the Subordinated Holder Representative, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(d)        No consent or authorization or filing with, or other act by or in respect of, any governmental authority, is required in connection with the execution, delivery or performance of this Agreement.

SECTION 5. WAIVER OF CLAIMS.

(a)          To the maximum extent permitted by law, the Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, waives any claim it might have against any Secured Party with respect to, or arising out of, any action or failure to act or any error of judgment, negligence, or mistake or oversight whatsoever on the part of any Secured Party or its directors, officers, employees, agents or affiliates with respect to any exercise of rights or remedies under the Loan Documents or any transaction relating to any assets or property securing the Senior Obligations. Neither the Secured Parties nor any of their respective directors, officers, employees, agents or affiliates shall be liable for failure to demand, collect or realize upon any assets or property securing the Senior Obligations or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any assets or property securing the Senior Obligations upon the request of the Borrower or the Subordinated Holder Representative or any other person or to take any other action whatsoever with regard to any documents relating to any assets or property securing the Senior Obligations.

(b)         The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders and their respective successors and assigns, hereby waives any and all now existing or hereafter arising rights it may have to require the Secured Parties to marshal assets for the benefit of the Subordinated Holders, or to otherwise direct the timing, order or manner of any sale, collection or other enforcement of any assets or property securing the Senior Obligations or enforcement of the Loan Documents. The Secured Parties are under no duty or obligation, and the Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby waives any right it may have to compel the Secured Parties, to pursue any guarantor or other person who may be liable for the Senior Obligations, or to enforce any Lien or security interest in any assets or property securing the Senior Obligations.

(c)           The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby waives and releases all rights which a guarantor or surety with respect to the Senior Obligations could exercise.

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(d)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby waives any duty on the part of the Secured Parties to disclose to it any fact known or hereafter known by the Secured Parties relating to the operation or financial condition of the Borrower or any guarantor of the Senior Obligations, or their respective businesses. The Subordinated Holder Representative enters into this Agreement on behalf of the Subordinated Holders based solely upon the independent knowledge of the Subordinated Holders of the Borrower’s results of operations, condition (financial or otherwise) and business and the Subordinated Holder Representative and Subordinated Holders assume full responsibility for obtaining any further or future information with respect to the Borrower or its results of operations, condition (financial or otherwise) or business.

SECTION 6. FURTHER ASSURANCES. The Subordinated Holder Representative and the Borrower, at the expense of the Borrower and at any time from time to time, upon the written request of the Administrative Agent, shall promptly and duly execute and deliver such further instruments and documents and take such further actions as the Administrative Agent reasonably may request for the purposes of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted.

SECTION 7. EXPENSES; INDEMNIFICATION.

(a)          To the extent required under Section 10.3 of the Credit Agreement, the Borrower shall pay or reimburse the Administrative Agent and the Secured Parties, promptly after demand, for all their respective documented, out-of-pocket costs and expenses in connection with the enforcement of any rights under this Agreement, including, without limitation, fees and disbursements of counsel to the Administrative Agent and the Secured Parties to the extent provided therein.

(b)         To the extent required under Section 10.3 of the Credit Agreement, the Borrower shall and hereby agrees to, pay, indemnify, and hold the Administrative Agent and the Secured Parties harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions (whether sounding in contract, tort or on any other ground), judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the failure of the Borrower, the Subordinated Holder Representative or any Subordinated Holder to perform any of its obligations arising out of or relating to this Agreement.

SECTION 8. PROVISIONS DEFINE RELATIVE RIGHTS. This Agreement is intended solely for the purpose of defining the relative rights of the Secured Parties on the one hand and the Subordinated Holder Representative, the Subordinated Holders and the Borrower on the other, and no other person shall have any right, benefit or other interest under this Agreement.

SECTION 9. NOTICES. All notices, requests and demands to or upon any party hereto shall be in writing and shall be given in the manner provided in Section 10.1 of the Credit Agreement and, in the case of Subordinated Holder Representative, to the address set forth below its signature hereto.

SECTION 10. COUNTERPARTS. This Agreement may be executed by one or more of the parties on any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall be deemed to constitute but one instrument. Delivery of an executed signature page to this Agreement by facsimile transmission, “.pdf” delivery or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

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SECTION 11. SEVERABILITY. In case any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision hereof in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 12. INTEGRATION. This Agreement represents the agreement of the Borrower, the Subordinated Holder Representative, the Subordinated Holders and the Secured Parties with respect to the subject matter hereof and there are no promises or representations by the Borrower, the Subordinated Holder Representative, the Subordinated Holders or the Secured Parties relative to the subject matter hereof not reflected herein.

SECTION 13. AMENDMENTS IN WRITING; NO WAIVER; CUMULATIVE REMEDIES.

(a)           None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the Administrative Agent, the Borrower and the Subordinated Holder Representative.

(b)          No failure to exercise, nor any delay in exercising, on the part of the Secured Parties, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)           The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

SECTION 14. SECTION HEADINGS. The section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

SECTION 15. SUCCESSORS AND ASSIGNS.

(a)           This Agreement shall be binding upon the successors and assigns of each of the Borrower, the Subordinated Holder Representative and the Subordinated Holders and shall inure to the benefit of the Secured Parties and their respective successors and assigns.

(b)           Notwithstanding the provisions of Section 15(a) above, none of the Subordinated Holder Representative or any Subordinated Holder shall assign its obligations hereunder to any person (and any such assignment shall be null and void).

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SECTION 16. GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.

(a)          THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PROVISIONS THAT WOULD RESULT IN THE APPLICATION OF LAWS OTHER THAN THE LAWS OF THE STATE OF NEW YORK).

(b)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement, however, shall affect any right that the Administrative Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement against the Subordinated Holder Representative or the Subordinate Holders or their respective properties in the courts of any jurisdiction.

(c)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, in any New York State court or Federal court of the United States of America sitting in New York City. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          The Subordinated Holder Representative, for itself and on behalf of the Subordinated Holders, hereby irrevocably consents to service of process in the manner provided for notices in Section 9 hereof. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

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SECTION 17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 17.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

NORTH ATLANTIC TRADING

COMPANY, INC.

a Delaware corporation

By:
Name:
Title:

12

[__________________________________], as the Subordinated Holder Representative

By:
Name:
Title:
Address:

13

[WELLS FARGO BANK, NATIONAL ASSOCIATION],
as the Administrative Agent

By:
Name:
Title:

14

SCHEDULE A-1

Agent’s Account

An account at a bank designated by Administrative Agent from time to time as the account into which Borrower shall make all payments to Administrative Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Administrative Agent under this Agreement and the other Loan Documents; unless and until Administrative Agent notifies Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 4124923723, reference NORTH ATLANTIC TRADING COMPANY, INC., and maintained by Administrative Agent with Wells Fargo Bank, N.A., 420 Montgomery Street, San Francisco, CA, ABA #121-000-248.

SCHEDULE A-2

Authorized Person

Name	Title
Brian Harriss	Chief Financial Officer
James Dobbins	General Counsel
Ken Andreozzi	Vice President – Controller
Diane Webb	Assistant Controller
James Cripe	Director – Operations Accounting
Charles Melander	Senior Vice President – Operations

SCHEDULE D

Designated Account

Account number 3002784738 of Borrower maintained with Borrower’s Designated Account Bank, or such other deposit account of Borrower (located within the United States) that has been designed as such, in writing, by Borrower to Administrative Agent.

“Designated Account Bank” means JPMorgan Chase Bank, N.A., whose office is located at PO Box 32500 Louisville, KY 40323, and whose ABA number for wires is 021000021 and ABA for all other purposes is 083000137.

SCHEDULE 1.1

Commitments

Lender	Revolver Commitment	Total Commitment

Wells Fargo Bank,	$40,000,000.00	$40,000,000.00
National Association

Total (All Lenders)	$40,000,000.00	$40,000,000.00

SCHEDULE 2.3

Controlled Accounts

Company	Bank	Account #	Account	Address	Contact	Telephone	Type of	Description
			Type				Account

North	JPMorgan	619028038	Commercial	PO Box	Terry	502.566.1913	Deposit	no receipts; when funded,
Atlantic	Chase		Checking	32500	Boardman		Account	deposits come from Main A/C
Operating	Bank-NAOC			Louisville,				no disbursements, other than
Co., Inc.				KY 40232				outgoing wires to pay Bollore
National	JPMorgan	938157575	Commercial	PO Box	Terry	502.566.1913	Deposit	Main A/C
Tobacco	Chase Bank		Checking	32500	Boardman		Account	Incoming ACH Outgoing
Company,				Louisville,				Wires, AP and lockbox
L.P.				KY 40232				sweeps
National	JPMorgan	938158300	NTC Lockbox	PO Box	Terry	502.566.1913	Deposit	NTC Lockbox account AR
Tobacco	Chase Bank			32500	Boardman		Account	incoming customer deposits
Company,				Louisville,				sweeps to Main A/C
L.P.				KY 40232
National	JPMorgan	938158623	A/P	PO Box	Terry	502.566.1913	Deposit	outgoing Checks Issued
Tobacco	Chase Bank		Disbursements	32500	Boardman		Account	sweeps to Main Account
Company,				Louisville,
L.P.				KY 40232
National	JPMorgan	131395070	Sales retail	PO Box	Terry	502.566.1913	Deposit	sales checks to retailers sweeps
Tobacco	Chase Bank		checks	32500	Boardman		Account	to Main Account
Company,				Louisville,
L.P.				KY 40232
North	JPMorgan	3002784738	Savings	PO Box	Terry	502-566-	Deposit	NATC account; $1000 balance
Atlantic	Chase Bank			32500	Boardman	1913	Account
Trading Co.,				Louisville,
Inc.				KY 40232
National	JPMorgan	3003181462	Savings	PO Box	Terry	502-566-	Deposit	NTFC account; $1000 balance
Tobacco	Chase Bank			32500	Boardman	1913	Account
Finance				Louisville,
Corp				KY 40232
NATC	JPMorgan	532685216	Savings	PO Box	Terry	502-566-	Deposit	NATC Holdings account
Holding	Chase Bank			32500	Boardman	1913	Account
Company,				Louisville,
Inc.				KY 40232

SCHEDULE 4.1

Other Closing Date Security Documents and Loan Documents

Copyright Security Agreement, to be dated as of the Closing Date, by and among North Atlantic Operating Company, Inc., National Tobacco Company, L.P. and Administrative Agent.

Trademark Security Agreement, to be dated as of the Closing Date, by and among North Atlantic Operating Company, Inc., National Tobacco Company, L.P. and Administrative Agent.

Patent Security Agreement, to be dated as of the Closing Date, by and among North Atlantic Operating Company, Inc. and Administrative Agent.

Blocked Account Control Agreement, to be dated as of the Closing Date, by and among, North Atlantic Operating Company, Inc., National Tobacco Company, L.P., National Tobacco Finance Corporation, NATC Holding Company, Inc., North Atlantic Trading Company, Inc., Administrative Agent, First Lien Term Loan Administrative Agent, Second Lien Term Loan Administrative Agent and JPMorgan Chase Bank, N.A.

SCHEDULE 5.1

Jurisdictions of Organization and Qualification

Name of Credit Party	Jurisdiction of Organization	Type of Organization	Qualified to do Business	Organizational I.D. Number
North Atlantic Trading Company, Inc.	Delaware	Corporation	DE	2751946

NATC Holding Company, Inc.	Delaware	Corporation	DE	5440563

North Atlantic Cigarette Company, Inc.	Delaware	Corporation	DE	3587553

North Atlantic Operating Company, Inc.	Delaware	Corporation	DE, KY, TN	2760360

National Tobacco Company, L.P.	Delaware	Limited Partnership	All	2150354

National Tobacco Finance Corporation	Delaware	Corporation	CA, DC, DE, FL, GA, KY, MA, MT, NC, ND, NY, OH, PA, SD, TX	2555524
Fred Stoker & Sons, Inc.	Tennessee	Corporation	TN	0383804

RBJ Sales, Inc.	Tennessee	Corporation	TN	0383805

Stoker, Inc.	Tennessee	Corporation	TN	0194918

SCHEDULE 5.2

Subsidiaries & Capitalization

Company	Owner	Class	No. of Shares	Certificate No.	Percentage Ownership
NATC Holding Company, Inc.	North Atlantic Holding Company,Inc.	Common	10	1	100%
North Atlantic Trading Company,	NATC Holding Company, Inc.	Common	10	V83	100%
North Atlantic Operating Company, Inc.	North Atlantic Trading Company, Inc.	Common	100	2	100%
North Atlantic Cigarette Company, Inc.	North Atlantic Trading Company, Inc.	Common	100	2	100%
National Tobacco Finance Corporation	North Atlantic Trading Company, Inc.	Common	100	3	100%
National Tobacco Company, L.P.	National Tobacco Finance Corporation	N/A	1% Interest	N/A	1%
National Tobacco Company, L.P.	North Atlantic Trading Company, Inc.	N/A	99% Interest	N/A	99%
Stoker, Inc.	North Atlantic Trading Company, Inc.	Common	1130.376	2	100%
Fred Stoker & Sons, Inc.	Stoker, Inc.	Common	100	1	100%
RBJ Sales, Inc.	Stoker, Inc.	Common	100	1	100%

SCHEDULE 5.6

Tax Matters

None.

SCHEDULE 5.9

Employee Benefit Plans

Post-termination of employment coverage is provided as follows:

(I) Retiree medical or other welfare coverage under the following plans:

(a) National Tobacco Company, L.P. Group Benefits Plan, PIN 501
Anthem Blue Cross and Blue Shield (medical)
Delta Dental of Kentucky (dental)
National Guardian Life Insurance Company (Superior Vision Plan - vision)

(b) National Tobacco Company, L.P. Group Life and Disability Benefits Plan, PIN 502
Metropolitan Life Insurance Company (basic life, AD&D and optional life) Life
Insurance Company of North America (CIGNA Group Insurance - STD and LTD)

(c) Group Travel Accident Insurance, PIN 503 National Union Fire Insurance Company of Pittsburgh PA (business travel accident policy)

(II) Retirement plans:

(a) Retirement Plan for Salaried Employees of National Tobacco Company, L.P. (PIN 001)
(b) National Tobacco Company, L.P. Retirement Allowance Plan for Hourly Rated and/or Piecework Employees (PIN 002)
(c) National Tobacco Company, L.P. Retirement Savings Plan (PIN 003 – 401K Plan)

(III) Other benefits:
BMS LLC (Benefit Marketing Solutions – flexible spending plan and dependent daycare plan)

(IV) Coverage under medical or other welfare plans might, from time to time, be provided to certain employees following their termination of employment for a severance, transitional or consulting period.

SCHEDULE 5.12

Material Contracts

Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, as amended, between North Atlantic Operating Company, Inc. and Bollore in regard to the territory of the United States and the District of Columbia.

Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, as amended, between North Atlantic Operating Company, Inc. and Bollore in regard to the territory of Canada.

The First Lien Term Loan Credit Agreement and the First Lien Term Loan Documents.

The Second Lien Term Loan Credit Agreement and the Second Lien Term Loan Documents.

Distribution and Services Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and National Tobacco Company, L.P.

Licensing Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and National Tobacco Company, L.P.

Licensing Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and North Atlantic Operating Company, Inc.

SCHEDULE 5.13

Labor and Collective Bargaining Agreements

None.

SCHEDULE 5.18

Real Property

Street Address (including zip code)	Type of Inventory Stored at Location	Nature of Interest	Nature and Use	Name and Address of Lessor/Bailee	TTB Permit and Name of Holder of Permit
257 Park Avenue South – 7th Floor New York, NY 10010-7304	None	Lease	Office Operations	257 Park Avenue Associates 7 Penn Plaza, Suite 618 New York, NY 10001	N/A
777 Boston Post Road, 3rd Floor Darien, CT 06820	None	Lease	Office Operations	Fidelity Building Company % Gretsch Commercial Real Estate 76 Maple Tree Ave. Stamford, CT 06906	N/A
5201 Interchange Way Louisville, KY 40229	Processed tobacco, tobacco products, cigarette paper and tubes	Lease	Manufacturing, R&D, warehousing, distribution and administration	Exeter 5201 Interchange, LLC 140 W. Germantown Pike, Suite 150 Plymouth Meeting, PA 19462	National Tobacco Company, L.P.
201 North Street Dresden, Tennessee 38255	Unprocessed and processed tobacco, tobacco products, cigarette paper and tubes	Lease	Manufacturing and catalog distribution	Tagon Ventures LLC 3100 Francis Harris New Braunfels, TX 79130	RBJ Sales, Inc.

SCHEDULE 5.18

Street Address (including zip code)	Type of Inventory Stored at Location	Nature of Interest	Nature and Use	Name and Address of Lessor/Bailee	TTB Permit and Name of Holder of Permit
Hopkins Distribution (public warehouse) 1195 Trademark Drive, #201 Reno, NV 89521	Tobacco products, cigarette paper and tubes	Warehouse	Warehouse	Hopkins Distribution 1195 Trademark Drive, #201 Reno, NV 89521	N/A
AccuTeK, Inc. 1439 Dixie Highway Louisville, KY 402109521	Tobacco products, cigarette paper and tubes	Warehouse	Warehouse	AccuTek 1439 Dixie Highway Louisville, KY 40210	N/A
PDS Inc. 1439 Dixie Highway Louisville, KY 40210952 1	Tobacco products, cigarette paper and tubes	Warehouse	Warehouse	PDS Inc. 1439 Dixie Highway Louisville, KY 40210	N/A
DSC Logistics (public warehouse) 7075 Caindale Drive Greensboro NC 27409	Tobacco products, cigarette paper and tubes	Warehouse	Warehousing	DSC Logistics 7075 Caindale Drive Greensboro NC 27409	N/A
Kentucky Cut Rag, 255 South Forbes Road Lexington, KY 40216	Tobacco products, unprocessed and processed tobacco	Warehouse	Warehousing	Kentucky Cut Rag, 255 South Forbes Road Lexington, KY 40216	N/A
A.M.C. Warehouse (public warehouse) 1131 Avenue T Grand Prairie, TX 75050	Tobacco products, cigarette paper and tubes	Warehouse	Warehousing	A.M.C. Warehouse 1131 Avenue T Grand Prairie, TX 75050	N/A

SCHEDULE 5.18

Street Address (including zip code)	Type of Inventory Stored at Location	Nature of Interest	Nature and Use	Name and Address of Lessor/Bailee	TTB Permit and Name of Holder of Permit
Advance Distribution (public warehouse) 2349 Millers Lane Louisville, KY 40216	Tobacco products, cigarette paper and tubes	Warehouse	Warehousing	Advance Distribution 2349 Millers Lane Louisville, KY 40216	N/A
Swedish Match 1121 Industrial Drive Owensboro, KY 42301	Unprocessed and processed tobacco and tobacco products	Warehouse	Warehousing/Distributing	Swedish Match 1121 Industrial Drive Owensboro, KY 42301	N/A
W.J. Beitler Company 3379 Stafford Street Pittsburgh, PA 15204	Tobacco products, cigarette paper and tubes	Warehouse	Warehousing	W.J. Beitler Company 3379 Stafford Street Pittsburgh, PA 15204	N/A
Hail and Cotton 2500 South Main Street Springfield, TN 37172	Unprocessed and processed tobacco	Processor	Warehousing, processing and inventory	Hail and Cotton 2500 South Main Street Springfield, TN 37172	N/A

2410 South Main Street Springfield, TN 37172				2410 South Main Street Springfield, TN 37172

204 Charles Ralph Dr. Springfield, TN 37172				204 Charles Ralph Dr. Springfield, TN 37172

SCHEDULE 5.18

Street Address (including zip code)	Type of Inventory Stored at Location	Nature of Interest	Nature and Use	Name and Address of Lessor/Bailee	TTB Permit and Name of Holder of Permit
Alliance One (public warehouse) 605 South Taraboro Street Wilson, NC 27894	Tobacco products, cigarette paper and tubes	Warehouse	Warehousing	Alliance One 605 South Taraboro Street Wilson, NC 27894	N/A
Norbert Dentressangle- Forsters Unit 21 Harpur Hill Business Park Buxton SK179JW UK	Tobacco products, cigarette paper and tubes	Warehouse	Warehousing	Norbert Dentressang le-Forsters Unit 21 Harpur Hill Business Park Buxton SK179JW UK	N/A
Lithocraft 1502 Beeler Street New Albany, IN	Cigarette paper and tubes	Warehouse	Warehousing and distribution	Lithocraft 1502 Beeler Street New Albany, IN	N/A
Lancaster Leaf Tobacco Company of Pennsylvania, Inc. P.O. Box 897 198 West Liberty Street Lancaster, PA 17608	Unprocessed/process ed tobacco	Processor	Processing	Lancaster Leaf Tobacco Company of Pennsylvani a, Inc. P.O. Box 897 198 West Liberty Street Lancaster, PA 17608	N/A

SCHEDULE 5.26

Insurance

Type of Coverage	Provider/Carrier	Policy Period	Policy #	Policy Limit
Primary Property Policy	Travelers Indemnity Co.	01/30/13 - 01/30/14	KTK-CMB- 3420X94-0-13	$50,000,000 Deductible: $250,000
Boiler and Machinery	Federal Insurance Co.	12/01/12 - 01/30/14	76411350	$50,000,000 Deductible: $10,000
Automobile Policy	Hartford Insurance Co.	12/01/13 - 12/01/14	13UEND09107	$1,000,000 Comprehensive & Collision Deductible: $1,000
Commercial General Liability	Hartford Insurance Co.	12/01/13 - 12/01/14	13UEND08671	$1,000,000 Per Occ. $2,000,000 General Agg. Deductible: None
Products Liability	Admiral Ins. Co. Kinsale Ins. Co.	06/13/13 - 06/13/14	CA000017878-01 0100012480-0	$5,000,000 Per Occ. $6,000,000 General Agg. Deductible: $25,000
Umbrella Liability	ACE Property and Casualty Ins. Co.	12/01/13 - 12/01/14	M00530189004	$25,000,000 Occ. & Agg.

SCHEDULE 5.26

Type of Coverage	Provider/Carrier	Policy Period	Policy #	Policy Limit
Private Edge Plus (Includes D&O, EPLI & Fiduciary Liability)	National Union Fire Ins. Co.	12/01/13 - 12/01/14	014231917	D&O $10,000,000 Employment Practices Liability $2,000,000 Fiduciary Liability $1,000,000 Deductible: $5,000
Directors & Officers Liability (Side A Coverage Only)	National Union Fire Ins. Co.	12/01/13 - 12/01/14	014232032	$10,000,000 xs $10,000,000 Deductible: None
Directors & Officers Liability (Side A Coverage Only)	ACE American Insurance Co.	12/01/13 - 12/01/14	G24590409003	$10,000,000 xs $20,000,000 Deductible: None
Crime Liability	Federal Insurance Company (Chubb)	12/01/13 - 12/01/14	8137-6415	$1,000,000
Customs Bond (North Atlantic)	Western Surety Co.	01/03/13 - 01/03/14	9906ES342	$200,000
Customs Bond (National Tobacco)	Western Surety Co.	03/29/13 - 03/29/14	991380714	$800,000

SCHEDULE 5.30

Locations of Inventory

See Schedule 5.18.

SCHEDULE 5.32

Bollore Distribution Agreements

Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, as amended, between NAOC and Bollore in regard to the territory of the United States and the District of Columbia.

Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, as amended, between NAOC and Bollore in regard to the territory of Canada.

Consent Agreement, dates as of April 4, 1997, between Bollore and NATAC

Amendment No. 1 to Consent Agreement, dated as of April 9, 1997, between Bollore and NATC.

Amendment No. 2 to Consent Agreement, dated as of June 25, 1997, between Bollore and NATC.

Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, between Bollore and NATC, as predecessor to Operating (US).

Amended and Restated Distribution and License Agreement, dated as of November 30, 1992, between Bollore and NATC, as predecessor to Operating (Canada).

Restated Amendment between Bollore and Operating, dated June 25, 1997 (US & Canada).

Amendment to the Amended and Restated Distribution and License Agreements, dated October 22, 1997, between Bollore and Operating (US & Canada).

Amendment to the Amended and Restated Distribution and License Agreement, dated March 31, 1993 between Bollore and NATC (US & Canada).

Amendment to the Amended and Restated Distribution and License Agreements, dated June 10, 1996, between Bollore and NATC (US & Canada).

Amendment to the Amended and Restated Distribution and License Agreement, dated September 1996, between Bollore and NATC (US & Canada).

Trademark Consent Agreement, dated March 26, 1997.

Amendment to the Amended and Restated Distribution and License Agreement, dated June 19, 2002, between Bollore and NATC (US & Canada).

Trademark Consent Agreement, dated July 31, 2003, between Bollore and NATC.

Amendment to the Amended and Restated Distribution and License Agreement, dated February 28, 2005, between Bollore and NATC (US & Canada) “Pricing”.

SCHEDULE 5.32

Amendment to the Amended and Restated Distribution and License Agreement, dated April 20, 2006, between Bollore and NATC (US & Canada) “Original Stockholder Definition Amendment”.

Amendment to the Amended and Restated Distribution and License Agreement, dated March 10, 2010, between Bollore and NATC (US & Canada).

Buyer Trade Agreement, dated June 25, 1997 (US).

Agreement/Consent dated October 7, 1999 between Bollore and NATC; Shares donation to charitable organizations.

Agreement/Consent dated October 20, 1999 between Bollore and NATC; transfer of shares to charitable organizations.

Amendment No 2 To Trademark Consent Agreement, Dated December 17, 2012.

License and Distribution Agreement dated March 19, 2013 between Bollore and NAOC.

SCHEDULE 6.2

COLLATERAL REPORTS

Provide the Administrative Agent (and if so requested by the Administrative Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to the Administrative Agent:

Monthly (no later than the 15th Business Day of each month), except during a Trigger Period, in which case it shall be weekly (no later than the 3rd Business Day after the end of each week)

(a) an executed Borrowing Base Certificate,

(b) a detailed accounts receivable aging, by total, of Borrowing Base Loan Parties’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(c) a detailed Inventory system/perpetual report together with a reconciliation to Credit Parties’ general ledger accounts (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting),

(d) a summary aging, by vendor, of Credit Parties’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrower has implemented electronic reporting) and an aging, by vendor, of any held checks,

(e) a detailed treasury report showing cash flows for all Credit Parties’ bank accounts,

(f) a monthly Account roll-forward, tied to the beginning and ending account receivable balances of Borrower’s general ledger, and an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records, all in format acceptable to the Administrative Agent in its discretion

(g) Inventory system/perpetual reports specifying the cost of Credit Parties’ Inventory, by category, including any period accounting adjustments reflecting either a partial or total inventory reserve by specific products if so reserved,

(h) a general ledger trial balance for each Credit Party (which shall include all accrued expenses) for such period,

(i) detailed reports showing (i) unvouchered and/or accrued payables and (ii) product billings by any Credit Party on behalf of Intrepid Brands, LLC and payments by any Credit Party to Intrepid Brands, LLC on account of such product billings,

Upon request by the Administrative Agent

(j) a detailed list of Credit Parties’ customers, with address and contact information,

(k) such additional information about any Pension Plan or Multiemployer Plan as may be reasonably requested by the Administrative Agent,

(l) copies of purchase orders and invoices for Inventory and Equipment acquired by Credit Parties’,

(m) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to Credit Parties’ Accounts,

(n) copies of invoices together with corresponding shipping and delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of the Administrative Agent, from time to time,

(o) a report regarding Credit Parties’ accrued, but unpaid, ad valorem taxes, and

(p) such other reports as to the Collateral or the financial condition of Credit Parties’, as the Administrative Agent may reasonably request.

SCHEDULE 6.14(d)

Real Property Collateral Requirements

None.

SCHEDULE 6.20

Post-Closing Matters

None.

SCHEDULE 7.1

Existing Indebtedness

None.

SCHEDULE 7.2

Existing Liens

Debtor	Secured Party	Filing Date	Filing Number	Description
National Tobacco Company, L.P.	NEC Financial Services, LLC	09/07/10	2010 3118100	One NEC SV8300 telephone system.
National Tobacco Company, L.P.	NEC Financial Services, LLC	09/07/10	2010 3118118	Leased goods.
National Tobacco Company, L.P.	Officeware	05/17/11	2011 1867459	Informational filing for leased goods.
National Tobacco Company, L.P.	Officeware	06/16/2011	2011 2300328	Can IR 3230
National Tobacco Company, L.P.	US Bancorp Equipment Finance, Inc.	10/18/2011	2011 4019983	90 ASUS EP121 I5-470UM 64GB 4GB W7HP EP121 B9OKS051366

SCHEDULE 7.3

Existing Loans, Advances and Investments

None.

SCHEDULE 7.7

Existing Affiliate Transactions

Distribution and Services Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and National Tobacco Company, L.P.

Licensing Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and National Tobacco Company, L.P.

Licensing Agreement, dated as of September 1, 2013 between Intrepid Brands, LLC and North Atlantic Operating Company, Inc.

Trademark License Agreement, dated as of December 20, 2005 between North Atlantic Operating Company Inc. and National Tobacco Company, L.P.